    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000


                                                      REGISTRATION NO. 333-45188

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             STATION CASINOS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            NEVADA                         7990                    88-0136443
 (State or other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
Incorporation or Organization)  Classification Code Number)

                  2411 WEST SAHARA AVENUE, LAS VEGAS, NV 89102
                                 (702) 367-2411

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                MR. GLENN C. CHRISTENSON, STATION CASINOS, INC.
                2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89102
                                 (702) 367-2411

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               agent for service)

                            ------------------------

                                    COPY TO:


                           KENNETH J. BARONSKY, ESQ.
                      MILBANK, TWEED, HADLEY & MCCLOY LLP
           601 S. FIGUEROA STREET, 30TH FLOOR, LOS ANGELES, CA 90017
                                 (213) 892-4000


                            ------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                                  $375,000,000
                             STATION CASINOS, INC.
                               OFFER TO EXCHANGE

                 9 7/8% SENIOR SUBORDINATED NOTES DUE 2010 FOR
       ANY AND ALL OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2010

                         SUMMARY OF THE EXCHANGE OFFER

    This prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange up to $375,000,000 aggregate principal amount of new 9 7/8% Senior Subordinated Notes due 2010 (the "New Notes"), which will be freely transferable, for any and all outstanding 9 7/8% Senior Subordinated Notes due 2010 issued in a private offering on July 7, 2000 (the "Old Notes"), which have certain transfer restrictions.


    - The exchange offer expires 5:00 p.m., New York City time, on November 30, 2000, unless extended.


    - The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

    - All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

    - Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

    - The exchange of Old Notes for New Notes should not be a taxable event for United States Federal income tax purposes.

    - Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

    - "Affiliates" of Station Casinos, Inc. (within the meaning of the Securities Act of 1933) may not participate in the exchange offer.

    - All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution" beginning on page 126.

    - We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.
                            ------------------------

   PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN
       FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE MISSOURI GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.

    WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.
                            ------------------------


     Our principal executive offices are located at 2411 West Sahara Avenue
                              Las Vegas, NV 89102
                     Our telephone number is (702) 367-2411
                The date of this prospectus is November 1, 2000

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      2
FORWARD-LOOKING STATEMENTS..................................      3
PROSPECTUS SUMMARY..........................................      4
RISK FACTORS................................................     19
USE OF PROCEEDS.............................................     29
CONSOLIDATED CAPITALIZATION.................................     30
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS..........     31
SELECTED CONSOLIDATED FINANCIAL INFORMATION.................     37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     40
BUSINESS....................................................     55
REGULATION AND LICENSING....................................     71
MANAGEMENT..................................................     82
PRINCIPAL STOCKHOLDERS OF SCI...............................     84
DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK.......     85
THE EXCHANGE OFFER..........................................     89
DESCRIPTION OF THE NOTES....................................     99
CERTAIN FEDERAL TAX CONSIDERATIONS..........................    125
PLAN OF DISTRIBUTION........................................    128
LEGAL MATTERS...............................................    128
INDEPENDENT PUBLIC ACCOUNTANTS..............................    128
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    In connection with the exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

    We also file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http:/www.sec.gov) that contains reports, proxy statements and other information filed by us.


    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to November 30, 2000, or such later date on which the exchange offer expires if extended:


    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and


    - Current Reports on Form 8-K dated June 12, 2000, June 28, 2000, June 29, 2000, July 19, 2000, August 29, 2000, October 2, 2000 and October 17,
      2000.


    THESE FILINGS ARE AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OLD NOTES. YOU MAY REQUEST A COPY OF THESE FILINGS BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

           ATTENTION: INVESTOR RELATIONS

           STATION CASINOS, INC. 2411 WEST SAHARA AVENUE

           LAS VEGAS, NV 89102

           TEL: (702) 367-2411

                OR HTTP://WWW.STATIONCASINOS.COM


    TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED FROM US, PLEASE WRITE OR TELEPHONE US NO LATER THAN NOVEMBER 23, 2000.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the SEC and the following:

    - competition from other gaming operations;

    - leverage;

    - construction risks;

    - the inherent uncertainty and costs associated with litigation;

    - receipt of third party consents and satisfaction of other conditions to the consummation of the sale of certain of our properties and acquisition of certain other facilities; and

    - licensing and other regulatory risks.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS, BUT DOES NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE EXCHANGE OFFER. WE ENCOURAGE YOU TO READ THE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS IN THEIR ENTIRETY. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT INDICATES OTHERWISE, (1) ALL REFERENCES TO "SCI" REFER TO STATION CASINOS, INC. AND ALL REFERENCES TO "STATION," THE "COMPANY," "WE," "OUR," AND "US" REFER TO SCI AND ITS CONSOLIDATED SUBSIDIARIES AND
(2)"NOTES" MEANS BOTH THE OLD NOTES AND THE NEW NOTES.

                                  THE COMPANY


    We are a multi-jurisdictional gaming company that owns and operates six distinctly themed casino properties. Four of our properties are located in Las Vegas, Nevada, one is located in Kansas City, Missouri and one is located in St. Charles, Missouri. In Las Vegas, we own and operate the Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel ("Texas Station"), and Sunset Station
Hotel & Casino ("Sunset Station"). In Kansas City, we own and operate Station Casino Kansas City, a historic Missouri riverboat-themed dockside gaming and entertainment complex. In St. Charles, we own and operate Station Casino St. Charles, a dockside gaming and entertainment complex. On October 17, 2000, we entered into definitive agreements to sell substantially all of the assets of the St. Charles and Kansas City properties. We are organized as a holding company and we conduct our operations through nine wholly-owned subsidiaries.


    Our operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. Our casino properties attract customers through:

    - innovative, frequent and high-profile promotional programs directed toward local markets;

    - focused marketing efforts and convenient locations; and

    - aggressive marketing to the repeat visitor market and the development of strong relationships with specifically targeted travel wholesalers.

    Because we target the repeat customer, we are committed to providing a high-value entertainment experience for our customers in our restaurants, hotels and casinos. We believe the value offered by restaurants at each of our casino properties is a major factor in attracting local gaming customers and that our focus on slot and video poker machine play with higher than average payout rates and attentive customer service attracts the frequent gaming patron. See "Business--Operating Strategy."

    Our growth strategy includes implementation of our master-planned expansion programs at each of our existing gaming facilities, acquisition of additional operating casinos and the evaluation and pursuit of additional development opportunities where we can realize distinct competitive advantages by focusing on the local and repeat visitor markets. To accomplish this, we evaluate strategic acquisition and development opportunities that:

    - provide easy access to high volume traffic;

    - are in major metropolitan or rapidly growing areas;

    - provide flexibility for future expansion;

    - allow for ample parking; and

    - are surrounded by potential customers with a strong demographic profile.

    We believe that these factors are enhanced by our expertise in the locals and repeat visitors market and our reputation as a provider of a high-quality, affordable gaming and entertainment experience. See "Business--Expansion Strategy."

LAS VEGAS CASINO PROPERTIES

    We are a leading Las Vegas hotel/casino operator, catering primarily to local residents and repeat visitors. We believe our Las Vegas properties are well positioned to continue to benefit from the business and population growth in Las Vegas and its surrounding areas. We have implemented our long-term Las Vegas business strategy by developing the Las Vegas properties as integrated entertainment destinations in key population centers in each quadrant of the Las Vegas market. We have master-planned each of our Las Vegas properties for future expansion to capitalize on Las Vegas' expected population growth.

PALACE STATION

    Palace Station is located on approximately 39 acres strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station's ample parking and convenient location assure customers easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers. Palace Station has the following features and amenities:

    - approximately 287,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

    - a 1,022-room hotel and approximately 3,700 parking spaces, including 1,900 spaces in two multi-level parking structures;

    - an approximately 84,000-square foot casino with approximately 2,203 slot and video poker machines, 47 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including two swimming pools, five full-service restaurants, several fast-food outlets, a 24-hour gift shop, a non-gaming video arcade, an entertainment lounge, additional bars and an approximately 20,000-square foot banquet and convention center.

BOULDER STATION

    Boulder Station, which opened in August 1994, is located on approximately 46 acres strategically located on the opposite side of Las Vegas from Palace Station. Patrons enjoy convenient access to Boulder Station which is located on Boulder Highway and immediately adjacent to the Interstate 515 interchange. We believe that this highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station has the following features and amenities:

    - approximately 337,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

    - a 300-room hotel and approximately 4,350 parking spaces, including a 1,900 space multi-level parking structure;

    - an approximately 89,000-square foot casino with approximately 3,088 slot and video poker machines, 46 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 280-seat entertainment lounge, eight additional bars, an 11-screen movie theater complex and a Kid's Quest child-care facility.

TEXAS STATION

    Texas Station, which opened in July 1995, is located on approximately 47 acres strategically located at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. Texas Station has the following features and amenities:

    - approximately 390,000 square feet of main facility area in a low rise complex with a friendly "down-home" Texas atmosphere, highlighted by distinctive early Texas architecture;

    - a six-story, 200-room hotel tower and approximately 5,300 parking spaces, including 3,500 spaces in two multi-level parking structures;

    - an approximately 95,000-square foot casino with approximately 2,747 slot and video poker machines, 44 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 132-seat entertainment lounge, seven additional bars, an 18-screen movie theater complex and a Kid's Quest child-care facility.


    We have commenced another phase of master-planned construction at Texas Station. Construction has begun on the $72 million project, which is expected to be completed in the fourth quarter of 2000. The original budget has been expanded to account for upgrades in the quality of the interior finishes of the conference center as well as other interior and structural upgrades. In addition, the scope of the project was expanded to include renovation of various restaurants and additional upgrades to bring the quality of finishes in the original portion of the facility up to the quality of the newer phase. This phase of the master plan is designed to further position Texas Station as an all-inclusive entertainment destination for Las Vegas residents. The expansion project includes the addition of 350 gaming devices, a 60-lane bowling alley and approximately 40,000 square feet of meeting and banquet space.


SUNSET STATION

    Sunset Station, which opened in June 1997, is located on approximately 105 acres at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station. Sunset Station has the following features and amenities:

    - approximately 428,000 square feet of main facility area with interior and exterior Spanish/ Mediterranean-style architecture;

    - a 20-story, 467-room hotel tower and approximately 5,700 parking spaces, including a 2,000 space multi-level parking structure;

    - an approximately 110,000-square foot casino with approximately 2,971 slot and video poker machines, 54 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including an outdoor swimming pool, seven full-service restaurants (and tenant lease space for additional restaurants), several fast-food outlets, a gift shop, a non-gaming video arcade, an entertainment lounge and an amphitheater, additional bars, a 13-screen movie theater complex and a Kid's Quest child-care facility.

    We have developed only approximately 70 acres of Sunset Station's approximately 105 acres. We are currently evaluating potential development plans for the undeveloped property. Uses for the land could include a life-style entertainment retail center and the development of several pads for various build-to-suit retail, restaurant and entertainment concepts. We have not yet determined timing and definitive plans for such a development.

MISSOURI CASINO PROPERTIES


    On October 17, 2000, we entered into a definitive agreement to sell our Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that we had previously entered into to sell our Missouri properties to a management group led by John V. Finamore, president of our Midwest operations, and William W. Warner, our vice president of finance. The purchase price for the Missouri assets is $475 million. The Missouri transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing, and is expected to close late in the fourth quarter of 2000. Our licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provided us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set. The sale of our Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation discussed below. If the sale of our Missouri properties is not consummated before the Missouri Gaming Commission rules on our renewal application, we may lose our licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on us.


STATION CASINO KANSAS CITY

    Station Casino Kansas City opened in January 1997. Station Casino Kansas City is strategically located to attract customers from the greater Kansas City area and tourists from outside the region. We believe the Station Casino Kansas City facility offers a full Las Vegas-style gaming experience in the Midwest. Station Casino Kansas City is located seven miles east of downtown Kansas City on 183 acres immediately east of the Interstate 435 bridge, which supports traffic flow of approximately 90,000 cars per day. Station Casino Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also emphasize the strong visitor and overnight markets. We believe that Station Casino Kansas City has specific advantages relative to other riverboat facilities in the region and that it is the premier facility in the Kansas City market. Station Casino Kansas City has the following features and amenities:

    - two continuously docked gaming vessels situated in a man-made protective basin with a historic Missouri riverboat theme;

    - an approximately 140,000 square-foot gaming space with approximately 3,288 slot and video poker machines, 144 gaming tables and a poker room;

    - a land-based 200-room hotel and 5,000 parking spaces; and

    - a land-based entertainment center with seven full-service restaurants, several fast-food outlets, eleven bars and lounges, a 1,400-seat Grand Pavilion, a Kid's Quest child-care facility, an

      18-screen movie theater complex, a 5,700-square foot non-gaming video arcade and midway and a gift shop.

STATION CASINO ST. CHARLES

    Station Casino St. Charles opened in May 1994. Station Casino St. Charles is located immediately north of the Interstate 70 bridge in St. Charles on approximately 52 acres owned by us. The Station Casino St. Charles complex is strategically located to attract customers from the St. Charles and greater St. Louis area, as well as tourists from outside the region. The site is adjacent to the Interstate 70 bridge. Interstate 70 is a 10-lane, east-west freeway offering quick and easy accessibility to and direct visibility of the Station Casino St. Charles site.

    In March 2000, we completed a reconfiguration of the two gaming vessels at Station Casino St. Charles. In response to the new "open boarding" rules that went into effect in the St. Louis market in September 1999, we have moved all of the gaming operations to the existing barge which contains 45,000 square feet of gaming and entertainment space. Station Casino St. Charles has the following features and amenities:

    - approximately 1,841 slot and video poker machines and 40 gaming tables;
      and

    - non-casino amenities including two full-service restaurants, three bars, an entertainment lounge, a gift shop and a lobby and ticketing facility.

    In May 1996, we completed construction of an elevated roadway and a 4,000-space five-story parking structure. The parking facility is constructed above the existing flood plain. The elevated roadway and parking structure provide improved access to the gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure during the spring flooding season.

    In the fall of 1996, we commenced an expansion project at Station Casino St. Charles which included the building of a basin containing two new gaming vessels and a new retail and entertainment complex. Since December 31, 1997, construction on the Station Casino St. Charles expansion project has been halted because we decided to direct our capital expansion programs to our other facilities. Future development of the Station Casino St. Charles expansion project is subject to a number of considerations, including the availability of financing, demand for gaming facilities, regulatory requirements unique to the state of Missouri and alternative uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. As a result of the uncertainty surrounding the expansion project, we evaluated the carrying values of the assets in St. Charles as of December 31, 1999 and concluded that a write-down of the assets was appropriate. As of December 31, 1999, the existing operating assets and $169.0 million we had invested in the expansion project were written down by approximately $125.2 million. We do not anticipate that any major construction activity on the expansion project will resume prior to our sale of Station Casino St. Charles.

    New legislation has been passed in Missouri, giving the Missouri Gaming Commission the authority to require gaming licensees to post a bond or other form of surety to the state of Missouri to, among other things, guarantee the completion of any expansion of a gaming facility within the later of a time period determined by the Missouri Gaming Commission and the date that is three years after enactment of the legislation. The failure to complete an approved expansion project within the prescribed time period may, pursuant to the Missouri legislation, constitute sufficient grounds for not renewing the gaming license for that gaming facility. If the sale of the assets of Station Casino St. Charles is not completed, a failure to complete the proposed Station Casino St. Charles expansion facility within the prescribed time period could constitute sufficient grounds for the Missouri Gaming Commission to deny renewal of our license for gaming at Station Casino St. Charles.

RECENT DEVELOPMENTS

    Since late 1999, offices of the United States Attorney in Missouri and the Missouri Gaming Commission have been conducting investigations regarding the actions of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented our company in Missouri. The investigation relates to, among other things, Lazaroff's receipt of bonus payments from us between 1994 and 1996. We have received requests for information from these agencies and have cooperated fully with those requests. In June 2000, Lazaroff pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included us, by mischaracterizing non-client expenses and charging his clients for them and (3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission.

    Our board of directors has established a special committee to monitor the ongoing Lazaroff investigations and related matters in Missouri. The special committee consists of Richard J. Heckmann and Lowell H. Lebermann, each of whom is an independent outside member of our board of directors.

    In July 2000, Frank J. Fertitta III and Glenn C. Christenson received subpoenas to testify before a federal grand jury in the western district of Missouri in connection with the Lazaroff investigation. The date for testifying pursuant to the subpoenas was postponed and no date for the testimony is presently scheduled.


    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri. The hearing was held purportedly in connection with the Missouri Gaming Commission's ongoing investigation of Lazaroff. Seven of eight of our company's employees who received subpoenas to testify at the hearing declined to appear. We asserted that the Missouri Gaming Commission lacks the authority to require our employees to appear at such a public hearing, and that such a hearing fails to afford our company and our employees fundamental due process rights. In response to our company's position and our employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by our two Missouri subsidiaries, as well as the Missouri gaming licenses held by Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson and Richard J. Haskins. We have initiated the hearing process concerning the Preliminary Orders for Disciplinary Action. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provided us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set.



    Based on our own internal review, we are unaware of any improprieties on our part. However, due to the uncertainty inherent in any investigation, we cannot predict the ultimate outcome of these investigations. If the aforementioned investigations were to implicate us or our senior executives in any wrongdoing, this could lead to further proceedings against us or our executives, which could result in fines and other penalties being imposed on us or them, restrict our and their ability to hold gaming licenses or otherwise materially adversely affect our business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to our suitability to hold gaming licenses, likely would have a material adverse effect on our business, financial condition and results of operations.



    On October 17, 2000, we entered into a definitive agreement to sell our Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that we had previously entered into to sell our Missouri properties to a management group led by John V. Finamore, president of our Midwest operations, and William W. Warner, our vice president of finance. The purchase price for the Missouri assets is $475 million. The Missouri transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing, and is expected to close late in the fourth quarter of 2000. Our licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provided us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set. The sale of our Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation discussed below. If the sale of our Missouri properties is not consummated before the Missouri Gaming Commission rules on our renewal application, we may lose our licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on us.



    Concurrent with our agreement to sell our Missouri properties, on October 17, 2000, we and our wholly-owned subsidiary, Lake Mead Station, Inc., entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.



    On October 2, 2000, we consummated the purchase of substantially all of the assets of the Santa Fe Hotel & Casino for an aggregate purchase price of $205.0 million and renamed the property "Santa Fe Station." In connection with the purchase of the Santa Fe Hotel & Casino, we also acquired an option to purchase a 21-acre parcel of real estate that is adjacent to the Santa Fe Hotel & Casino. The Santa Fe Hotel & Casino is located at the intersection of Interstate 95 and Rancho Road, approximately five miles northwest of Texas Station. Situated on 38 acres, the Santa Fe Hotel & Casino currently offers approximately 85,000 square feet of casino space featuring 1,675 gaming devices and 27 table games, 200 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, a 60-lane bowling center, a regulation-sized ice skating arena, and 10,000 square feet of meeting and banquet facilities.


    On July 19, 2000, we entered into a definitive agreement to acquire the Fiesta Casino Hotel in North Las Vegas, NV, from Fiesta Hotel Corporation, a subsidiary of Joe G. Maloof & Company, Inc. The purchase price of
$185.0 million includes a non-compete agreement with Joe G. Maloof & Company, Fiesta Hotel Corporation, and certain members of the Maloof family. The non-compete agreement extends for a 25-mile radius from the Fiesta Casino Hotel and excludes the property owned by Joe G. Maloof & Company on Flamingo Road and Arville Street in Las Vegas, the Las Vegas Strip and downtown Las Vegas. The Fiesta Casino Hotel is located at the intersection of Lake Mead Boulevard and Tonopah Highway in North Las Vegas, near Texas Station. Situated on 25 acres, the Fiesta Casino Hotel currently offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, bingo, and a race and sports book. Upon completion of the transaction, the property will retain the Fiesta name and theme. The acquisition is subject to the satisfaction of numerous conditions, including the receipt of all necessary gaming and non-gaming regulatory approvals and is expected to close by January 31, 2001.

    A 50/50 joint venture between us and GCR Gaming, LLC (an affiliate of American Nevada Corporation) has commenced construction of a new resort/casino on the south side of Interstate 215 at Green Valley Parkway in Henderson, Nevada. The 40-acre resort site is part of a 170-acre mixed-use commercial, retail and office project. The resort site has been designated a gaming enterprise district under Nevada Senate Bill 208 and local ordinances since 1996. Construction of the resort is expected to be completed in the fourth quarter of 2001. The estimated construction cost of this project is approximately $300 million. The project is expected to be capitalized with total equity contributions from the partners of approximately $100 million and third party financing for the remainder. We have been in discussions with lenders to obtain $200 million of debt and lease financing to fund the development of the Green Valley project. We anticipate that we will be required to enter into a make-well agreement in connection with the Green Valley financing. We cannot be sure that we will obtain third party financing, and if third party financing cannot be obtained or is insufficient to fund the construction costs of the Green Valley project, we and GCR Gaming, LLC would be obligated to contribute amounts, on a pro rata basis, necessary to finance the construction and opening of the project. The yet-to-be named project will be managed by one of our subsidiaries. We and an affiliate of American Nevada Corporation have co-owned Barley's since January 1996.


    In addition, we have commenced another phase of master-planned construction at Texas Station. Construction has begun on the $72 million project, which is expected to be completed in the fourth quarter of 2000. The original budget has been expanded to account for upgrades in the quality of the interior finishes of the conference center as well as other interior and structural upgrades. In addition, the scope of the project was expanded to include renovation of various restaurants and additional upgrades to bring the quality of finishes in the original portion of the facility up to the quality of the newer phase. As of June 30, 2000, we had incurred approximately $9.0 million of construction costs on this phase of the master-planned expansion. This phase of the master plan is designed to further position Texas Station as an all-inclusive entertainment destination for Las Vegas residents. The expansion project includes the addition of 350 gaming devices, a 60-lane bowling alley and approximately 40,000 square feet of meeting and banquet space.


    On October 12, 1999, we announced that we had entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Subject to the receipt of certain governmental approvals and the designation of the land on which the casino will be built as land held in trust for the UAIC, we and the UAIC intend to develop a gaming and entertainment facility on 49 acres, approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. Voter approval of the proposed amendment to the California constitution to allow "Nevada-style" Native American gaming was received in March 2000, however, there can be no assurances when or if the necessary government approvals for the acceptance of the land into trust, management agreement and development of the project will be received. The scope and the timing of this project have yet to be determined.

    We have also leased, purchased or have options to purchase an additional 185 acres of land for development of three additional gaming sites in the Las Vegas Valley. On April 19, 2000, we announced that we had secured a 34-acre parcel in North Las Vegas near the intersection of Martin Luther King, Jr. Drive and Craig Road. In order to maintain gaming entitlements in the Craig Road property, we would be required to complete development of the facility prior to the end of 2002. We are evaluating the size, timing and scope of a project on the Craig Road property.

                         SUMMARY OF THE EXCHANGE OFFER

    THE FORM AND TERMS OF THE NEW NOTES WILL BE SUBSTANTIALLY IDENTICAL TO THOSE OF THE OLD NOTES EXCEPT THAT THE NEW NOTES WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT. THEREFORE, THE NEW NOTES WILL NOT BE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS, REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS APPLICABLE TO THE OLD NOTES.


The Exchange Offer...........      We are offering to exchange an aggregate of
                                   $375.0 million principal amount of New Notes for
                                   $375.0 million of Old Notes. Old Notes may only be
                                   exchanged in multiples of $1,000 principal amount. To be
                                   exchanged, an Old Note must be properly tendered and
                                   accepted. All outstanding Old Notes that are validly
                                   tendered and not validly withdrawn will be exchanged for
                                   New Notes issued on or promptly after the expiration date
                                   of the exchange offer. Currently, there is $375.0 million
                                   principal amount of Old Notes outstanding and no New Notes outstanding. We will issue New Notes promptly after the
                                   expiration of the exchange offer. See "The Exchange
                                   Offer."

Issuance of the Old Notes;
  Registration Rights........      The Old Notes were issued and sold in a private offering
                                   to Banc of America Securities LLC, Deutsche Banc Alex.
                                   Brown, Donaldson, Lufkin & Jenrette, Lehman Brothers, and
                                   Wasserstein Perella Securities, Inc., as the initial
                                   purchasers, on July 7, 2000. In connection with that sale, we executed and delivered the Registration Rights
                                   Agreement for the benefit of the noteholders. In the
                                   Registration Rights Agreement, we agreed to either:

                                   -  commence an exchange offer under which the New Notes,
                                      registered under the Securities Act with terms
                                      substantially identical to those of the Old Notes, will
                                      be exchanged for the Old Notes pursuant to an effective
                                      registration statement; or

                                   -  cause the Old Notes to be registered under the
                                      Securities Act pursuant to a resale shelf registration
                                      statement.

                                   If we do not comply with our obligations under the
                                   Registration Rights Agreement, we will be required to pay
                                   certain liquidated damages that will be payable twice
                                   yearly. See "The Exchange Offer--Purpose of the Exchange
                                   Offer; Registration Rights."

Expiration Date..............      The exchange offer will expire at 5:00 p.m., New York City time, on November 30, 2000, unless extended, in which case the term "expiration date" shall mean the latest date and
                                   time to which the exchange offer is extended.

Conditions to the Exchange
  Offer......................      We are not required to consummate the exchange offer if
                                   there is any pending or threatened action or proceeding or proposed or effective legislation or other law or rule
                                   that would make the exchange offer illegal, cause us to
                                   have to pay damages as a result of the exchange offer or
                                   delay or otherwise make it

                                   inadvisable to consummate the exchange offer. See "The
                                   Exchange Offer--Certain Conditions to the Exchange Offer."
                                   The exchange offer is not conditioned upon any minimum
                                   aggregate principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old
  Notes......................      If you want to tender your Old Notes in the exchange
                                   offer, you must complete and sign a letter of transmittal
                                   and send it, together with the Old Notes or a notice of
                                   guaranteed delivery and any other required documents, to
                                   First Union National Bank, as exchange agent, in
                                   compliance with the procedures for guaranteed delivery
                                   contained in the letter of transmittal. The letter of
                                   transmittal must be sent to the exchange agent prior to 5
                                   p.m. on the expiration date of the exchange offer. If your
                                   Old Notes are registered in the name of a nominee and you
                                   wish to tender your Old Notes in the exchange offer, you
                                   should instruct your nominee to promptly tender your Old
                                   Notes on your behalf.

Guaranteed Delivery
  Procedures.................      If you wish to tender your Old Notes and:

                                   -  your Old Notes are not immediately available; or

                                   -  you cannot deliver your Old Notes or any of the other
                                      documents required by the letter of transmittal to the
                                      exchange agent prior to the expiration date of the
                                      exchange offer; or

                                   -  you cannot complete the procedure for book-entry
                                      transfer on a timely basis;

                                   you may tender your Old Notes according to the guaranteed
                                   delivery procedures detailed in the letter of transmittal.
                                   See "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights............      You may withdraw the tender of your Old Notes at any time
                                   prior to the expiration date of the exchange offer. See
                                   "The Exchange Offer--Withdrawal Rights."

Acceptance of the Old Notes
  and Delivery of the New
  Notes......................      We will accept for exchange any and all Old Notes which
                                   you properly tender in the exchange offer prior to the
                                   expiration date of the exchange offer. We will issue and
                                   deliver the New Notes promptly following the expiration
                                   date of the exchange offer. See "The Exchange Offer--Terms of the Exchange Offer."

Resales of the New Notes.....      We believe, based on an interpretation by the staff of the
                                   SEC contained in no-action letters issued to third
                                   parties, that you may offer to sell, sell or otherwise
                                   transfer the New Notes issued to you in this exchange
                                   offer without complying with the registration and
                                   prospectus delivery requirements of the Securities Act,
                                   provided that:

                                   -  you are not an "affiliate" of ours within the meaning
                                      of Rule 405 under the Securities Act; and

                                   -  you acquire the New Notes in the ordinary course of
                                      business and you have no arrangement or understanding
                                      with any person to participate in the distribution
                                      of the New Notes.

                                   If you are a broker-dealer and you receive New Notes for
                                   your own account in exchange for Old Notes, you must
                                   acknowledge that you will deliver a prospectus if you
                                   decide to resell your New Notes. See "Plan of
                                   Distribution."

Consequences of Failure to
  Exchange...................      If you do not exchange your Old Notes for the New Notes
                                   pursuant to the exchange offer you will still be subject
                                   to the restrictions on transfer of your Old Notes as
                                   contained in the legend on the Old Notes. In general, you
                                   may not offer to sell or sell the Old Notes, except
                                   pursuant to a registration statement under the Securities
                                   Act or any exemption from registration thereunder and in
                                   compliance with applicable state securities laws.

Certain U.S. Federal Income
  Tax Considerations.........      The exchange of Notes will not be a taxable event for
                                   United States federal income tax purposes. You will not
                                   recognize any taxable gain or loss or any interest income
                                   as a result of the exchange.

Registration Rights
  Agreement..................      The exchange offer is intended to satisfy your
                                   registration rights under the Registration Rights
                                   Agreement. Those rights will terminate upon completion of
                                   the exchange offer.

Use of Proceeds..............      We will not receive any proceeds from the issuance of New
                                   Notes pursuant to the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as
                                   described in this prospectus, we will receive, retire and
                                   cancel the Old Notes. See "Use of Proceeds."

Exchange Agent...............      First Union National Bank is the exchange agent for the
                                   exchange offer.

                            DESCRIPTION OF THE NOTES

New Notes....................      $375.0 million aggregate principal amount of 9 7/8% Senior
                                   Subordinated Notes due 2010.

Maturity.....................      July 1, 2010.

Interest Payment Dates.......      January 1 and July 1, commencing January 1, 2001.

Ranking......................      The New Notes will:

                                   -  be unsecured senior subordinated obligations and will
                                      be subordinated to all of our senior indebtedness;

                                   -  rank equally with all of our senior subordinated
                                      indebtedness and will rank senior to all of our
                                      subordinated indebtedness; and

                                   -  effectively rank junior to all liabilities of our
                                      subsidiaries, including trade and construction
                                      payables.

                                   Because the New Notes are subordinated, in the event of
                                   bankruptcy, liquidation or dissolution, holders of the New
                                   Notes may not receive any payment until holders of senior
                                   indebtedness have been paid in full.

                                   As of June 30, 2000, on an as adjusted basis after giving
                                   effect to the Old Notes offering, including our use of
                                   proceeds from the sale of the Old Notes we would have had
                                   outstanding $25.2 million of senior indebtedness, which
                                   consisted of guarantees of indebtedness incurred by our
                                   subsidiaries, $547.9 million of senior subordinated
                                   indebtedness that ranked equally with the Notes and our
                                   subsidiaries would have had outstanding $87.5 million of
                                   other liabilities. See "Description of Certain
                                   Indebtedness and Capital Stock" and "Description of the
                                   Notes."

Optional Redemption..........      We may redeem the New Notes, in whole or in part, at any
                                   time after July 1, 2005 at the redemption prices set forth in this prospectus, plus accrued interest. See
                                   "Description of the Notes--Optional Redemption."

Special Redemption...........      The New Notes are subject to redemption requirements
                                   imposed by gaming laws and regulations of the state of
                                   Nevada and other Gaming Authorities. See "Description of
                                   the Notes--Mandatory Disposition Pursuant to Gaming Laws."

Change of Control Triggering
  Event......................      Upon a Change of Control Triggering Event, you may require us to repurchase all or a portion of your New Notes at
                                   101% of the principal amount thereof, plus accrued
                                   interest to the repurchase date. See "Description of the
                                   Notes--Change of Control and Rating Decline" for a
                                   discussion of certain factors that could limit our ability to effect such a repurchase.

Certain Covenants............      The indenture governing the Notes (the "Indenture")
                                   contains certain covenants that, among other things, will
                                   limit our ability

                                   and, in certain instances, the ability of our subsidiaries or restricted subsidiaries to:

                                   -  incur additional indebtedness;

                                   -  pay dividends or make other distributions;

                                   -  redeem or repurchase our capital stock and make certain other restricted payments and restricted investments;

                                   -  issue or sell preferred stock of our Restricted
                                      Subsidiaries;

                                   -  engage in transactions with affiliates and other
                                      related persons; and

                                   -  consolidate, merge or transfer all
                                      or substantially all our assets and the assets of our
                                      Restricted Subsidiaries on a consolidated basis.

                                   These covenants are subject to a number of important
                                   qualifications and exceptions which are described under
                                   the heading "Description of the Notes" in this prospectus.

Risk Factors.................      See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the
                                   New Notes, including factors affecting forward-looking
                                   statements.

    Certain capitalized terms are defined in the section entitled "Description of the Notes--Certain Definitions."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    On November 6, 1998, we filed a Form 8-K announcing a change in our fiscal year end from March 31 of each year to December 31 of each year. This change is effective for the nine month period ended December 31, 1998 (the "Transition Period 1998").

    The summary consolidated financial information presented below as of and for our fiscal years ended March 31, 1996, 1997 and 1998, for the Transition Period 1998, and for the fiscal year ended December 31, 1999 has been derived from consolidated financial statements which, except for 1996 and 1997, are contained elsewhere in this prospectus. The summary consolidated financial information presented below as of and for the six months ended June 30, 1999 and 2000 is derived from unaudited condensed consolidated financial statements and is not necessarily indicative of the results that may be expected for future periods, including the period ended December 31, 2000. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such period have been included. The summary consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this prospectus.

                                                                           FISCAL YEAR      SIX MONTHS ENDED
                             FISCAL YEAR ENDED MARCH 31,      TRANSITION      ENDED             JUNE 30,
                          ---------------------------------     PERIOD     DECEMBER 31,   --------------------
                            1996        1997        1998         1998          1999         1999        2000
                          ---------   ---------   ---------   ----------   ------------   ---------   --------
                                                                                              (UNAUDITED)
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA:
Net revenues............  $ 466,857   $ 583,515   $ 769,610    $642,214     $ 942,469     $ 465,302   $499,171
Depreciation and
  amortization..........     35,039      44,589      67,414      52,975        70,664        36,016     32,266
Preopening expenses.....      2,436      31,820      10,866          --            --            --         --
Operating income........     69,464      58,123      84,186      64,696        28,871        77,328    113,380
Interest expense, net...     30,563      36,698      78,826      66,127        84,618        42,385     44,726
Income (loss) before
  income taxes and
  extraordinary item....     40,051      21,378      (4,120)     (9,864)      (47,223)       47,522     68,091
Net income (loss).......     25,472      13,763      (5,196)    (12,097)      (42,947)       19,358     43,061
Preferred stock
  dividends.............         53       7,245       7,245       5,434         1,811         1,811         --
Net income (loss)
  applicable to common
  stock.................     25,419       6,518     (12,441)    (17,531)      (44,758)       17,547     43,061
Earnings (loss) per
  share(1)..............       0.50        0.12       (0.23)      (0.33)        (0.76)         0.30       0.68
OTHER DATA(2):
Number of hotel rooms...      1,528       1,728       2,195       2,455         2,455         2,455      2,449
Average daily occupancy
  rate..................         94%         96%         93%         90%           89%           90%        89%
Casino square footage...    278,000     432,000     521,000     567,500       587,500       587,500    585,500
Number of slot
  machines(3)...........      9,555      13,008      16,237      16,451        17,589        17,549     17,384
Capital
  expenditures(4).......  $ 307,745   $ 506,096   $ 134,385    $ 99,460     $  76,379     $  32,803   $ 31,540
EBITDA, As Adjusted(5)..    106,939     136,548     162,466     147,682       236,970       113,344    145,646
Cash flows provided by
  (used in):
  Operating
    activities..........     77,953     111,803     104,955      76,692       173,058        96,000     79,739
  Investing
    activities..........   (266,935)   (479,008)   (219,407)    (93,771)     (131,653)      (37,705)   (67,407)
  Financing
    activities..........    286,889     294,859     122,088     228,344      (229,756)     (267,255)   (28,301)
Ratio of earnings to
  fixed charges(6)......      1.87x       1.00x       0.82x       0.85x         0.47x         2.06x      2.45x

                                                                  AS OF JUNE 30, 2000
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(7)
                                                              ----------   --------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   57,103     $   57,103
Total assets................................................   1,286,877      1,294,210
Long-term debt, including current portion...................     936,589        944,512
Stockholders' equity........................................     225,580        225,197

--------------------------

(1) All earnings per share data has been adjusted retroactively to reflect the 3 for 2 stock split for which the record date was June 30, 2000 and the distribution date was July 17, 2000.

(2) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot machines represent end of period data.

(3) Includes slot and video poker machines and other coin-operated devices.

(4) Capital expenditures for the fiscal year ended March 31, 1996 included
    $84.9 million related to the acquisition and completion of Texas Station, $25.0 million related to the parking garage and entertainment complex at Boulder Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion of Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997 included $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the fiscal year ended March 31, 1998 included $43.5 million related to the development and construction of Sunset Station and $31.9 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the Transition Period 1998 included $31.6 million for the Sunset Station master-planned expansion project and $39.2 million for the Texas Station master-planned expansion project. Capital expenditures for the fiscal year ended December 31, 1999 included $30.3 million for the purchase of equipment previously under operating leases at Sunset Station and $16.2 million for the expansion project at Texas Station. Capital expenditures for the six months ended June 30, 1999 included approximately $16.2 million associated with the first phase of the expansion project at Texas Station. Capital expenditures for the six months ended June 30, 2000 included approximately $8.0 million associated with the second phase of the expansion project at Texas Station, $3.0 million associated with the reconfiguration of the Station Casino St. Charles facility to a more efficient layout and $2.9 million associated with the hotel room remodeling projects at Palace Station and Boulder Station.

(5) "EBITDA, As Adjusted" consists of operating income plus depreciation, amortization, preopening expenses, impairment loss and a one-time restructuring charge in 1997. We believe that in addition to cash flows and net income, EBITDA, As Adjusted is a useful financial performance measurement for assessing our operating performance. Together with net income and cash flows, EBITDA, As Adjusted provides investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. To evaluate EBITDA, As Adjusted and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation and amortization, preopening expenses, impairment losses and a one-time restructuring charge in 1997, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our operating performance, cannot be determined from EBITDA, As Adjusted. Further, EBITDA, As Adjusted does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA, or such adjustments in the same manner as we do, and therefore, our measure of EBITDA, As Adjusted may not be comparable to similarly titled measures used by other gaming companies.

(6) For the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, earnings were inadequate to cover fixed charges by $16.9 million, $11.1 million and $47.6 million, respectively.

(7) As adjusted amounts reflect our issuance and sale of the Notes and the application of the net proceeds therefrom as of June 30, 2000.

                                  RISK FACTORS

    You should carefully consider the following factors and the other information in this prospectus before making an investment in the New Notes.

RESTRICTIONS UPON TRANSFER OF AND LIMITED TRADING MARKET FOR OLD NOTES

    We will issue New Notes in exchange for the Old Notes only after the exchange agent receives tender of your Old Notes. Therefore, you should allow sufficient time to ensure timely delivery of your Old Notes. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the Old Notes for exchange. If you do not tender your Old Notes, or if you do tender your Old Notes and they are not accepted, your Old Notes will continue to be subject to the existing restrictions upon their transfer. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Old Notes as follows:

    - to us;

    - pursuant to a registration statement that has been declared effective under the Securities Act;

    - for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

    - pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

    - to an "accredited investor" within the meaning of Rule 501(a)(1), (2),
      (3) or (7) under the Securities Act that is an institutional investor (an "Institutional Accredited Investor") purchasing for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of the Old Notes of $250,000; or

    - pursuant to any other available exemption from the registration requirements of the Securities Act.

    To the extent that Old Notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered Old Notes could be adversely affected. See "The Exchange Offer."

    In addition, any holder of the Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

THE GAMING INDUSTRY IS A HIGHLY COMPETITIVE INDUSTRY

    There is intense competition among companies in the gaming industry. We have numerous competitors, including land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. Many of our competitors have greater resources than we do. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in these states and on Indian reservations will increase competition and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. Proposition 1A, a California ballot initiative passed by voters in California in March 2000, permits Indian tribes who enter into agreements with the state of California to conduct gaming activities including slot machines, banking and percentage card games (including 21), and lottery games. There are currently 57 California Indian tribes that have entered into agreements with the state of California. We are not certain how gaming on California Indian reservations will affect us; however, because visitors from California make up Nevada's largest visitor market, increased competition from Indian gaming may cause a decline in our revenues and may have a negative impact on our business.

LAS VEGAS CASINOS

    Our Las Vegas casinos compete with other casinos and hotels in the Las Vegas area, including with each other and, to a lesser extent, with other legalized forms of gaming and gaming operations in other parts of the state of Nevada, on Indian reservations and in other parts of the United States and in other parts of the world.

    Our Las Vegas casino properties face more direct competition from twelve hotel/casinos targeted primarily towards local residents and repeat visitors and numerous non-hotel gaming facilities targeted towards local residents. Some of these competitors have completed expansions and existing competitors and new entrants into these markets are in the planning stages or under construction on other projects. Other gaming operators own undeveloped properties on which they could develop gaming facilities in the immediate vicinity of Texas Station. In July 1999, the Regent Las Vegas Hotel and Casino (the "Regent") opened in northwest Las Vegas approximately five miles from Texas Station. The Regent competes indirectly with Texas Station because of its close proximity to Texas Station. Another new hotel/casino, Suncoast, will be opening near the Regent in the second half of 2000 and will compete directly with Palace Station and Texas Station. Also, a smaller competitor opened near Boulder Station in May, 2000. Although we have competed strongly in these marketplaces, additional gaming capacity may have a negative impact on our business.

STATION CASINO KANSAS CITY

    Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. In addition to Station Casino Kansas City, there are three gaming facilities currently operating in the Kansas City market. Earlier entrants to the Kansas City market may have had an advantage over us due to their ability to establish early market share, although, in recent months we have been the market share leader or very close to the leader in gaming revenue. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph, which currently has one gaming riverboat in operation, and other cities and counties along the Missouri River. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City and may have a negative impact on our business.

STATION CASINO ST. CHARLES

    Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. In addition to Station Casino St. Charles, there are currently four competitors operating in the St. Louis market. Two of the four competitors operating in the St. Louis market are located in Illinois, which does not impose the $500 loss limit that is imposed by Missouri. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles, Boonville, and other cities and counties along the Mississippi and Missouri Rivers. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on our business. In particular, Station Casino St. Charles competes directly with a facility located in Maryland Heights which opened in March 1997. Such direct competition is due to the Maryland Heights facility's size, quality and close proximity to Station Casino St. Charles. We have experienced a decline in revenues at Station Casino St. Charles since the opening of the Maryland Heights facility. We have taken steps that we believe will mitigate the effects of such competition, and the decline in our revenues has stabilized; however we cannot assure that revenues at Station Casino St. Charles will not decline in the future.

    For a more comprehensive discussion of competitive factors affecting our operations, see "Business--Competition."

RESTRICTIONS AND LIMITATIONS IMPOSED BY DEBT AGREEMENTS

    Our ability to pay principal of, and interest on, the existing senior subordinated notes, the Notes and our other debt obligations will depend on distributions from our operating subsidiaries. The operating and financial restrictions and covenants in our debt agreements, including the Indenture governing the Notes, our Third Amended and Restated Reducing Revolving Loan Agreement (our "Amended Bank Facility") and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. See "Description of the Notes" and "Description of Certain Indebtedness and Capital Stock."

    The borrowers under the Amended Bank Facility are Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino Kansas City and Station Casino St. Charles, but not SCI. The Amended Bank Facility restricts the payment of dividends by Palace Station to us and prohibits us from holding cash and cash equivalents in excess of the sum of (1) amounts necessary to make the next scheduled debt service payments and dividend payments, (2) amounts necessary to fund casino bankroll in the ordinary course of business and (3) $2.0 million. The Amended Bank Facility requires that the borrowers under the Amended Bank Facility satisfy certain financial and other covenants including:

    - a maximum funded debt to adjusted EBITDA ratio for the borrowers combined under the Amended Bank Facility of 2.50 to 1.00 for each fiscal quarter;

    - a minimum fixed charge coverage ratio for the preceding four quarters for the borrowers combined of 1.50 to 1.00; and

    - limitations on indebtedness.

    The Amended Bank Facility also contains a maximum funded debt to adjusted EBITDA ratio for SCI on a consolidated basis. Our ability to incur borrowings under the Amended Bank Facility will depend, among other things, upon meeting these ratios. Our maximum funded debt to adjusted EBITDA ratio is currently 4.75 to 1.00 and then declines on a quarterly basis to 4.00 to 1.00 for the quarter ending September 30, 2001 and thereafter. As of June 30, 2000, after giving pro forma effect to the Old Notes offering, our funded debt to adjusted EBITDA ratio was 3.46 to 1.00 and our fixed charge coverage ratio as calculated under the Amended Bank Facility was 3.12 to 1.00.

    The Amended Bank Facility contains numerous restrictions and covenants. A breach of any of these restrictions or covenants could cause a default under other outstanding debt and the Notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the Notes.

    The Indenture governing the Notes and the indentures governing the existing senior subordinated notes contain numerous financial and operating covenants. For example, the Indenture and the existing indentures limit our and certain of our subsidiaries' ability to incur additional indebtedness, unless, after giving effect thereto, a minimum 2.00 to 1.00 pro forma consolidated coverage ratio, calculated for the four most recent consecutive fiscal quarters, has been met. Under the Indenture and the existing indentures, we and certain of our subsidiaries will also be permitted to incur (1) additional indebtedness under the Amended Bank Facility without regard to such limitations in an amount equal to the greater of $200.0 million or 1.50 times operating cash flow (as defined in "Description of the Notes") calculated cumulatively for the four most recent consecutive fiscal quarters, (2) additional indebtedness that refinances previously permitted indebtedness and (3) certain other indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. Under the Indenture and the existing indentures, we and our Restricted Subsidiaries will be permitted to incur an unlimited amount of indebtedness on a non-recourse basis to finance the acquisition or lease of furniture, fixtures and equipment used in connection with our gaming facilities.

    As of June 30, 2000, our consolidated coverage ratio was 1.66 to 1.00. As adjusted to give effect to the issuance of the Old Notes and the application of the proceeds, our consolidated coverage ratio as of June 30, 2000 would have been 1.53 to 1.00. We do not currently exceed the minimum consolidated coverage ratio. Our ability to incur any additional indebtedness, other than certain other indebtedness permitted by the Indenture and the existing indentures (including $218.3 million of remaining availability on an as adjusted basis as of June 30, 2000, under the Amended Bank Facility basket under the Indenture and the existing indentures, a significant portion of which we expect to utilize to finance our acquisition of the assets of the Santa Fe Hotel & Casino and the Fiesta Casino Hotel) in subsequent quarters will be limited to permitted refinancings until we generate sufficient cash flow to meet the 2.00 to 1.00 consolidated coverage ratio test.

    On August 10, 2000, we completed a consent solicitation with the holders of the Notes to exclude the write-down of assets at Station Casino St. Charles in December 1999 from the definition of consolidated net income. As a result of the consent, the Consolidated Coverage Ratio would have been 2.75 to 1.00 as of June 30, 2000 on a pro forma basis.

    Our ability to meet our debt service and capital expenditure requirements and comply with our covenants will depend upon the future performance of our operations. Our future performance is subject to financial, economic, competitive, regulatory and other factors affecting us and our subsidiaries, many of which are beyond our control. While we expect that our operating cash flow will be sufficient to comply with our covenants and cover our expenses, including interest costs, dividends and capital expenditures, we cannot be sure that this will be the case. If we are unable to generate sufficient cash flow, we could be required to adopt one or more alternatives, such as obtaining additional equity capital, reducing or delaying planned expansions or capital expenditures, selling or leasing assets or restructuring debt. We cannot be sure that any of these alternatives could be effected on satisfactory terms, and any resort to alternative sources of funds could impair our competitive position and reduce our future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBORDINATION TO CERTAIN OF OUR INDEBTEDNESS AND ALL OF THE INDEBTEDNESS OF OUR
  SUBSIDIARIES

    SCI is organized as a holding company. We conduct all our operations through our subsidiaries and depend on the earnings and cash flow of our subsidiaries to meet our debt obligations, including our obligations with respect to the existing senior subordinated notes and the Notes. Because our subsidiaries' assets constitute all of our operating assets and because our subsidiaries do not guaranty the payment of principal and interest on the Notes, the holders of the Notes will have no direct claim to our subsidiaries' assets. Therefore, all existing and future obligations, including debt, taxes, trade and construction payables, of our subsidiaries must be paid in full before any amounts would become available for distribution to the noteholders.

    The Notes rank behind all of our existing and future senior indebtedness and all of our future borrowings, other than trade payables of SCI, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Notes. Except for limitations on the aggregate amount of consolidated indebtedness that we may incur, the Indenture does not limit our ability to incur additional indebtedness, create liens, transfer assets to or among our restricted subsidiaries or incur or permit our subsidiaries to incur secured indebtedness. Upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of SCI will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. Under such circumstances, holders of our senior debt

(including specifically our guarantee of the Amended Bank Facility) will have a prior claim to our assets and to the assets of our subsidiaries which constitute their collateral. Until the bank has finally been paid in full, our guaranty of the Amended Bank Facility provides that we waive all rights of subrogation and reimbursement from the borrowers under the Amended Bank Facility. Our assets consist primarily of the stock of our operating subsidiaries and holders of the Notes will have no direct claim against the assets of those subsidiaries.

    On an as adjusted basis at June 30, 2000 after giving effect to the Old Notes offering and our use of the proceeds from the Old Notes offering, we would have had outstanding $25.2 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by our subsidiaries, $547.9 million of senior subordinated indebtedness that ranked equally with the Notes, and our subsidiaries would have had outstanding $87.5 million of other liabilities. We have no indebtedness outstanding to which the Notes are senior, and we have no plans to issue any such indebtedness. See "Description of Certain Indebtedness and Capital Stock" and "Description of the Notes."

    Borrowings under the Amended Bank Facility are secured by substantially all of the assets of the borrowers. Assets of the borrowers under the Amended Bank Facility not securing the Amended Bank Facility secure other indebtedness of the borrowers. In addition, all payments on the Notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. The existing indenture for the existing senior subordinated notes have subordination provisions substantially similar to the Indenture's provisions. See "Description of the Notes--Subordination."

INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

    Upon the occurrence of a change of control (that is accompanied by a decline in the rating of the Company's debt), each holder of the Notes will have the right to require us to repurchase their Notes at 101%, plus accrued interest. The repurchase right is subordinated to the rights of the holders of senior indebtedness and, effectively, all indebtedness of our subsidiaries. The occurrence of a change of control constitutes an event of default under the Amended Bank Facility. Therefore, for us to repurchase the Notes as a result of a change of control, we must either obtain the consent of the banks under the Amended Bank Facility or repay the Amended Bank Facility in full. These requirements and subordination of the Notes will limit our ability to repurchase the Notes. The existing indentures have change of control provisions substantially similar to the Indenture's provisions. See "Description of the Notes--Change of Control and Rating Decline."

LOSS OF DOCKSIDE FACILITIES FROM SERVICE

    Our dockside facilities in Missouri could be lost from service due to casualty or other severe weather conditions. For example, Station Casino St. Charles was closed for approximately three weeks during the spring of 1995 due to flooding. Although there was no significant damage to the gaming facility, the closure had a material adverse effect on our operating results for the fiscal year ended March 31, 1996. We believe that the elevated roadway and 4,000-space parking structure at Station Casino St. Charles which were completed in May 1996 and the location of Station Casino Kansas City behind a levy will substantially lessen the likelihood of closures of facilities due to flooding.

    The Missouri Gaming Commission has required that gaming entertainment barges obtain annual certification from the American Bureau of Shipping. The Station Casino St. Charles dockside entertainment facility was recertified by the American Bureau of Shipping in November 1999. The loss of the dockside facility from service for any period of time could adversely affect our operating results.

CONSTRUCTION RISKS

    We have commenced construction of the next phase of the master-planned expansion at Texas Station and have commenced construction of the Green Valley project. The expansion at Texas Station is expected to be completed in the fourth quarter of 2000 and the construction of the Green Valley project is expected to be completed in the fourth quarter of 2001. We evaluate expansion opportunities as they become available, and we may in the future develop projects in addition to the projects described in this offering memorandum.

    Construction projects, such as the expansion of Texas Station and the construction of the Green Valley project, entail significant risks, including:

    - shortages of materials or skilled labor;

    - unforeseen engineering, environmental or geological problems;

    - work stoppages;

    - weather interference;

    - floods; and

    - unanticipated cost increases.

    The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The existing construction plans for the Texas Station and Green Valley projects may change, and the scope of the projects may vary significantly from what is currently anticipated. Although we have entered into certain firm contracts for construction of the Texas Station project and we anticipate that we will enter into certain firm contracts for construction of the Green Valley project, we cannot be sure that we will not exceed the budgeted costs of these projects or that the projects will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

WE MAY EXPERIENCE DIFFICULTY INTEGRATING OPERATIONS OF OUR ACQUIRED COMPANIES
  AND MANAGING OUR OVERALL GROWTH


    We may not be able to manage the combined operations of Station
Casinos, Inc., the Santa Fe Hotel & Casino, the Fiesta Casino Hotel, the Reserve and future acquired companies or properties effectively or realize any of the anticipated benefits of the acquisition of the assets of Santa Fe Hotel & Casino, the Fiesta Casino Hotel, the Reserve and future acquired companies or assets, including streamlining operations or gaining efficiencies from the elimination of duplicative functions. The integration of Santa Fe Hotel & Casino, the Fiesta Casino Hotel, the Reserve and other companies or assets will require continued dedication of management resources and may temporarily detract attention from our day-to-day business.



    In addition, because we plan to continue to pursue expansion and acquisition opportunities, we face significant challenges not only in managing and integrating the operations of the Santa Fe Hotel & Casino, the Reserve and the Fiesta Casino Hotel, but also in managing our expansion projects and any other gaming operations we may acquire in the future. Management of these new projects will require increased managerial resources, and we intend to continue our efforts to enhance our gaming management team. However, there can be no assurances that we will succeed in doing so. Failure to manage our growth effectively could have a material adverse effect on our operating results.


THE SALE OF THE MISSOURI CASINOS IS SUBJECT TO NUMEROUS CONDITIONS


    Although we have entered into definitive agreements to sell the assets of Station Casino Kansas City and Station Casino St. Charles, the sales are subject to numerous conditions, including receipt of third party consents, receipt of regulatory approvals and receipt by the purchaser of sufficient financing to fund the purchase price. The purchaser of Station Casino Kansas City and Station Casino St. Charles must receive various approvals from the Missouri gaming authorities in order to be able to purchase the casinos. Our licenses to operate Station Casino St. Charles and Station Casino Kansas

City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provide us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set. The sale of our Missouri properties could be adversely affected by the above discussed proceedings in Missouri related to the Lazaroff investigation. If the sale of our Missouri properties is not consummated before our licenses expire, we may lose our licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on us. We cannot assure you that the purchasers will be able to obtain necessary financing or required regulatory or third party consents and approvals, or that such financing or approvals will be received in a timely fashion.


DEPENDENCE ON KEY MARKETS

    Our operating strategy emphasizes attracting and retaining customers from the local and repeat visitor market. All of our Las Vegas casino properties are dependent upon attracting Las Vegas residents. In addition, Station Casino St. Charles and Station Casino Kansas City are dependent upon attracting local residents within their respective geographic markets. We cannot be sure that we will be able to continue to attract a sufficient number of guests, gaming customers and other visitors in Nevada and Missouri to make our operations profitable. See "Business--Operating Strategy."

OTHER ACQUISITION AND DEVELOPMENT OPPORTUNITIES

    We regularly evaluate and pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions. These opportunities have in the past, and may in the future, take the form of joint ventures. To the extent that we decide to pursue any new gaming acquisition or development opportunities, our ability to benefit from such investments will depend upon a number of factors, including:

    - our ability to identify and acquire attractive acquisition opportunities and development sites;

    - our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions, are limited in number;

    - certain political factors;

    - the availability of adequate financing on acceptable terms (including waivers of restrictions existing credit arrangements); and

    - our ability to identify and develop satisfactory relationships with joint venture partners.

    Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations. See "Business--Expansion Strategy."

    We have invested, and will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. At June 30, 2000, we owned land that cost $55.4 million and is available for potential gaming projects in jurisdictions where gaming has been approved. We have also leased, purchased or have options to purchase an additional 185 acres of land for development of three additional gaming sites in the Las Vegas Valley. On
April 19, 2000 we announced that we had secured a 34-acre parcel in North Las Vegas near the intersection of Martin Luther King, Jr. Drive and Craig Road. In order to maintain gaming entitlements on the Craig Road property, we would be required to complete development of the facility prior to the end of 2002. We are evaluating the size, timing and scope of the project on the Craig Road property.

    These investments are subject to the risks generally incident to the ownership of real property, including:

    - changes in economic conditions;

    - environmental risks;

    - governmental rules and fiscal policies; and

    - other circumstances over which we may have little or no control.

    The development of such properties is also subject to restrictions under the Amended Bank Facility. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses. See "Business--Operating Strategy" and "--Properties."

GAMING AND LIQUOR REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Nevada and Missouri and the applicable local authorities require us to hold various licenses, findings of suitability, registrations, permits and approvals. The Nevada Gaming Commission and the Missouri Gaming Commission may, among other things, limit, condition, suspend or revoke a license or approval to own the stock of any of our Nevada or Missouri subsidiaries for any cause deemed reasonable by such licensing authority. We are also responsible for the acts and conduct of our employees on the premises. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. The suspension or revocation of any of our licenses or the levy on us of substantial fines or forfeiture of assets would have a material adverse effect on our business.


    To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming activities. However, we have not yet received the approval of the Nevada Gaming Commission for our acquisition and operation of the Fiesta Casino Hotel or the Reserve. Gaming licenses and related approvals are deemed to be privileges under Nevada and Missouri law, and we cannot be sure that any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future will be given or that existing ones will not be revoked. Any expansion of our gaming operations in Nevada, Missouri or into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.


    Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a Note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, we may be required pursuant to the terms of the Notes or law to dispose of the Notes. See "Regulation and Licensing" and "Description of the Notes--Mandatory Disposition Pursuant to Gaming Laws."

UNCERTAINTY OF MISSOURI POLITICAL ENVIRONMENT

    Since late 1999, offices of the United States Attorney in Missouri and the Missouri Gaming Commission have been conducting investigations regarding the actions of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented our company in Missouri. The investigation relates to, among other things, Lazaroff's receipt of bonus payments from us between 1994 and 1996. We have received requests for information from these agencies and have cooperated fully with those requests. In June 2000, Lazaroff pled guilty to three felony counts, including

(1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included us, by mischaracterizing non-client expenses and charging his clients for them and
(3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission.

    Our board of directors has established a special committee to monitor the ongoing Lazaroff investigations and related matters in Missouri. The special committee consists of Richard Heckmann and Lowell Lebermann, each of whom is an independent outside member of our board of directors.

    In July 2000, Frank J. Fertitta III and Glenn C. Christenson received subpoenas to testify before a federal grand jury in the western district of Missouri in connection with the Lazaroff investigation. The date for testifying pursuant to the subpoenas was postponed and no date for the testimony is presently scheduled.


    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri. The hearing was held purportedly in connection with the Missouri Gaming Commission's ongoing investigation of Lazaroff. Seven of eight of our company's employees who received subpoenas to testify at the hearing declined to appear. We asserted that the Missouri Gaming Commission lacks the authority to require our employees to appear at such a public hearing, and that such a hearing fails to afford our company and our employees fundamental due process rights. In response to our company's position and our employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by our two Missouri subsidiaries, as well as the Missouri gaming licenses held by Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson and Richard J. Haskins. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provide us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set.



    Based on our own internal review, we are unaware of any improprieties on our part. However, due to the uncertainty inherent in any investigation, we cannot predict the ultimate outcome of these investigations. If the aforementioned investigations were to implicate us or our senior executives in any wrongdoing, this could lead to further proceedings against us or our executives, which could result in fines and other penalties being imposed on us or them, restrict our and their ability to hold gaming licenses or otherwise materially adversely affect our business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to our suitability to hold gaming licenses likely would have a material adverse effect on our business, financial condition and results of operations.


    New legislation has been passed in Missouri, giving the Missouri Gaming Commission the authority to require gaming licensees to post a bond or other form of surety to the state of Missouri to, among other things, guarantee the completion of any expansion of a gaming facility within the later of a time period determined by the Missouri Gaming Commission and the date that is three years after enactment of the legislation. The failure to complete an approved expansion project within the prescribed time period may, pursuant to the Missouri legislation, constitute sufficient grounds for not renewing the gaming license for that gaming facility. Future development of the Station Casino
St. Charles expansion project is subject to a number of considerations, including availability of financing, demand for gaming facilities, regulatory requirements unique to the state of Missouri and alternative uses of available capital, which may prevent the expansion project from being completed as originally planned, if at all. If the sale of the assets of Station Casino
St. Charles is not completed, a failure to complete the proposed Station Casino St. Charles expansion facility within the prescribed time period could constitute sufficient grounds for the Missouri Gaming Commission to deny renewal of our license for gaming at Station Casino St. Charles. As a result of the uncertainty surrounding the expansion project, we evaluated the carrying values of the assets in St. Charles as of December 31, 1999 and concluded that a write-down of the assets was appropriate.

    In addition, our gaming license in Kansas City was issued for operation of our facility in a man-made basin filled with water piped in from the surface of the Missouri River. The use of man-made basins for gaming facilities in Missouri has been challenged in the past. Gaming facilities in man-made basins were approved in November 1998 when the citizens of the state of Missouri approved a constitutional amendment that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities, like ours, that are located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. Despite the passage of the constitutional amendment in Missouri, we are still a defendant in a lawsuit in which the plaintiff is claiming damages based on our operations prior to the passage of the constitutional amendment. Even though the Missouri voters approved the constitutional amendment, there are numerous active organizations in Missouri that oppose gaming and that may in the future take action to cause gaming operations in Missouri to be restricted or prohibited.

LIQUID TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP

    The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The initial purchasers of the Old Notes have informed us that they currently intend to make a market in the New Notes after the exchange offer. However, the initial purchasers are not obligated to do so and may discontinue such market-making activities at any time without notice. We do not intend to list the New Notes on any securities exchange. If the New Notes are traded after their initial issuance, they may trade at a discount from the offering price of the Old Notes, depending on:

    - prevailing interest rates;

    - the market for similar securities; and

    - other factors, including general economic conditions and our financial condition, performance and prospects.

    We cannot be sure that any market for the New Notes will develop before, during or after the exchange offer. If a market does develop, the price of the New Notes may fluctuate and the ability to buy or sell the New Notes may be difficult or limited. If a market for the New Notes does not develop, or is not maintained, you may be unable to resell such securities for an extended period of time, if at all.

                                USE OF PROCEEDS


    We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes. The net proceeds from the sale of the Old Notes, after deducting discounts, commissions and offering expenses were approximately $365.6 million. We used $199.0 million of the proceeds to repay all amounts outstanding under our Term Loan Agreement dated August 25, 1999 and cancel the agreement. Our term loan facility bore interest at a rate equal to the Eurodollar rate plus 2.50% (9.29% as of June 30, 2000). Our term loan facility would have matured on December 31, 2005 and amortized in installments of $0.5 million on each fiscal quarter end from March 31, 2000 until and including December 31, 2004 and installments of $47.5 million on each fiscal quarter end thereafter. We incurred debt under our term loan to refinance amounts outstanding under our prior term loan and to reduce amounts outstanding on our revolving credit facility. The remaining net proceeds from the sale of the Old Notes were used to reduce amounts outstanding under our revolving credit facility. Our revolving credit facility bears interest at a margin above the alternative base rate or the Eurodollar rate specified in the revolving credit facility. The margin above such rate varies quarterly based on our combined consolidated ratio of debt to EBITDA. The maximum margin for Eurodollar rate borrowings under our revolving credit facility is 2.75% and the maximum margin for alternative base rate borrowings under our revolving credit facility is 1.50%. As of June 30, 2000, the applicable rate for Eurodollar rate debt under our revolving credit facility was 8.24% and we did not have any outstanding debt under our revolving credit facility that bore interest based on the alternative base rate. Our revolving credit facility matures on September 30, 2003. We incurred debt under our revolving credit facility for general corporate purposes. We anticipate that we will incur additional debt under our revolving credit facility to purchase the assets of Fiesta Casino Hotel if the sale of our Missouri properties is not consummated prior to the time we purchase the Fiesta Casino Hotel.

                          CONSOLIDATED CAPITALIZATION

    The following table sets forth our current portion of long-term debt and our consolidated capitalization as of June 30, 2000, as adjusted to reflect (1) our issuance and sale of the Old Notes after deducting discounts and commissions and estimated expenses of the offering of the Old Notes payable by us and (2) the application of the net proceeds therefrom to reduce amounts outstanding under the Amended Bank Facility and pro forma for the sale of the Missouri properties. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.


                                                                   AS OF JUNE 30, 2000
                                                          -------------------------------------
                                                            ACTUAL     AS ADJUSTED   PRO FORMA
                                                          ----------   -----------   ----------
                                                                     (IN THOUSANDS)
Cash and cash equivalents...............................  $   57,103   $   57,103    $  486,269
                                                          ==========   ==========    ==========
Current portion of long-term debt(1)....................  $   11,013   $   11,013    $       --
                                                          ==========   ==========    ==========
Long-term debt:
  Amended and restated reducing revolving credit
    facility(1).........................................  $  178,000   $   11,400    $       --
  Secured term loan facility............................     199,000           --            --
  10 1/8% Senior Subordinated Notes due 2006(2)(3)......     197,144      197,144       197,144
  9 3/4% Senior Subordinated Notes due 2007(2)(3).......     145,548      145,548       145,548
  8 7/8% Senior Subordinated Notes due 2008.............     199,900      199,900       199,900
  9 7/8% Senior Subordinated Notes due 2010(3)..........          --      373,523       373,523
  Other long-term debt, less current portion............       5,984        5,984            --
                                                          ----------   ----------    ----------
    Total long-term debt, less current portion..........     925,576      933,499       916,115
Temporary equity........................................      13,537       13,537        13,537
Total stockholders' equity(4)...........................     225,580      225,197       272,694
                                                          ----------   ----------    ----------
    Total capitalization................................  $1,164,693   $1,172,233    $1,202,346
                                                          ==========   ==========    ==========


------------------------

(1) The Amended Bank Facility provides for borrowings up to an aggregate of $380.8 million available to certain of our subsidiaries, which borrowings are guaranteed by us. Availability is subject to compliance with the indebtedness covenants contained in the Indenture and the existing indentures and by certain ratios under the Amended Bank Facility.

(2) Net of original issue discounts in the aggregate of $5.3 million.

(3) Net of original issue discounts in the aggregate of $6.8 million.

(4) As adjusted amount reflects the extraordinary charge, net of tax, related to the write-off of unamortized debt financing costs for our term loan.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed balance sheet and statements of operations are based upon our historical financial statements for each of the periods indicated herein. You should read this pro forma financial information in connection with the historical financial statements included elsewhere in this offering memorandum.

    With respect to the sale of Station Casino St. Charles and Station Casino Kansas City, it was assumed the sale occurred on January 1, 1999 for the unaudited pro forma combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 and as of June 30, 2000 for the unaudited pro forma combined balance sheet as of June 30, 2000:

    - the issuance and sale of $375.0 million of Old Notes and

    - our sale of Station Casino St. Charles and Station Casino Kansas City

    We have prepared these statements based upon currently available information and assumptions that we have deemed appropriate. This pro forma information may not be indicative of what actual results would have been, nor does the data purport to present our condensed financial results for future periods.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 2000

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     PRO FORMA ADJUSTMENTS
                                                 STATION          ---------------------------          STATION
                                              CASINOS, INC.       ISSUANCE OF       MISSOURI        CASINOS, INC.
                                               HISTORICAL          OLD NOTES          SALE            PRO FORMA
                                              -------------       -----------       ---------       -------------
                   ASSETS
Current assets:
  Cash and cash equivalents.................    $   57,103          $365,600 (a)    $ 468,500 (d)
                                                                    (199,000)(b)      (28,397)(e)
                                                                    (166,600)(c)      (10,937)(f)     $  486,269
  Accounts and notes receivable, net........        10,385                --               (6)(f)         10,379
  Inventories...............................         5,168                --           (2,064)(f)          3,104
  Prepaid gaming taxes......................        12,145                --           (2,229)(f)          9,916
  Prepaid expenses..........................         7,024                --               --              7,024
  Deferred income tax.......................        10,119                --               --             10,119
                                                ----------          --------        ---------         ----------
    Total current assets....................       101,944                --          424,867            526,811
Property and equipment, net.................     1,023,827                --         (404,175)(f)        619,652
Land held for development...................        55,404                --              (10)(f)         55,394
Deferred income tax, net....................        13,553                --               --             13,553
Other assets, net...........................        92,149             7,923 (g)      (18,415)(f)
                                                                        (590)(h)                          81,067
                                                ----------          --------        ---------         ----------
    Total assets............................    $1,286,877          $  7,333        $   2,267         $1,296,477
                                                ==========          ========        =========         ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........    $   11,013                --        $ (11,013)(e)     $       --
  Accounts payable..........................        11,466                --           (2,258)(f)          9,208
  Accrued payroll and related...............        19,749                --           (3,077)(f)         16,672
  Construction contracts payable............           692                --               --                692
  Accrued interest payable..................        13,145                --               --             13,145
  Accrued progressives......................         9,099                --           (2,847)(f)          6,252
  Accrued expenses and other current
    liabilities.............................        46,180              (207)(h)       (8,651)(f)         37,322
                                                ----------          --------        ---------         ----------
    Total current liabilities...............       111,344              (207)         (27,846)            83,291
Long-term debt, less current portion........       925,576           373,523 (i)      (17,384)(e)
                                                                    (199,000)(b)
                                                                    (166,600)(c)                         916,115
Other long-term liabilities, net............        10,840                                 --             10,840
                                                ----------          --------        ---------         ----------
    Total liabilities.......................     1,047,760             7,716          (45,230)         1,010,246
                                                ----------          --------        ---------         ----------
Commitments and contingencies
Temporary equity............................        13,537                --               --             13,537
Stockholders' equity:
  Common stock, par value $.01; authorized
    135,000,000 shares; 63,756,743 shares
    issued..................................           425                --               --                425
  Treasury stock, 3,268,110 shares, at
    cost....................................       (37,900)               --               --            (37,900)
  Additional paid-in capital................       272,949                --               --            272,949
  Deferred compensation--restricted stock...        (7,048)               --               --             (7,048)
  Retained earnings (accumulated deficit)...        (2,846)             (383)(h)       47,497 (j)         44,268
                                                ----------          --------        ---------         ----------
    Total stockholders' equity..............       225,580              (383)          47,497            272,694
                                                ----------          --------        ---------         ----------
    Total liabilities and stockholders'
      equity................................    $1,286,877          $  7,333        $   2,267         $1,296,477
                                                ==========          ========        =========         ==========


                         (footnotes on following page)

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

    The following pro forma adjustments have been made to the unaudited pro forma balance sheet as of June 30, 2000:

(a) Reflects the net proceeds from the issuance of the Old Notes.

(b) Reflects the use of proceeds of the issuance of the Old Notes to pay down off the term loan.

(c) Reflects the use of proceeds of the issuance of the Old Notes to pay down the revolving facility.

(d) Reflects the net proceeds from the sale of Station Casino St. Charles and Station Casino Kansas City.

(e) Reflects the use of proceeds of the sale of Station Casino St. Charles and Station Casino Kansas City to pay down the remaining debt with the exception of the senior subordinated notes.


(f) Reflects the Missouri assets and liabilities proposed to be sold.


(g) Reflects the debt financing costs from the issuance of the Old Notes.

(h) Reflects the extraordinary charge related to the write-off of the unamortized debt financing costs for the term loan.

(i) Reflects the issuance of the Old Notes net of discount.

(j) Reflects the estimated gain, net of tax from the sale of the Station Casino St. Charles and Station Casino Kansas City. The following is a preliminary calculation of the estimated impact to the statement of operations form this transaction:


Cash proceeds...............................................  $  475,000
Less: Estimated transaction and other related costs.........      (6,500)
  Estimated net book value of assets and liabilities
    disposed................................................    (395,428)
                                                              ----------
Estimated gain before income taxes..........................      73,072
Less: Estimated income taxes................................     (25,575)
                                                              ----------
Estimated gain..............................................  $   47,497
                                                              ==========


    The above calculations are preliminary, subject to final determination of the net book value of the assets and liabilities disposed of, income tax consequences and transaction and other costs. Actual accounting adjustments related to to the dispositions may differ from the pro forma adjustments.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                          STATION                                    STATION
                                                       CASINOS, INC.    MISSOURI     PRO FORMA    CASINOS, INC.
                                                        HISTORICAL     HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                       -------------   ----------   -----------   -------------
Operating revenues:
  Casino.............................................     $407,926     $(145,377)    $     --        $262,549
  Food and beverage..................................       70,052       (14,496)          --          55,556
  Room...............................................       23,139        (2,903)          --          20,236
  Other..............................................       32,302        (4,966)          --          27,336
                                                          --------     ---------     --------        --------
    Gross revenues...................................      533,419      (167,742)          --         365,677
  Promotional allowances.............................      (34,248)        5,178           --         (29,070)
                                                          --------     ---------     --------        --------
    Net revenues.....................................      499,171      (162,564)          --         336,607
                                                          --------     ---------     --------        --------
Operating costs and expenses:
  Casino.............................................      185,517       (78,565)          --         106,952
  Food and beverage..................................       41,802       (10,002)          --          31,800
  Room...............................................        7,990          (723)          --           7,267
  Other..............................................       17,688        (1,288)          --          16,400
  Selling, general and administrative................       86,342       (27,122)          --          59,220
  Corporate expense..................................       14,186            --           --          14,186
  Depreciation and amortization......................       32,266       (10,457)          --          21,809
                                                          --------     ---------     --------        --------
                                                           385,791      (128,157)          --         257,634
                                                          --------     ---------     --------        --------
Operating income.....................................      113,380       (34,407)          --          78,973
                                                          --------     ---------     --------        --------
Other income (expense):
  Interest expense, net..............................      (44,726)       20,712       (9,730)(a)
                                                                                      (10,982)(b)
                                                                                      (18,516)(c)
                                                                                         (396)(d)
                                                                                       15,265 (e)
                                                                                        1,173 (f)     (47,200)
  Other..............................................         (563)        2,894       (4,214)(g)
                                                                                                       (1,883)
                                                          --------     ---------     --------        --------
                                                           (45,289)       23,606      (27,400)        (49,083)
                                                          --------     ---------     --------        --------
Income before income taxes...........................       68,091       (10,801)     (27,400)         29,890
Income tax provision.................................      (25,030)        4,464        9,590 (h)     (10,976)
                                                          --------     ---------     --------        --------
Net income applicable to common stock................     $ 43,061     $  (6,337)    $(17,810)       $ 18,914
                                                          ========     =========     ========        ========
Basic and diluted earnings per common share:
  Basic..............................................     $   0.71                                   $   0.31
  Diluted............................................     $   0.68                                   $   0.30
Weighted average common shares outstanding
  Basic..............................................       60,765                                     60,765
  Diluted............................................       63,552                                     63,552


                         (footnotes on following pages)

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          STATION                                    STATION
                                                       CASINOS, INC.    MISSOURI     PRO FORMA    CASINOS, INC.
                                                        HISTORICAL     HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                       -------------   ----------   -----------   -------------
Operating revenues:
  Casino.............................................    $  764,089    $ (277,345)   $     --        $486,744
  Food and beverage..................................       141,116       (31,916)         --         109,200
  Room...............................................        42,870        (5,992)         --          36,878
  Other..............................................        62,286       (10,572)         --          51,714
                                                         ----------    ----------    --------        --------
      Gross revenues.................................     1,010,361      (325,825)         --         684,536
  Promotional allowances.............................       (67,892)       12,386          --         (55,506)
                                                         ----------    ----------    --------        --------
      Net revenues...................................       942,469      (313,439)         --         629,030
                                                         ----------    ----------    --------        --------
Operating costs and expenses:
  Casino.............................................       356,365      (153,767)         --         202,598
  Food and beverage..................................        88,898       (21,124)         --          67,774
  Room...............................................        15,860        (1,566)         --          14,294
  Other..............................................        30,616        (3,850)         --          26,766
  Selling, general and administrative................       190,753       (63,909)         --         126,844
  Corporate expense..................................        23,007            --          --          23,007
  Depreciation and amortization......................        70,664       (28,760)         --          41,904
  Impairment loss....................................       137,435      (125,732)         --          11,703
                                                         ----------    ----------    --------        --------
                                                            913,598      (398,708)         --         514,890
                                                         ----------    ----------    --------        --------
Operating income.....................................        28,871        85,269          --         114,140
                                                         ----------    ----------    --------        --------
Other income (expense):
  Interest expense, net..............................       (84,618)       47,474     (36,097)(a)
                                                                                      (11,377)(b)
                                                                                      (37,031)(c)
                                                                                         (792)(d)
                                                                                       28,657 (e)
                                                                                        2,283 (f)     (91,501)
  Abandoned acquisition costs........................        (2,409)           --          --          (2,409)
  Merger settlement, net of related legal costs......        12,824            --          --          12,824
  Other..............................................        (1,891)        8,304      (8,187)(g)
                                                                                                       (1,774)
                                                         ----------    ----------    --------        --------
                                                            (76,094)       55,778     (62,544)        (82,860)
                                                         ----------    ----------    --------        --------
Income (loss) before income taxes and extraordinary
  item...............................................       (47,223)      141,047     (62,544)         31,280
Income tax benefit (provision).......................        14,929       (51,594)     21,890 (h)     (14,775)
                                                         ----------    ----------    --------        --------
Income (loss) before extraordinary item..............    $  (32,294)   $   89,453    $(40,654)       $ 16,505
                                                         ==========    ==========    ========        ========
Basic and diluted earnings (loss) per common share:
  Earnings (loss) applicable to common stock, before
    extraordinary item
    Basic............................................    $    (0.58)                                 $   0.25
    Diluted..........................................    $    (0.58)                                 $   0.23
  Earnings (loss) applicable to common stock
    Basic............................................    $    (0.76)                                 $   0.07
    Diluted..........................................    $    (0.76)                                 $   0.06
Weighted average common shares outstanding
    Basic............................................        58,692                                    58,692
    Diluted..........................................        64,916                                    64,916

                         (footnotes on following page)

             NOTES TO UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

    The following pro forma adjustments have been made to the unaudited pro forma condensed statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999:

(a) Reflects the elimination of intercompany interest to Station Casino St. Charles and Station Casino Kansas City.

(b) Reflects the interest expense from the debt which will remain with Station Casinos, Inc.

(c) Reflects the interest expense from the issuance of the Old Notes.

(d) Reflects the amortization of debt financing costs from the issuance of the Old Notes.

(e) Reflects the reduction in interest expense from paying down the term loan and revolving facility with the proceeds from the issuance and sale of the Old Notes.

(f) Reflects the reduction in interest expense from paying down the remaining debt with the exception of the senior subordinated notes with the proceeds from the sale of Station Casino St. Charles and Station Casino Kansas City.

(g) Reflects the elimination of intercompany management fees to Station Casino St. Charles and Station Casino Kansas City.

(h) Reflects the tax effect of the pro forma adjustments using the statutory rate of 35%.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    On November 6, 1998, we filed a Form 8-K announcing a change in our fiscal year end from March 31 of each year to December 31 of each year. This change is effective for the nine month period ended December 31, 1998 (the "Transition Period 1998").

    The selected consolidated financial information presented below as of and for our fiscal years ended March 31, 1996, 1997 and 1998, for the Transition Period 1998, and for the fiscal year ended December 31, 1999 has been derived from consolidated financial statements which, except for 1996 and 1997, are contained elsewhere in this prospectus. The selected consolidated financial information presented below as of and for the six months ended June 30, 1999 and 2000 is derived from unaudited condensed consolidated financial statements and is not necessarily indicative of the results that may be expected for future periods, including the period ended December 31, 2000. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such period have been included. The selected consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this prospectus.

                                                                                     FISCAL YEAR     SIX MONTHS ENDED
                                        FISCAL YEAR ENDED MARCH 31,     TRANSITION      ENDED            JUNE 30,
                                       ------------------------------     PERIOD     DECEMBER 31,   -------------------
                                         1996       1997       1998        1998          1999         1999       2000
                                       --------   --------   --------   ----------   ------------   --------   --------
                                                                                                        (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Operating Revenues
  Casino.............................  $358,495   $450,013   $600,847    $509,149     $  764,089    $376,848   $407,926
  Food and beverage..................    73,057     92,220    131,365     104,538        141,116      71,426     70,052
  Room...............................    23,614     27,420     37,330      30,040         42,870      21,143     23,139
  Other..............................    39,099     48,957     53,494      47,663         62,286      30,087     32,302
                                       --------   --------   --------    --------     ----------    --------   --------
    Gross revenues...................   494,265    618,610    823,036     691,390      1,010,361     499,504    533,419
  Promotional allowances.............   (27,408)   (35,095)   (53,426)    (49,176)       (67,892)    (34,202)   (34,248)
                                       --------   --------   --------    --------     ----------    --------   --------
    Net revenues.....................   466,857    583,515    769,610     642,214        942,469     465,302    499,171
                                       --------   --------   --------    --------     ----------    --------   --------
Operating Costs and Expenses
  Casino.............................   150,805    203,857    291,102     249,353        356,365     176,803    185,517
  Food and beverage..................    57,659     68,994     89,928      66,121         88,898      45,074     41,802
  Room...............................     9,147     10,318     13,461      11,515         15,860       7,867      7,990
  Other..............................    24,902     23,927     24,762      19,463         30,616      14,806     17,688
  Selling, general and
    administrative...................    97,466    120,285    173,270     136,649        190,753      96,939     86,342
  Corporate expense..................    15,979     18,284     14,621      11,431         23,007      10,469     14,186
  Restructuring charge...............        --      2,016         --          --             --          --         --
  Development expenses...............     3,960      1,302         --          --             --          --         --
  Depreciation and amortization......    35,039     44,589     67,414      52,975         70,664      36,016     32,266
  Impairment loss....................        --         --         --      30,011        137,435          --         --
  Preopening expenses................     2,436     31,820     10,866          --             --          --         --
                                       --------   --------   --------    --------     ----------    --------   --------
    Total operating costs and
      expenses.......................   397,393    525,392    685,424     577,518        913,598     387,974    385,791
                                       --------   --------   --------    --------     ----------    --------   --------
Operating income.....................    69,464     58,123     84,186      64,696         28,871      77,328    113,380
Interest expense, net................   (30,563)   (36,698)   (78,826)    (66,127)       (84,618)    (42,385)   (44,726)
Interest expense--defeasance, net....        --         --         --        (835)            --          --         --
Abandoned acquisition costs..........        --         --         --          --         (2,409)         --         --
Write-off of costs to elect REIT
  status.............................        --         --     (2,914)         --             --      12,824         --
Merger settlement, net of related
  legal costs........................        --         --         --      (2,943)        12,824          --         --
Other income (expense)...............     1,150        (47)    (6,566)     (4,655)        (1,891)       (245)      (563)
                                       --------   --------   --------    --------     ----------    --------   --------

                                                                                     FISCAL YEAR     SIX MONTHS ENDED
                                        FISCAL YEAR ENDED MARCH 31,     TRANSITION      ENDED            JUNE 30,
                                       ------------------------------     PERIOD     DECEMBER 31,   -------------------
                                         1996       1997       1998        1998          1999         1999       2000
                                       --------   --------   --------   ----------   ------------   --------   --------
                                                                                                        (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
Income (loss) before income taxes and
  extraordinary item.................    40,051     21,378     (4,120)     (9,864)       (47,223)     47,522     68,091
Income tax (provision) benefit.......   (14,579)    (7,615)       966         871         14,929     (17,814)   (25,030)
Extraordinary item--loss on early
  retirement of debt, net of
  applicable income tax benefit......        --         --     (2,042)     (3,104)       (10,653)    (10,350)        --
                                       --------   --------   --------    --------     ----------    --------   --------
Net income (loss)....................    25,472     13,763     (5,196)    (12,097)       (42,947)     19,358     43,061
Preferred stock dividends............       (53)    (7,245)    (7,245)     (5,434)        (1,811)     (1,811)        --
                                       --------   --------   --------    --------     ----------    --------   --------
Net income (loss) applicable to
  common stock.......................  $ 25,419   $  6,518   $(12,441)   $(17,531)    $  (44,758)   $ 17,547   $ 43,061
                                       ========   ========   ========    ========     ==========    ========   ========
OTHER DATA(1):
Number of hotel rooms................     1,528      1,728      2,195       2,455          2,455       2,455      2,449
Average daily occupancy rate.........        94%        96%        93%         90%            89%         90%        89%
Casino square footage................   278,000    432,000    521,000     567,500        587,500     587,500    585,500
Number of slot machines(2)...........     9,555     13,008     16,237      16,451         17,589      17,549     17,384
Capital expenditures(3)..............  $307,745   $506,096   $134,385    $ 99,460     $   76,379    $ 32,803   $ 31,540
EBITDA, As Adjusted(4)...............   106,939    136,548    162,466     147,682        236,970     113,344    145,646
Cash flows provided by (used in):
  Operating activities...............    77,953    111,803    104,955      76,692        173,058      96,000     79,739
  Investing activities...............  (266,935)  (479,008)  (219,407)    (93,771)      (131,653)    (37,705)   (67,407)
  Financing activities...............   286,889    294,859    122,088     228,344       (229,756)   (267,255)   (28,301)
Ratio of earnings to fixed
  charges(5).........................     1.87x      1.00x      0.82x       0.85x          0.47x       2.06x      2.45x

                                               AS OF MARCH 31,                AS OF          AS OF
                                      ----------------------------------   DECEMBER 31,   DECEMBER 31,   AS OF JUNE 30,
                                        1996        1997         1998          1998           1999            2000
                                      --------   ----------   ----------   ------------   ------------   --------------
                                                                                                          (UNAUDITED)
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $114,868   $   42,522   $   50,158    $  261,423     $   73,072      $   57,103
Total assets........................   827,314    1,234,118    1,300,216     1,531,925      1,276,273       1,286,877
Long-term debt, including current
  portion...........................   464,998      760,963      900,226     1,147,266        942,480         936,589
Stockholders' equity................   278,470      298,848      286,887       269,406        216,801         225,580

--------------------------

(1) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot machines represent end of period data.

(2) Includes slot and video poker machines and other coin-operated devices.

(3) Capital expenditures for the fiscal year ended March 31, 1996 included
    $84.9 million related to the acquisition and completion of Texas Station, $25.0 million related to the parking garage and entertainment complex at Boulder Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion of Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997 included $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the fiscal year ended March 31, 1998 included $43.5 million related to the development and construction of Sunset Station and $31.9 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the Transition Period 1998 included $31.6 million for the Sunset Station master-planned expansion project and $39.2 million for the Texas Station master-planned expansion project. Capital expenditures for the fiscal year ended December 31, 1999 included $30.3 million for the purchase of equipment previously under operating leases at Sunset Station and $16.2 million for the expansion project at Texas Station. Capital expenditures for the six months ended June 30, 1999 included approximately $16.2 million associated with the first phase of the expansion project at Texas Station. Capital expenditures for the six months ended June 30, 2000 included approximately $8.0 million associated with the second phase of the expansion project at Texas Station, $3.0 million associated with the reconfiguration of the Station Casino St. Charles facility to a more efficient layout and $2.9 million associated with the hotel room remodeling projects at Palace Station and Boulder Station.

(4) "EBITDA, As Adjusted" consists of operating income plus depreciation, amortization, preopening expenses, impairment loss and a one-time restructuring charge in 1997. We believe that in addition to cash flows and net income, EBITDA, As Adjusted is a useful financial performance measurement for assessing our operating performance. Together with net income and cash flows, EBITDA, As Adjusted provides investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. To evaluate EBITDA, As Adjusted and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation and amortization, preopening expenses, impairment losses and a one-time restructuring charge in 1997, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our operating performance, cannot be determined from EBITDA, As Adjusted. Further, EBITDA, As Adjusted does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA, or such adjustments in the same manner as we do, and therefore, our measure of EBITDA, As Adjusted may not be comparable to similarly titled measures used by other gaming companies.

(5) For the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, earnings were inadequate to cover fixed charges by $16.9 million, $11.1 million and $47.6 million, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Information" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    The following table highlights the results of operations for the Company and its subsidiaries (dollars in thousands):

                                                   SIX MONTHS ENDED
                                                       JUNE 30,
                                                  -------------------   PERCENT
                                                    2000       1999      CHANGE
                                                  --------   --------   --------
NET REVENUES--TOTAL.............................  $499,171   $465,302      7.3%
  Nevada Operations (a).........................   312,516    288,467      8.3%
  Missouri Operations (a).......................   162,564    155,373      4.6%
  Other (a).....................................    24,091     21,462     12.2%

OPERATING INCOME (LOSS)--TOTAL..................  $113,380   $ 77,328     46.6%
  Nevada Operations (a).........................    90,987     69,640     30.7%
  Missouri Operations (a).......................    34,407     17,736     94.0%
  Other (a).....................................   (12,014)   (10,048)   (19.6%)

OPERATING MARGIN--TOTAL.........................      22.7%      16.6%
  Nevada Operations (a).........................      29.1%      24.1%
  Missouri Operations (a).......................      21.2%      11.4%

CASH FLOWS FROM:
  Operating activities..........................  $ 79,739   $ 96,000    (16.9%)

EBITDA (b)--TOTAL...............................  $145,646   $113,344     28.5%
  Nevada Operations (a).........................   111,175     89,184     24.7%
  Missouri Operations (a).......................    44,864     32,872     36.5%
  Other (a).....................................   (10,393)    (8,712)   (19.3%)

EBITDA, AS ADJUSTED FOR THE SUNSET
  EQUIPMENT LEASE (c)--TOTAL....................  $145,646   $117,288     24.2%
  Nevada Operations (a).........................   111,175     93,128     19.4%

------------------------

(a) The Nevada Operations include the accounts of: Palace Station, Boulder Station, Texas Station and Sunset Station. The Missouri Operations include the accounts of: Station Casino St. Charles and Station Casino Kansas City. Other includes the operations of Wild Wild West, the Company's investment in Barley's, Southwest Gaming and Corporate expense.

(b) EBITDA consists of operating income plus depreciation and amortization. We believe that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing our operating performance. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation and amortization, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA, or such adjustments in the same manner as we do, and therefore, our measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

(c) EBITDA, as adjusted for the Sunset equipment lease consists of EBITDA (described above) plus the rent related to the Sunset Station equipment lease.

RESULTS OF OPERATIONS

CONSOLIDATED NET REVENUES

    The increase in consolidated net revenues for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 is due to increasing revenues at all of our properties. The increase in revenues at the Nevada Operations is partially a result of the completed master-planned expansion at Texas Station, which was completed in February 1999, in addition to the introduction of the Boarding Pass player rewards program in April 1999, which makes it more convenient for customers to redeem points earned from gaming activity at any of the Nevada Operations. Net revenues at the Missouri Operations increased 4.6%, which is primarily attributed to an 8.9% increase in gaming revenues at Station Casino Kansas City. Station Casino Kansas City's gaming revenue reflects the impact of growth of the overall market in Kansas City.

OPERATING INCOME/OPERATING MARGIN

    Consolidated operating income improved by $36.1 million in the six months ended June 30, 2000 as compared to the six months ended June 30, 1999, with operating income at all of our properties increasing by at least 20%. The increases at the Nevada Operations are attributed to the same factors affecting consolidated net revenues discussed above and due to a reduction in operating costs primarily in the food and beverage and general and administrative departments. The increases at the Missouri Operations are primarily due to significant improvement in operations at both Station Casino St. Charles and Station Casino Kansas City. Operating income at Station Casino St. Charles increased significantly due to a reconfiguration of the gaming operations, which transferred all gaming activities from the riverboat to the barge. The new configuration is much more efficient from a cost perspective than the two facility layout. In addition, operating income at Station Casino St. Charles increased significantly due to a reduction of costs related to ongoing dredging requirements and costs related to low-water levels from $2.4 million in the prior year to $0.6 million in the current year.

    Consolidated operating margin improved in the six months ended June 30, 2000 as compared to the six months ended June 30, 1999, due to the operating margin at the Missouri Operations improving 9.8 percentage points as a result of the elimination of costs associated with the riverboat in St. Charles, as discussed above, and the Nevada Operations improving 5.0 percentage points.

    The following table highlights the various sources of revenues and expenses for us as compared to the prior period (dollars in thousands, unaudited):

                                                   SIX MONTHS ENDED
                                                       JUNE 30,
                                                  -------------------   PERCENT
                                                    2000       1999      CHANGE
                                                  --------   --------   --------
Casino revenues.................................  $407,926   $376,848      8.2%
Casino expenses.................................   185,517    176,803      4.9%
  MARGIN........................................      54.5%      53.1%

Food and beverage revenues......................  $ 70,052   $ 71,426     (1.9%)
Food and beverage expenses......................    41,802     45,074     (7.3%)
  MARGIN........................................      40.3%      36.9%

Room revenues...................................  $ 23,139   $ 21,143      9.4%
Room expenses...................................     7,990      7,867      1.6%
  MARGIN........................................      65.5%      62.8%

Other revenues..................................  $ 32,302   $ 30,087      7.4%

Selling, general and administrative.............  $ 86,342   $ 96,939    (10.9%)
  PERCENT OF NET REVENUES.......................      17.3%      20.8%

Corporate expense...............................  $ 14,186   $ 10,469     35.5%
  PERCENT OF NET REVENUES.......................       2.8%       2.2%

    CASINO. Casino revenues increased for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 as a result of the same factors affecting consolidated net revenues discussed above. The casino profit margin increased to 54.5% in the six months ended June 30, 2000 from 53.1% in the six months ended June 30, 1999.

    FOOD AND BEVERAGE. Food and beverage revenues for the six months ended June 30, 2000 decreased 1.9% as compared to food and beverage revenues for the six months ended June 30, 1999. At the Nevada Operations, food and beverage revenues remained consistent with prior year while the Missouri Operations experienced a 10.2% decrease primarily due to a decrease in food covers at both properties and to the construction disruption caused by the casino reconfiguration at Station Casino St. Charles.

    ROOM. Room revenues for the six months ended June 30, 2000 increased 9.4% over room revenues for the six months ended June 30, 1999. The increase in room revenues is primarily due to the average daily room rates at Palace Station and Wild Wild West increasing 18.6% and 18.8%, respectively over prior year and smaller increases at the other Nevada properties. At Palace Station the room rates for all market segments were increased. The increase at the Nevada properties was offset by a decrease in the average daily room rate at Station Casino Kansas City to $105 in the six months ended June 30, 2000 from $110 in the six months ended June 30, 1999 due to new lower rate competition that entered the market during 1999.

    Our room occupancy decreased to 89% in the six months ended June 30, 2000 as compared to 90% in the six months ended June 30, 1999 due to our increasing room rates at the Nevada properties.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A"). As a percent of net revenues, SG&A decreased to 17.3% in the six months ended June 30, 2000 as compared to 20.8% in the six months ended June 30, 1999. This decrease is due primarily to the continuing operating efficiencies at Sunset Station and Station Casino Kansas City. In our experience, when a new property opens, SG&A as a percent of net revenues is higher than normal, and reduces as the property's operations mature. Also, due to the fixed cost nature of some of these expenses, they decrease on a percentage basis as we continue to increase revenue. In addition, as a percent of revenues, SG&A at Station Casino St. Charles decreased significantly due to the reduction of costs related to ongoing dredging requirements and costs related to low-water levels from $2.4 million in the prior year to $0.6 million in the current year.

    CORPORATE EXPENSE. Corporate expense as a percent of net revenues increased to 2.8% in the six months ended June 30, 2000 as compared to 2.2% in the six months ended June 30, 1999. We have increased our corporate infrastructure and spending on Information Technology and Human Resources as we continue to lay the foundation for future growth.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased 10.4% in the six months ended June 30, 2000 to $32.3 million as compared to $36.0 million in the six months ended June 30, 1999. This decrease is primarily due to the write down of assets at Station Casino St. Charles in the fourth quarter of 1999 and a portion of the original equipment at Boulder Station and Station Casino Kansas City became fully depreciated in fiscal 1999 and January 2000, respectively. This decrease was offset by an increase at Sunset Station due to the purchase of various equipment leases in October 1999.

    INTEREST EXPENSE. Interest costs incurred (expensed and capitalized) increased 5.6% to $45.4 million for the six months ended June 30, 2000, from $43.0 million in the prior year. This increase is due to an increase of $40.4 million in total long-term debt from the prior year.

    OTHER. During the three months ended March 31, 1999, we recorded an extraordinary charge of $10.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the 9 5/8% senior subordinated notes, which were repaid on January 4, 1999.

    In April, 1999, we received a $15.0 million settlement payment from Crescent Real Estate Equities, Inc., which is included in the "Merger settlement, net of related legal costs" line in the accompanying condensed consolidated statements of operations.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, THE
  TRANSITION PERIOD 1998 AND FOR THE FISCAL YEAR ENDED MARCH 31, 1998.

    The following table highlights our results of operations (dollars in thousands):

                                                        TWELVE                                   FISCAL
                                      FISCAL YEAR       MONTHS                   NINE MONTHS      YEAR
                                         ENDED          ENDED       TRANSITION      ENDED         ENDED
                                      DECEMBER 31,   DECEMBER 31,     PERIOD     DECEMBER 31,   MARCH 31,
                                          1999           1998          1998          1997         1998
                                      ------------   ------------   ----------   ------------   ---------
                                                     (UNAUDITED)                 (UNAUDITED)
NET REVENUES--TOTAL.................    $942,469       $847,015      $642,214      $564,809     $769,610
  Nevada Operations(a)..............     584,852        526,854       397,908       341,447      470,393
  Missouri Operations(a)............     313,439        290,160       219,734       203,374      273,800
  Other(a)..........................      44,178         30,001        24,572        19,988       25,417

OPERATING INCOME (LOSS)--TOTAL......    $ 28,871       $ 92,380      $ 64,696      $ 56,502     $ 84,186
  Nevada Operations(a)..............     147,217        111,902        83,669        60,028       88,261
  Missouri Operations(a)............     (85,269)        (1,528)       (5,056)        6,358        9,886
  Other(a)..........................     (33,077)       (17,994)      (13,917)       (9,884)     (13,961)

CASH FLOWS FROM:
  Operating activities..............    $173,058       $108,321      $ 76,692      $ 73,326     $104,955

EBITDA, AS ADJUSTED(b)--TOTAL.......    $236,970       $192,384      $147,682      $117,764     $162,466
  Nevada Operations(a)..............     186,677        150,413       113,284        96,029      133,158
  Missouri Operations(a)............      69,223         54,314        43,163        29,640       40,791
  Other(a)..........................     (18,930)       (12,343)       (8,765)       (7,905)     (11,483)

EBITDA, AS ADJUSTED(b), ADJUSTED FOR
  THE SUNSET EQUIPMENT
  LEASE--TOTAL......................    $242,890       $200,952      $154,186      $121,942     $168,708
  Nevada Operations(a)..............     192,597        158,981       119,788       100,207      139,400

------------------------

(a) The Nevada Operations include the accounts of: Palace Station, Boulder Station, Texas Station and Sunset Station. The Missouri Operations include the accounts of: Station Casino St. Charles and Station Casino Kansas City. Other includes the operations of Wild Wild West, which opened in July 1998, our investment in Barley's, Southwest Gaming and Corporate expense.

(b) "EBITDA, As Adjusted" consists of operating income plus depreciation, amortization, preopening expenses and impairment loss. We believe that in addition to cash flows and net income, EBITDA, As Adjusted is a useful financial performance measurement for assessing our operating performance. Together with net income and cash flows, EBITDA, As Adjusted provides investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. To evaluate EBITDA, As Adjusted and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation and amortization, preopening expenses and impairment loss, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our operating performance, cannot be determined from EBITDA, As Adjusted. Further, EBITDA, As Adjusted does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA, or such adjustments in the same manner as we do, and therefore, our measure of EBITDA, As Adjusted may not be comparable to similarly titled measures used by other gaming companies.

    Consolidated net revenues, cash flows from operating activities, and EBITDA, As Adjusted for the fiscal year ended December 31, 1999 increased as compared to the Transition Period 1998. These increases are due to the Transition Period 1998 consisting of nine months as compared to the fiscal year ended December 31, 1999, which is twelve months. The above table presents certain results of operations from the unaudited twelve month period ended December 31, 1998 for comparison purposes.

    Consolidated net revenues, operating income, cash flows from operating activities and EBITDA, As Adjusted for the Transition Period 1998 decreased as compared to the fiscal year ended March 31, 1998. These decreases are due to the Transition Period 1998 consisting of nine months as compared to the fiscal year ended March 31, 1998, which is twelve months. The above table presents certain results of operations from the unaudited nine month period ended December 31, 1997 for comparison purposes.

CONSOLIDATED NET REVENUES

    The increase in consolidated net revenues for the fiscal year ended
December 31, 1999 as compared to the twelve months ended December 31, 1998 is due to increased revenues at all of our properties. Increased revenues at the Nevada Operations are partially a result of the completed master-planned expansions at Texas Station and Sunset Station, which were completed in February 1999 and November 1998, respectively. In addition, revenues at the Nevada Operations increased due to the introduction of the Boarding Pass player rewards program in April 1999, which makes it more convenient for customers to redeem points earned from gaming activity at any of the Nevada properties. Net revenues at the Missouri Operations increased 8% primarily due to Station Casino Kansas City which generated a 13% increase in net revenues.

    Consolidated net revenues increased for the Transition Period 1998 as compared to the nine months ended December 31, 1997 due to increased revenues from the Nevada properties generally, and results from Sunset Station, which opened in June 1997, are included for only seven months in the nine months ended December 31, 1997. Also, revenues from the Station Casino Kansas City facility continued to steadily improve. Net revenues at Station Casino St. Charles declined 5% as a result of significant competition in the St. Louis market.

OPERATING INCOME/OPERATING MARGIN

    Our operating income was impacted by certain charges in each of the above periods that affect the ability to analyze year to year comparisons. The following table identifies these charges (dollars in thousands):

                                                        TWELVE                                   FISCAL
                                      FISCAL YEAR       MONTHS                   NINE MONTHS      YEAR
                                         ENDED          ENDED       TRANSITION      ENDED         ENDED
                                      DECEMBER 31,   DECEMBER 31,     PERIOD     DECEMBER 31,   MARCH 31,
                                          1999           1998          1998          1997         1998
                                      ------------   ------------   ----------   ------------   ---------
                                                     (UNAUDITED)                 (UNAUDITED)
Operating income....................    $ 28,871       $ 92,380      $ 64,696      $ 56,502     $ 84,186
  OPERATING MARGIN..................         3.1%          10.9%         10.1%         10.0%        10.9%
Certain charges:
  Impairment loss...................    $137,435       $ 30,011      $ 30,011            --           --
  Preopening expenses...............          --             --            --      $ 10,866     $ 10,866
Operating income, excluding certain
  charges...........................    $166,306       $122,391      $ 94,707      $ 67,368     $ 95,052
  OPERATING MARGIN, EXCLUDING
    CERTAIN CHARGES.................        17.6%          14.4%         14.7%         11.9%        12.4%

    Consolidated operating income, excluding certain charges, improved by $43.9 million in the fiscal year ended December 31, 1999 as compared to the twelve months ended December 31, 1998 with operating income at all of our properties increasing. The increases at the Nevada properties are attributed to the same factors affecting consolidated net revenues discussed above and the increases at the Missouri properties are primarily attributed to a 95.2% increase in operating income, excluding certain charges, at Station Casino Kansas City due to a significant improvement in operations at this property. In addition, the decline in the prior year at Station Casino St. Charles was reversed as the property posted a $1.6 million increase in operating income, excluding certain charges.

    The consolidated operating margin, excluding certain charges, improved in the fiscal year ended December 31, 1999 as compared to the twelve months ended December 31, 1998, due to the operating margins at Sunset Station and Station Casino Kansas City improving over 600 basis points and smaller increases at all of the other properties.

    Operating margin, excluding certain charges, improved in the Transition Period 1998 as compared to the fiscal year ended March 31, 1998 primarily as a result of significantly improved operations at Station Casino Kansas City. Operating income, excluding certain charges at Station Casino Kansas City, improved by $17.8 million in the Transition Period 1998 as compared to the nine months ended December 31, 1997. The only casino property experiencing a decline in operating income, excluding certain charges, was Station Casino St. Charles, which experienced a $4.4 million decline due to the increased competition discussed above.

    The following table highlights our various sources of revenues and expenses as compared to prior periods (dollars in thousands):

                                                        TWELVE                                   FISCAL
                                      FISCAL YEAR       MONTHS                   NINE MONTHS      YEAR
                                         ENDED          ENDED       TRANSITION      ENDED         ENDED
                                      DECEMBER 31,   DECEMBER 31,     PERIOD     DECEMBER 31,   MARCH 31,
                                          1999           1998          1998          1997         1998
                                      ------------   ------------   ----------   ------------   ---------
                                                     (UNAUDITED)                 (UNAUDITED)
Casino revenues.....................    $764,089       $673,124      $509,149      $436,872     $600,847
Casino expenses.....................     356,365        328,953       249,353       211,502      291,102
  MARGIN............................        53.4%          51.1%         51.0%         51.6%        51.6%

Food and beverage revenues..........    $141,116       $138,044      $104,538      $ 97,859     $131,365
Food and beverage expenses..........      88,898         88,423        66,121        67,626       89,928
  MARGIN............................        37.0%          35.9%         36.7%         30.9%        31.5%

Room revenues.......................    $ 42,870       $ 39,678      $ 30,040      $ 27,692     $ 37,330
Room expenses.......................      15,860         14,975        11,515        10,001       13,461
  MARGIN............................        63.0%          62.3%         61.7%         63.9%        63.9%

Other revenues......................    $ 62,286       $ 59,924      $ 47,663      $ 41,233     $ 53,494

Selling, general and
  administrative....................    $190,753       $181,723      $136,649      $128,196     $173,270
  PERCENT OF NET REVENUES...........        20.2%          21.5%         21.3%         22.7%        22.5%

Corporate expenses..................    $ 23,007       $ 15,661      $ 11,431      $ 10,391     $ 14,621
  PERCENT OF NET REVENUES...........         2.4%           1.8%          1.8%          1.8%         1.9%

    CASINO. Casino revenues increased for the fiscal year ended December 31, 1999 as compared to the twelve months ended December 31, 1998 as a result of the same factors affecting consolidated net revenues discussed above. The casino profit margin increased to 53.4% for the fiscal year ended December 31, 1999 from 51.1% for the twelve months ended December 31, 1998 with all properties improving their margin with the exception of Boulder Station which decreased slightly.

    Casino profit margin for the Transition Period 1998 remained relatively consistent with results for the nine months ended December 31, 1997.

    FOOD AND BEVERAGE. Food and beverage revenues for the fiscal year ended December 31, 1999 increased 2.2% over food and beverage revenues for the twelve months ended December 31, 1998. This increase is primarily due to the completion of the expansion projects at Sunset Station and Texas Station. These increases in food and beverage revenues in Nevada were offset by decreases at the Missouri properties. Also, food and beverage revenues increased due to selected menu price increases, which were offset by a decrease in food covers at all of the properties. Food and beverage net profit margins increased to 37.0% for the fiscal year ended December 31, 1999 from 35.9% for the twelve months ended December 31, 1998.

    Food and beverage revenues for the Transition Period 1998 increased 6.8% over food and beverage revenues for the nine months ended December 31, 1997. The primary reason for this increase is the results from Sunset Station, which opened in June 1997, are included for only seven months in the nine months ended December 31, 1997. The increase in food and beverage revenues is less than the overall increase in revenues. This is primarily due to a decline in food and beverage revenues at Station Casino Kansas City. In the prior year's period, we were very aggressive in promoting Station Casino Kansas City's food operations.

    Food and beverage net profit margins improved to 36.7% for the Transition Period 1998, from 30.9% in the nine months ended December 31, 1997. This increase in margin is due to improvement at our Nevada Operations, primarily as a result of continued focus on cost control, as well as selected menu price increases.

    ROOM. Room revenues for the fiscal year ended December 31, 1999 increased 8.0% over room revenues for the twelve months ended December 31, 1998. The primary reason for this increase is the opening of the Wild Wild West Gambling Hall & Hotel in July 1998, which contributed $2.3 million of room revenues in the fiscal year ended December 31, 1999 as compared to $1.1 million of room revenues in the twelve months ended December 31, 1998.

    Our room occupancy decreased to 89% in the fiscal year ended December 31, 1999 as compared to 90% in the twelve months ended December 31, 1998 due to us increasing room rates at the properties. The average daily room rate increased to $54 in the fiscal year ended December 31, 1999 as compared to $51 in the twelve months ended December 31, 1998.

    Room revenues for the Transition Period 1998 increased 8.5% over room revenues for the nine months ended December 31, 1997. The primary reason for this increase is the results from Sunset Station, which opened in June 1997, are included for only seven months in the nine months ended December 31, 1997. Additionally, we opened the Wild Wild West Gambling Hall & Hotel in July 1998, which contributed $1.1 million of room revenues in the Transition Period 1998. Offsetting these increases was a decline in room revenues at Palace Station and Boulder Station. These declines were primarily a result of a lower average daily room rate.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A"). As a percent of net revenues, SG&A decreased to 20.2% in the fiscal year ended December 31, 1999 as compared to 21.5% in the twelve months ended December 31, 1998. As a percent of net revenues, SG&A decreased to 21.3% in the Transition Period 1998 as compared to 22.7% in the nine months ended December 31, 1997. These decreases are due primarily to the fine tuning of operations at Sunset Station and Station Casino Kansas City. In our experience, when a new property opens, SG&A as a percent of net revenues is higher than normal, and reduces as the property's operations mature. Also, due to the fixed cost nature of some of these expenses, they decrease on a percentage basis as we continue to increase revenue.

    CORPORATE EXPENSES. Corporate expenses as a percent of net revenues increased to 2.4% in the fiscal year ended December 31, 1999 as compared to 1.8% in the twelve months ended December 31, 1998. We have increased our corporate infrastructure as we continue to lay the foundation for future growth. Corporate expenses as a percent of net revenues for the Transition Period 1998 were consistent with the nine months ended December 31, 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.7 million in the fiscal year ended December 31, 1999 to $70.7 million as compared to $70.0 million in the twelve months ended December 31, 1998. This increase is due to the completion of the expansion projects at Sunset Station and Texas Station which were completed in November 1998 and February 1999, respectively. This increase was offset by decreases at Boulder Station and Station Casino St. Charles as a portion of the original equipment became fully depreciated during the fiscal year ended December 31, 1999, as both properties have been open for five years. In addition, Palace Station had a large purchase of slot machines in 1994 that became fully depreciated during the fiscal year ended December 31, 1999. Depreciation at Station Casino St. Charles should also decline going forward, due to the write-off of assets noted below, while depreciation at Sunset Station should increase due to the purchase of various equipment leases in 1999.

    Depreciation and amortization increased $2.6 million in the Transition Period 1998 to $53.0 million as compared to $50.4 million in the nine months ended December 31, 1997. This increase is due to the results of Sunset Station being included for only seven months in the nine months ended December 31, 1997.

    IMPAIRMENT LOSS. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", we recorded an impairment loss of $137.4 million in the fiscal year ended
December 31, 1999 and $30.0 million in the Transition Period 1998 to adjust the carrying value of our fixed assets and land held for development to their estimated fair value. In the fiscal year ended December 31, 1999, approximately $125.2 million of the impairment loss was related to Station Casino St. Charles. In the fourth quarter of 1999, we made a decision to reconfigure the existing Station Casino St. Charles facility to a more efficient layout in response to the new open boarding rules promulgated by the Missouri Gaming Commission that began in September 1999 in the St. Louis market. In March 2000, all gaming operations were moved to the existing barge and the existing riverboat has been sold. In accordance with SFAS No. 121, the riverboat and miscellaneous other fixed assets were written down by approximately $15 million to their net realizable value.

    In addition, we performed an evaluation of the carrying values of the remaining assets in St. Charles and determined a $110 million write-down of the asset values was necessary. The write-down was deemed appropriate after a review of the property's asset valuations relative to our near-term investment objectives. The balance of the impairment loss in the fiscal year ended
December 31, 1999, resulted primarily from our determination that we will sell a 40-acre parcel of land in Henderson, Nevada, that we had recently acquired. Future development of the property will be limited to non-gaming purposes. The resulting write-down of the parcel was necessary to reflect the value of the land as a non-gaming site.

    In the Transition Period 1998, the impairment loss principally involves assets at the Station Casino St. Charles facility, including a riverboat formerly used in the Missouri operations, capitalized project costs associated with various parcels of land determined to have no value, and several parcels of land within close proximity to the St. Charles, Missouri site that were being held for future development. The fair value of the impaired assets was primarily determined through the market's interest in riverboats and barges, and on the comparable sales prices on parcels of land in the St. Charles area. The total amount of the impairment loss in the Transition Period 1998 related to this category of assets was approximately $23.4 million. In addition to the assets described above, the most significant portion of the remaining impairment loss in the Transition Period 1998 relates to several parcels of land in Nevada and Texas that we had acquired in the past for either defensive or expansion purposes. The value of these parcels was determined based on sales prices for comparable parcels of land on the market. The following two circumstances led to our decision to write-down these assets to their fair market value: (1) the passage, in Nevada, of legislation which places significantly higher requirements on land to be zoned for gaming purposes, and (2) the termination of the Plan of Merger with Crescent Real Estate Equities Company.

    Included in other assets, net on the accompanying consolidated balance sheet as of December 31, 1999, is $26.1 million related primarily to parcels of land. We are actively attempting to dispose of these non-strategic assets and expect to complete the sale of certain of these assets in calendar year 2000.

    PREOPENING EXPENSES. Prior to December 31, 1998, we capitalized preopening expenses associated with our construction projects, including Sunset Station, which opened in June 1997. Such amounts were expensed upon the opening of the related project. During the fiscal year ended March 31, 1998, we expensed preopening expenses of $10.9 million related primarily to this project. Preopening expenses incurred after January 1, 1999 will be expensed as incurred.

    INTEREST EXPENSE, NET. Interest costs incurred (expensed and capitalized) decreased 6.2% to $85.4 million for the fiscal year ended December 31, 1999 as compared to $91.0 million in the twelve months ended December 31, 1998. This decrease is due to a decline of $17.2 million in total long-term debt from the prior year and to a reduction in average interest rates on long-term debt to 9.0% from 9.6% in the prior year.

    Interest costs incurred (expensed and capitalized) for the Transition Period 1998 of $67.6 million remained consistent with interest costs incurred for the nine months ended December 31, 1997 of $68.9 million.

    OTHER INCOME/EXPENSE. During the fourth quarter of the fiscal year ended December 31, 1999, we wrote off $2.4 million of costs incurred related to the termination of the Flamingo Hilton Kansas City acquisition. The acquisition was terminated when the Missouri Gaming Commission (the "Commission") informed us that it would not be able to complete its licensing investigation on or before the termination date set forth in the acquisition agreement. We believe the Commission was unable to complete its licensing investigation in the required time frame because of the investigation of the actions of an attorney who worked on our legal matters in Missouri (see "Regulation and Licensing--Missouri Gaming Regulations").

    In April 1999, we received a $15.0 million settlement payment from Crescent Real Estate Equities, Inc., which is included in the "Merger settlement, net of related legal costs" line on the accompanying Consolidated Statements of Operations.

    In 1999, we recorded an extraordinary charge of $10.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the 9 5/8% senior subordinated notes, which were repaid on January 4, 1999. In addition, we also recorded an extraordinary charge of $0.3 million (net of applicable tax benefit) related to the write-off of unamortized loan costs on our $75.0 million secured term loan facility.

LIQUIDITY AND CAPITAL RESOURCES

    During the six months ended June 30, 2000, we generated cash flows from operating activities of $79.7 million. At June 30, 2000, we had total available borrowings of $579.8 million under the

Amended Bank Facility, of which $377.0 million was directly outstanding and $4.8 million was reserved for the potential payment of an outstanding letter of credit. Total available borrowings will reduce each quarter in accordance with the terms of the Amended Bank Facility (see "Description of Certain Indebtedness and Capital Stock--Amended Bank Facility"). We also had $57.1 million in cash and cash equivalents.

    During the six months ended June 30, 2000, total capital expenditures were approximately $31.5 million, of which approximately (i) $8.0 million was associated with the expansion project at Texas Station, (ii) $3.0 million was associated with the reconfiguration of the Station Casino St. Charles facility to a more efficient layout, (iii) $2.9 million was associated with the hotel room remodels at Palace Station and Boulder Station and (iv) $17.6 million was associated with maintenance capital expenditures and various other projects.


    Our primary capital requirements during the remainder of 2000 and the first quarter of 2001 are expected to include (i) purchase and costs of capital improvements of the Santa Fe Hotel & Casino, expected to cost approximately
$245 million in the aggregate; (ii) purchase and costs of capital improvements of the Fiesta Casino Hotel, expected to cost approximately $185 to $190 million in the aggregate; (iii) purchase of the Reserve Hotel & Casino, expected to cost approximately $70 million, (iv) the remaining costs of the expansion project at Texas Station, estimated to cost approximately $72 million, (v) equity contributions to the proposed Green Valley project expected to be approximately $50 million, (vi) strategic land purchases throughout the Las Vegas area,
(vii) opportunistic repurchases of our common stock, (viii) maintenance capital expenditures, and (ix) principal and interest payments on indebtedness.



    We believe that cash flows from operations, cash received upon the sale of Station Casino Kansas City and Station Casino St. Charles (if the sale is consummated prior to our acquisition of the Fiesta Casino Hotel), borrowings under the Amended Bank Facility, vendor and lease financing of equipment, and existing cash balances will be adequate to satisfy our anticipated uses of capital during the remainder of 2000 and 2001. As discussed below, the sale of Station Casino Kansas City and Station Casino St. Charles could be adversely affected by the proceedings related to the Lazaroff investigation. If the sale is delayed or terminated altogether, we will be required to arrange additional financing to consummate the acquisition of the Fiesta Casino Hotel and complete the other components of our capital plan discussed above. Potential financing sources may include increased commitments from our bank group under the Amended Bank Facility in the form of an increase in the revolving credit facility, public debt, a term loan or a temporary bridge facility as well as vendor or lease financing of equipment. We cannot be sure that we will be able to obtain additional financing on acceptable terms, if at all, to consummate the acquisition of the Fiesta Casino Hotel or complete the other components of our capital plan in the event the sale of the Missouri properties is delayed or terminated. In addition, we are continually evaluating our financing needs. If more attractive financing alternatives or expansion, development or acquisition opportunities become available to us, we may amend our financing plans assuming such financing would be permitted under our existing debt agreements (See "Description of Certain Indebtedness and Capital Stock") and other applicable agreements.


ACQUISITIONS AND FUTURE DEVELOPMENT


RESERVE HOTEL & CASINO



    Concurrent with our agreement to sell our Missouri properties, on October 17, 2000, we and our wholly-owned subsidiary, Lake Mead Station, Inc., entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.

FIESTA CASINO HOTEL

    On July 19, 2000, we entered into a definitive agreement to acquire the Fiesta Casino Hotel in North Las Vegas, NV, from Fiesta Hotel Corporation, a subsidiary of Joe G. Maloof & Company, Inc. The purchase price of
$185.0 million includes a non-compete agreement with Joe G. Maloof & Company, Fiesta Hotel Corporation, and certain members of the Maloof family. The non-compete agreement extends for a 25-mile radius from the Fiesta Casino Hotel and excludes the property owned by Joe G. Maloof & Company on Flamingo Road and Arville Street in Las Vegas, the Las Vegas Strip and downtown Las Vegas. The Fiesta Casino Hotel is located at the intersection of Lake Mead Boulevard and Tonopah Highway in North Las Vegas, near Texas Station. Situated on 25 acres, the Fiesta Casino Hotel currently offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, bingo, and a race and sports book. Upon completion of the transaction, the property will retain the Fiesta name and theme. The acquisition is subject to the satisfaction of numerous conditions, including the receipt of all necessary gaming and non-gaming regulatory approvals and is expected to close by January 31, 2001.

SANTA FE HOTEL & CASINO


    On October 2, 2000, we consummated the purchase of substantially all of the assets of the Santa Fe Hotel & Casino for an aggregate purchase price of $205.0 million and renamed the property "Santa Fe Station." In connection with the purchase of the Santa Fe Hotel & Casino, we also acquired an option to purchase a 21-acre parcel of real estate that is adjacent to the Santa Fe
Hotel & Casino. The Santa Fe Hotel & Casino is located at the intersection of Interstate 95 and Rancho Road, approximately five miles northwest of Texas Station. Situated on 38 acres, the Santa Fe Hotel & Casino currently offers approximately 85,000 square feet of casino space featuring 1,675 gaming devices and 27 table games, 200 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, a 60-lane bowling center, a regulation-sized ice skating arena, and 10,000 square feet of meeting and banquet facilities.


GREEN VALLEY PROJECT

    A 50/50 joint venture between us and GCR Gaming, LLC (an affiliate of American Nevada Corporation) has commenced construction of a new resort/casino on the south side of Interstate 215 at Green Valley Parkway in Henderson, Nevada. The 40-acre resort site is part of a 170-acre mixed-use commercial, retail and office project. The resort site has been designated a gaming enterprise district under Nevada Senate Bill 208 and local ordinances since 1996. Construction of the resort is expected to be completed in the fourth quarter of 2001. The estimated construction cost of this project is approximately $300 million. The project is expected to be capitalized with total equity contributions from the partners of approximately $100 million and third party financing for the remainder. We have been in discussions with lenders to obtain $200 million of debt and lease financing to fund the development of the Green Valley project. We anticipate that we will be required to enter into a make-well agreement in connection with the Green Valley financing. We cannot be sure that we will obtain third party financing and, if third party financing cannot be obtained or is insufficient to fund the construction costs of the Green Valley project, we and GCR Gaming, LLC would be obligated to contribute amounts, on a pro rata basis, necessary to finance the construction and opening of the project. The yet-to-be named project will be managed by one of our subsidiaries. We and an affiliate of American Nevada Corporation have co-owned Barley's since January 1996.

UNITED AUBURN INDIAN COMMUNITY

    On October 12, 1999, we announced that we had entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Subject to the receipt of certain governmental approvals and the designation of the land on which the casino will be built as land held in trust for the UAIC, we and the UAIC intend to develop a gaming and entertainment facility on 49 acres, approximately seven miles north of Interstate 80, in Placer County,

California, near Sacramento. Voter approval of the proposed amendment to the California constitution to allow "Nevada-style" Native American gaming was received in March 2000, however, there can be no assurances when or if the necessary government approvals for the acceptance of the land into trust, management agreement and development of the project will be received. The scope and the timing of this project have yet to be determined.

LAND HELD FOR DEVELOPMENT

    We have leased, purchased or have options to purchase an additional 185 acres of land for development of three additional gaming sites in the Las Vegas Valley. The Rhodes Ranch site consists of two parcels totaling 83 acres, located at the intersection of Durango Road and the Southern Beltway/I-215 located in the southwest quadrant of Las Vegas. The Boulder/Tropicana site is a 68-acre site consisting of two parcels at the intersection of Boulder Highway and Tropicana Avenue in eastern Las Vegas. We are leasing (with an option to purchase) 34 acres of the site and have entered into an option to purchase the adjacent 34-acre parcel. We paid $30.2 million for the land mentioned above and will make combined lease and option payments of $1.6 million per year. We have no immediate plans to develop these sites.

    On April 19, 2000, we announced that we had secured a gaming site in North Las Vegas. The site is a 34-acre parcel near the intersection of Martin Luther King, Jr. Drive and Craig Road in North Las Vegas, Nevada. We have entered into a long-term ground lease with an option to purchase the property. The parcel is already entitled for gaming. As part of the transaction, we also placed a deed restriction prohibiting casino gaming on an 18-acre parcel, approximately 1.5 miles east of this site, that was previously entitled for gaming. We are currently evaluating the size, scope and timing of this project. In order to maintain its gaming entitlements, we would be required to complete the facility prior to the end of 2002.

    Our capital requirements in 2000 could also include amounts necessary to fund the proposed development of the project with the United Auburn Indian Community to the extent development of such project is commenced in 2000. In addition, we have in the past, and may in the future, make acquisitions and enter into joint ventures on an opportunistic basis. While we have not entered into any agreement with respect to any such future acquisition or joint venture other than as disclosed in this report, our capital requirements in 2000 may include amounts necessary to permit us to pursue such expansion activities.

LAZAROFF INVESTIGATION

    Since late 1999, offices of the United States Attorney in Missouri and the Missouri Gaming Commission have been conducting investigations regarding the actions of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented our company in Missouri. The investigation relates to, among other things, Lazaroff's receipt of bonus payments from us between 1994 and 1996. We have received requests for information from these agencies and have cooperated fully with those requests. In June 2000, Lazaroff pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included us, by mischaracterizing non-client expenses and charging his clients for them and (3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission.

    Our board of directors has established a special committee to monitor the ongoing Lazaroff investigations and related matters in Missouri. The special committee consists of Richard J. Heckmann and Lowell H. Lebermann, each of whom is an independent outside member of our board of directors.

    In July 2000, Frank J. Fertitta III and Glenn C. Christenson received subpoenas to testify before a federal grand jury in the western district of Missouri in connection with the Lazaroff investigation. The date for testifying pursuant to the subpoenas was postponed and no date for the testimony is presently scheduled.


    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri. The hearing was held purportedly in connection with the Missouri Gaming Commission's ongoing investigation of Lazaroff. Seven of eight of our company's employees who received subpoenas to testify at the hearing declined to appear. We asserted that the Missouri Gaming Commission lacks the authority to require our employees to appear at such a public hearing, and that such a hearing fails to afford our company and our employees fundamental due process rights. In response to our company's position and our employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by our two Missouri subsidiaries, as well as the Missouri gaming licenses held by Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson and Richard J. Haskins. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provided us an opportunity to request a heraring to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set.



    Based on our own internal review, we are unaware of any improprieties on our part. However, due to the uncertainty inherent in any investigation, we cannot predict the ultimate outcome of these investigations. If the aforementioned investigations were to implicate us or our senior executives in any wrongdoing, this could lead to further proceedings against us or our executives, which could result in fines and other penalties being imposed on us or them, restrict our and their ability to hold gaming licenses or otherwise materially adversely affect our business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to our suitability to hold gaming licenses likely would have a material adverse effect on our business, financial condition and results of operations.



SALE OF MISSOURI PROPERTIES



    On October 17, 2000, we entered into a definitive agreement to sell our Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that we had previously entered into to sell our Missouri properties to a management group led by John V. Finamore, president of our Midwest operations, and William W. Warner, our vice president of finance. The purchase price for the Missouri assets is $475 million. The Missouri transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing, and is expected to close late in the fourth quarter of 2000. Our licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provided us an opportunity to request a heraring to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set. The sale of our Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation discussed below. If the sale of our Missouri properties is not consummated before the Missouri Gaming Commission rules on our renewal application, we may lose our licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on us.



    Concurrent with our agreement to sell our Missouri properties, on October 17, 2000, we and our wholly-owned subsidiary, Lake Mead Station, Inc., entered into an asset purchase agreement with

Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.

                                    BUSINESS

GENERAL

    Station Casinos, Inc. is an established multi-jurisdictional gaming and entertainment enterprise that currently owns and operates four major hotel/casino properties and two smaller casino properties in the Las Vegas Metropolitan area, and gaming and entertainment complexes in St. Charles and Kansas City, Missouri. We also own and provide slot route management services in southern Nevada. Management's growth strategy includes the master-planned expansion of our existing gaming facilities in Nevada and Missouri, as well as the evaluation and pursuit of additional acquisition or development opportunities in Nevada and other gaming markets.

    In Las Vegas, we own and operate Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel ("Texas Station"), Sunset Station Hotel & Casino ("Sunset Station") and Tropicana Station, Inc., the operator of Wild Wild West Gambling Hall & Hotel ("Wild Wild West") and, together with Palace Station, Boulder Station, Texas Station, and Sunset Station, the "Las Vegas Casino Properties". We also own a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company ("Barley's"). Palace Station is located on approximately 39 acres on Sahara Avenue adjacent to Interstate 15, and is near major attractions on the Las Vegas Strip and downtown Las Vegas. Boulder Station is located on approximately 46 acres along the Boulder Highway, immediately adjacent to Interstate 515, and is located on the opposite side of Las Vegas from Palace Station. Texas Station is located on approximately 47 acres at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. Sunset Station is located on approximately 105 acres on Sunset Road immediately adjacent to Interstate 515 and features a Spanish/Mediterranean-themed hotel/casino. Each of our Las Vegas casinos caters primarily to local Las Vegas residents. We market the casinos together under the Station Casinos' brand, offering convenience to residents throughout the Las Vegas Valley with its strategically located properties.

    In Missouri, we own and operate Station Casino Kansas City and Station Casino St. Charles. Station Casino Kansas City, is located on 183 acres immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Station Casino Kansas City caters to local customers within the greater Kansas City area, as well as tourists from outside the region. Station Casino St. Charles is located on 52 acres situated immediately north of the Interstate 70 bridge in St. Charles, and is strategically located to attract customers from the St. Charles and greater St. Louis areas, as well as tourists from outside the region. Management is employing the same operating strategies that have been successful at our properties in the competitive Las Vegas market in order to secure a strong presence in the Missouri markets. On July 19, 2000, we entered into definitive agreements to sell substantially all of the assets of Station Casino Kansas City and Station Casino St. Charles.

OPERATING STRATEGY

    We believe that the following key principles have been integral to our success as a gaming operator and we intend to continue to employ these strategies at each of our various operations.

TARGETED CUSTOMER BASE

    Our operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. The Las Vegas Casino Properties, Station Casino Kansas City and Station Casino St. Charles (collectively the "Casino Properties") attract customers from their local markets through innovative, frequent and high-profile promotional programs, focused marketing efforts and convenient locations, and from the repeat visitor market through aggressive marketing and the development of strong relationships with specifically targeted travel wholesalers. Although perceived value initially attracts a customer to the Casino Properties, actual value generates customer satisfaction and loyalty. Management believes that actual value becomes apparent during the customer's visit through an enjoyable, affordable and high-quality entertainment experience. Las Vegas, which is and has been one of the fastest growing cities in the United States, is characterized by a strong economy and demographics which include an increasing number of retirees and other active gaming customers. This strategy applies as well to the Missouri markets. We believe that our visitor patrons are also discerning customers who enjoy our value-oriented, high-quality approach. This is particularly true in Las Vegas where patrons view our hotel and casino product as a preferable alternative to attractions located on the Las Vegas Strip and downtown Las Vegas.

PROVIDE A HIGH-VALUE EXPERIENCE

    Because we target the repeat customer, management is committed to providing a high-value entertainment experience for our customers in our restaurants, hotels, casinos, and other entertainment amenities. Management believes that the value offered by restaurants at each of the Casino Properties is a major factor in attracting local gaming customers, as dining is a primary motivation for casino visits by many locals. Through their restaurants, each of which has a distinct theme and style of cuisine, our Casino Properties offer generous portions of high-quality food at reasonable prices. In addition, our operating strategy focuses on slot and video poker machine play. Our target market consists of frequent gaming patrons who seek not only a friendly atmosphere and convenience, but also higher than average payout rates. Because locals and repeat visitors demand variety and quality in their slot and video poker machine play, the Casino Properties offer the latest in slot and video poker technology, including several games designed exclusively for us.

    As part of our commitment to providing a quality entertainment experience for our patrons, we are dedicated to ensuring a high level of customer satisfaction and loyalty by providing attentive customer service in a friendly, casual atmosphere. Management recognizes that consistent quality and a comfortable atmosphere stem from the collective care and friendliness of each employee. Station, which began as a family-run business, has maintained close-knit relationships among its management and endeavors to instill among its employees this same sense of loyalty. Toward this end, management takes a hands-on approach through active and direct involvement with employees at all levels.

MARKETING AND PROMOTION

    We employ an innovative marketing strategy that utilizes frequent, high-profile promotional programs in order to attract customers and establish a high level of name recognition. In addition to aggressive marketing through television, radio and newspaper advertising, we have created and sponsored such promotions as "Paycheck Bonanza" and the "Great Giveaway," a popular football season contest. These promotions have become a tradition in the locals' market and have had a positive impact upon our patronage during their respective promotion periods.

    In April 1999, we introduced our unified Boarding Pass player rewards program at the Las Vegas Casino Properties. The Boarding Pass program allows guests to earn points based on their level of gaming activity. These points can then be redeemed for food, entertainment and merchandise at any of the Las Vegas Casino Properties. This "single card", for which the technology was developed in-house, sets us apart from our competition in the Las Vegas locals market.

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
CASINO PROPERTIES

    Set forth below is certain information concerning the properties that are owned and operated by us. The properties are more fully described in the following table.

                              CASINO PROPERTIES(1)

                                                     CASINO
                                                     SQUARE     HOTEL                 GAMING      PARKING
PROPERTY                                            FOOTAGE     ROOMS     SLOTS(2)   TABLES(3)   SPACES(4)
--------                                            --------   --------   --------   ---------   ---------
Las Vegas Casino Properties
  Palace Station..................................   84,000     1,022      2,203         47        3,700
  Boulder Station.................................   89,000       300      3,088         46        4,350
  Texas Station...................................   95,000       200      2,747         44        5,300
  Sunset Station..................................  110,000       467      2,971         54        5,700
Missouri Casino Properties
  Station Casino St. Charles......................   45,000        --      1,841         40        5,400
  Station Casino Kansas City......................  140,000       200      3,288        144        5,000
Other
  Wild Wild West..................................   12,500       260        250          7          500
  Barley's........................................   10,000        --        199          9           --
  Southwest Gaming................................       --        --        797         --           --

------------------------

(1) The information with respect to each property is as of June 30, 2000.

(2) Includes slot and video poker machines and other coin-operated devices.

(3) Generally includes blackjack ("21"), craps, roulette, pai gow poker, mini baccarat, Caribbean stud poker, let it ride, big six, three card and double down stud. The Las Vegas Casino Properties also offer a keno lounge, poker room, bingo parlor and a race and sports book. The Missouri Casino Properties also offer a poker room. Wild Wild West and Barley's also offer a sports book.

(4) Includes covered parking spaces of 1,900 for Palace Station, 1,900 for Boulder Station, 3,500 for Texas Station, 2,000 for Sunset Station and 4,000 for Station Casino St. Charles.

LAS VEGAS CASINO PROPERTIES

PALACE STATION

    Palace Station is located on approximately 39 acres strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station's ample parking and convenient location assure customers easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers. Palace Station has the following features and amenities:

    - approximately 287,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

    - a 1,022-room hotel and approximately 3,700 parking spaces, including 1,900 spaces in two multi-level parking structures;

    - an approximately 84,000-square foot casino with approximately 2,203 slot and video poker machines, 47 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including two swimming pools, five full-service restaurants, several fast-food outlets, a 24-hour gift shop, a non-gaming video arcade, an entertainment lounge, additional bars and an approximately 20,000-square foot banquet and convention center.

    Palace Station's five full-service restaurants have a total of over 1,225 seats. These restaurants offer a variety of high-quality food at reasonable prices, including the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant) and the Guadalajara Bar & Grille (a Mexican restaurant). Palace Station guests also may take advantage of the Palace Saloon Piano Bar and the Trax Lounge, which provide music, dancing and entertainment.

BOULDER STATION

    Boulder Station, which opened in August 1994, is located on approximately 46 acres strategically located on the opposite side of Las Vegas from Palace Station. Patrons enjoy convenient access to Boulder Station which is located on Boulder Highway and immediately adjacent to the Interstate 515 interchange. We believe that this highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station has the following features and amenities:

    - approximately 337,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

    - a 300-room hotel and approximately 4,350 parking spaces, including a 1,900 space multi-level parking structure;

    - an approximately 89,000-square foot casino with approximately 3,088 slot and video poker machines, 46 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 280-seat entertainment lounge, eight additional bars, an 11-screen movie theater complex and a Kid's Quest child-care facility.

    Boulder Station's five full-service restaurants have a total of over 1,400 seats. These restaurants offer a variety of high-quality food at reasonable prices. Restaurant themes and menus are similar to Palace Station's, allowing Boulder Station to benefit from the market acceptance and awareness of this product. Restaurants include the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant), and the Guadalajara Bar & Grille (a Mexican restaurant). In addition to these restaurants which are similar to the offerings at Palace Station, Boulder Station offers various fast-food outlets. Boulder Station's restaurants and bars are located in open settings that are designed to intermingle the dining and gaming experience.

TEXAS STATION

    Texas Station, which opened in July 1995, is located on approximately 47 acres located at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. The facility features a friendly, "down-home" Texas atmosphere, highlighted by its distinctive early Texas architecture. In February 1999, we completed a $55 million master-planned expansion of Texas Station. Texas Station has the following features and amenities:

    - approximately 390,000 square feet of main facility area in a low rise complex with a friendly "down-home" Texas atmosphere, highlighted by distinctive early Texas architecture;

    - a six-story, 200-room hotel tower and approximately 5,300 parking spaces, including 3,500 spaces in two multi-level parking structures;

    - an approximately 95,000-square foot casino with approximately 2,747 slot and video poker machines, 44 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 132-seat entertainment lounge, seven additional bars, an 18-screen movie theater complex and a Kid's Quest child-care facility.

    Management believes that the theater complex provides a competitive advantage for the property and is an additional attraction that draws a significant number of patrons to the facility.


    We have commenced another phase of master-planned construction at Texas Station. Construction has begun on the $72 million project, which is expected to be completed in the fourth quarter of 2000. The original budget has been expanded to account for upgrades in the quality of the interior finishes of the conference center as well as other interior and structural upgrades. In addition, the scope of the project was expanded to include renovation of various restaurants and additional upgrades to bring the quality of finishes in the original portion of the facility up to the quality of the newer phase. This phase of the master plan is designed to further position Texas Station as an all-inclusive entertainment destination for Las Vegas residents. The expansion project includes the addition of 350 gaming devices, a 60-lane bowling alley and approximately 40,000 square feet of meeting and banquet space.


    Texas Station's five full-service restaurants have a total of over 1,300 seats. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Yellow Rose Cafe (a 24-hour coffee shop), the Stockyard Steakhouse, the Guadalajara Bar & Grille (a Mexican restaurant), the San Lorenzo (an Italian restaurant) and the Market Street Buffet (featuring seven different food stations). In addition to the Texas Station-themed restaurants, guests may also take advantage of the unique features of the Martini Ranch, the Whiskey Bar with a seven-foot high bronco rider, which rotates on a pedestal and may be viewed by patrons on all sides, the Garage Bar which features a 1976, fire engine red Cadillac Eldorado with seven-foot Texas long-horns on the hood, or the Armadillo Honky Tonk where a 3,000 piece cut glass armadillo is the centerpiece of a dance hall. The facility also offers a variety of fast-food outlets to enhance the customers' dining selection. Management believes that the quality and variety of the restaurants offered at the facility are a major draw in the rapidly growing North Las Vegas and Summerlin markets.

SUNSET STATION

    Sunset Station, which opened in June 1997, is located on approximately 105 acres at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station. In November 1998, we completed a $34 million master-planned expansion of Sunset Station.

    Sunset Station is distinguished from our other properties by its interior and exterior Spanish/ Mediterranean-style architecture. Sunset Station has the following features and amenities:

    - approximately 428,000 square feet of main facility area with interior and exterior Spanish/ Mediterranean-style architecture;

    - a 20-story, 467-room hotel tower and approximately 5,700 parking spaces, including a 2,000 space multi-level parking structure;

    - an approximately 110,000-square foot casino with approximately 2,971 slot and video poker machines, 54 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

    - non-casino amenities including an outdoor swimming pool, seven full-service restaurants (and tenant lease space for additional restaurants), several fast-food outlets, a gift shop, a non-gaming video arcade, an entertainment lounge and an amphitheater, additional bars, a 13-screen movie theater complex and a Kid's Quest child-care facility.

    Sunset Station's seven full-service restaurants have a total of over 2,100 seats featuring "live-action" cooking and simulated patio dining. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Sunset Cafe (a 24-hour coffee shop), the Sonoma Cellar (a steakhouse), the Casa Del Sol (a seafood restaurant), the Capri (an Italian restaurant), Guadalajara Bar & Grille (a Mexican restaurant) and The Feast Around the World, a live action buffet featuring Mexican, Italian, barbecue, American and Chinese cuisine. Guests may also take advantage of the Gaudi Bar, a centerpiece of the casino featuring over 8,000 square feet of stained-glass and a water light display. The facility also offers fast-food outlets to enhance the customers' dining selection.

    We have developed only approximately 70 acres of Sunset Station's approximately 105 acres. We are currently evaluating potential development plans for the undeveloped property. Uses for the land could include a life-style entertainment retail center and the development of several pads for various build-to-suit retail, restaurant and entertainment concepts. We have not yet determined timing and definitive plans for such a development.


MISSOURI CASINO PROPERTIES



    On October 17, 2000, we entered into a definitive agreement to sell our Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that we had previously entered into to sell our Missouri properties to a management group led by John V. Finamore, president of our Midwest operations, and William W. Warner, our vice president of finance. The purchase price for the Missouri assets is $475 million. The Missouri transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing, and is expected to close late in the fourth quarter of 2000. Our licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provide us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set. The sale of our Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation discussed below. If the sale of our Missouri properties is not consummated before the Missouri Gaming Commission rules on our renewal application, we may lose our licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on us.



    Concurrent with our agreement to sell our Missouri properties, on October 17, 2000, we and our wholly-owned subsidiary, Lake Mead Station, Inc., entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.


STATION CASINO KANSAS CITY

    Station Casino Kansas City opened in January 1997. This facility is a master-planned gaming and entertainment destination facility featuring a historic Missouri riverboat theme and is strategically located to attract customers from the greater Kansas City area, as well as tourists from outside the region. The facility is located on approximately 183 acres immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Station Casino Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also capture the strong visitor and overnight markets. Management believes that Station Casino Kansas City has specific advantages relative to other riverboat facilities in the region and that it is the premier facility in the Kansas City market. The site is adjacent to the Interstate 435 bridge, which supports traffic flow of approximately 90,000 cars per day. Interstate 435 is a six-lane, north-south expressway offering quick and easy accessibility and direct visibility of the site.

    The Station Casino Kansas City facility features two continuously docked gaming vessels situated in a man-made protective basin. We believe the Station Casino Kansas City facility offers a full Las Vegas-style gaming experience in the Midwest. The gaming facilities are docked adjacent to a land-based entertainment facility with approximately 526,000 square feet of main facility area which includes the following features and amenities:

    - two continuously docked gaming vessels situated in a man-made protective basin with a historic Missouri riverboat theme;

    - an approximately 140,000 square-foot gaming space with approximately 3,288 slot and video poker machines, 144 gaming tables and a poker room;

    - a land-based 200-room hotel and 5,000 parking spaces; and

    - a land-based entertainment center with seven full-service restaurants, several fast-food outlets, eleven bars and lounges, a 1,400-seat Grand Pavilion, a Kid's Quest child-care facility, an 18-screen movie theater complex, a 5,700-square foot non-gaming video arcade and midway and a gift shop.

    Station Casino Kansas City's restaurants offer a variety of high-quality food at reasonable prices. Restaurants include an all-you-can-eat live action buffet "Feast Around the World," featuring Italian, Mexican, Chinese, barbecue, and traditional American fare, Bugatti's Little Italy Cafe, featuring fine Italian cuisine and a wine bar with an extensive selection, Pancho Villa's Cantina, featuring southwestern foods, the Orleans Seafood Co. and Oyster Bar, featuring fresh Louisiana style seafood, and the Hafbrauhaus Brewery & Biergarten featuring a wide selection of micro-brewed lagers, an assortment of American and Bavarian cuisine and live entertainment. In addition, Station Casino Kansas City leases space to a well-known Kansas City favorite, Arthur Bryant's Barbeque.

STATION CASINO ST. CHARLES

    Station Casino St. Charles opened in May 1994. Station Casino St. Charles is located immediately north of the Interstate 70 bridge in St. Charles on approximately 52 acres owned by us. The Station Casino St. Charles complex is strategically located to attract customers from the St. Charles and greater St. Louis area, as well as tourists from outside the region. The site is adjacent to the Interstate 70 bridge. Interstate 70 is a 10-lane, east-west freeway offering quick and easy accessibility to and direct visibility of the Station Casino St. Charles site.

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
    In March 2000, we completed a reconfiguration of the two gaming vessels at Station Casino St. Charles. In response to the new "open boarding" rules that went into effect in the St. Louis market in September 1999 we have moved all of the gaming operations to the existing barge which contains 45,000 square feet of gaming and entertainment space. Station Casino St. Charles has the following features and amenities:

    - approximately 1,841 slot and video poker machines and 40 gaming tables;
      and

    - non-casino amenities including two full-service restaurants, three bars, an entertainment lounge, a gift shop and a lobby and ticketing facility.

    In May 1996, we completed construction of an elevated roadway and a 4,000-space five-story parking structure. The parking facility is constructed above the existing flood plain. The elevated roadway and parking structure provide improved access to the gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure during the spring flooding season.

    In the fall of 1996, we commenced an expansion project at Station Casino St. Charles which included the building of a basin containing two new gaming vessels and a new retail and entertainment complex. Since December 31, 1997, construction on the Station Casino St. Charles expansion project has been halted because we decided to direct our capital expansion programs to our other facilities. Future development of the Station Casino St. Charles expansion project is subject to a number of considerations including the availability of financing, demand for gaming facilities, regulatory requirements unique to the state of Missouri and alternative uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. As a result of the uncertainty surrounding the expansion project, we evaluated the carrying values of the assets in St. Charles as of December 31, 1999 and concluded that a write-down of the assets was appropriate. As of December 31, 1999, the existing operating assets and $169.0 million we had invested in the expansion project were written down by approximately $125.2 million. We do not anticipate that any major construction activity on the expansion project will resume prior to our sale of Station Casino St. Charles.

    New legislation has been passed in Missouri giving the Missouri Gaming Commission the authority to require gaming licensees to post a bond or other form of surety to the state of Missouri to, among other things, guarantee the completion of any expansion of a gaming facility within the later of a time period determined by the Missouri Gaming Commission and the date that is three years after enactment of the legislation. The failure to complete an approved expansion project within the prescribed time period may, pursuant to the Missouri legislation, constitute sufficient grounds for not renewing the gaming license for that gaming facility. If the sale of the assets of Station Casino St. Charles is not completed, a failure to complete the proposed Station Casino St. Charles expansion facility within the prescribed time period could constitute sufficient grounds for the Missouri Gaming Commission to deny renewal of our license for gaming at Station Casino St. Charles.

THE SOUTHWEST COMPANIES

    We provide slot route management services to numerous food and beverage establishments and commercial businesses in Southern Nevada through our subsidiary, Southwest Gaming Services, Inc. ("SGSI"). SGSI commenced its slot route business in southern Nevada in December 1990. Management combined its gaming experience with its route management abilities to capitalize on the rapidly expanding slot route business.

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EXPANSION STRATEGY

SELECTION CRITERIA

    Management believes that a highly visible central location, convenient access and ample parking are critical factors in attracting local patronage and repeat visitors. Additionally, sites must be large enough to support multi-phased master-planned growth. We select sites that are centrally located within a dense population base so that the facility cannot be cut-off from its primary market. These sites generally have been adjacent to high-traffic surface streets and interstate highways. Management believes that each of our Casino Properties' locations has provided us with a significant competitive advantage to attract our targeted customer base.

MASTER-PLANNED DEVELOPMENT

    Management's expansion strategy includes the master-planned expansion of our existing and future gaming locations. In designing project sites, we plan and engineer for multi-phased facility expansion to accommodate future growth and to allow us to develop dominant properties in each market place. A project's master-planned design typically allows the option of adding hotel rooms, casino space and non-gaming entertainment such as movie theaters, additional restaurants, retail shops, and various other entertainment venues.


    We have commenced another phase of master-planned construction at Texas Station. Construction has begun on the $72 million project, which is expected to be completed in the fourth quarter of 2000. The original budget has been expanded to account for upgrades in the quality of the interior finishes of the conference center as well as other interior and structural upgrades. In addition, the scope of the project was expanded to include renovation of various restaurants and additional upgrades to bring the quality of finishes in the original portion of the facility up to the quality of the newer phase. This phase of the master plan is designed to further position Texas Station as an all-inclusive entertainment destination for Las Vegas residents. The expansion project includes the addition of 350 gaming devices, a 60-lane bowling alley and approximately 40,000 square feet of meeting and banquet space.


EXPANSION, DEVELOPMENT AND ACQUISITION OPPORTUNITIES

    We continually evaluate the timing and scope of our master-planned developments at each of the Casino Properties and may determine from time to time to expand the scope of, improve on, or suspend the implementation of our master plans. These decisions are dependent upon the availability of financing, competition and future economic and gaming regulatory environments, many of which are beyond our control.

    We also evaluate other development and acquisition opportunities in current and emerging gaming markets, including land-based, dockside, riverboat and Indian gaming opportunities. Our decision whether to proceed with any new gaming development or acquisition opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations, many of which are beyond our control.

SANTA FE HOTEL & CASINO


    On October 2, 2000, we consummated the purchase of substantially all of the assets of the Santa Fe Hotel & Casino for an aggregate purchase price of $205.0 million and renamed the property "Santa Fe Station." In connection with the purchase of the Santa Fe Hotel & Casino, we also acquired an option to purchase a 21-acre parcel of real estate that is adjacent to the Santa Fe
Hotel & Casino. The Santa Fe Hotel & Casino is located at the intersection of Interstate 95 and Rancho Road, approximately five miles northwest of Texas Station. Situated on 38 acres, the Santa Fe Hotel & Casino currently offers approximately 85,000 square feet of casino space featuring 1,675 gaming devices and 27 table games, 200 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, a 60-lane bowling center, a regulation-sized ice skating arena, and 10,000 square feet of meeting and banquet facilities.


FIESTA CASINO HOTEL

    On July 19, 2000, we entered into a definitive agreement to acquire the Fiesta Casino Hotel in North Las Vegas, NV, from Fiesta Hotel Corporation, a subsidiary of Joe G. Maloof & Company, Inc. The purchase price of
$185.0 million includes a non-compete agreement with Joe G. Maloof & Company, Fiesta Hotel Corporation, and certain members of the Maloof family. The non-compete agreement extends for a 25-mile radius from the Fiesta Casino Hotel and excludes the property owned by Joe G. Maloof & Company on Flamingo Road and Arville Street in Las Vegas, the Las Vegas Strip and downtown Las Vegas. The Fiesta Casino Hotel is located at the intersection of Lake Mead Boulevard and Rancho Road in North Las Vegas, near Texas Station. Situated on 25 acres, the Fiesta

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Casino Hotel currently offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest room, four full-service restaurants, a buffet, several fast-food outlets, bingo, and a race and sports book. Upon completion of the transaction, the property will retain the Fiesta name and theme. The acquisition is subject to the satisfaction of numerous conditions, including the receipt of all necessary gaming and non-gaming regulatory approvals and is expected to close by January 31, 2001.


RESERVE HOTEL & CASINO



    Concurrent with our agreement to sell our Missouri properties, on October 17, 2000, we and our wholly-owned subsidiary, Lake Mead Station, Inc., entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.


GREEN VALLEY PROJECT

    A 50/50 joint venture between us and GCR Gaming, LLC (an affiliate of American Nevada Corporation) has commenced construction of a new resort/casino on the south side of Interstate 215 at Green Valley Parkway in Henderson, Nevada. The 40-acre resort site is part of a 170-acre mixed-use commercial, retail and office project. The resort site has been designated a gaming enterprise district under Nevada Senate Bill 208 and local ordinances since 1996. Construction of the resort is expected to be completed in the fourth quarter of 2001. The estimated construction cost of this project is approximately $300 million. The project is expected to be capitalized with total equity contributions from the partners of approximately $100 million and third party financing for the remainder. We have been in discussions with lenders to obtain $200 million of debt and lease financing to fund the development of the Green Valley project. We anticipate that we will be required to enter into a make-well agreement in connection with the Green Valley financing. We cannot be sure that we will obtain third party financing, and if third party financing cannot be obtained or is insufficient to fund the construction costs of the Green Valley project, we and GCR Gaming, LLC would be obligated to contribute amounts, on a pro rata basis, necessary to finance the construction and opening of the project. The yet-to-be named project will be managed by one of our subsidiaries. We and an affiliate of American Nevada Corporation have co-owned Barley's since January 1996.

    The new project is planned to complement the Green Valley Ranch master-planned community. The plans for the project include over 330,000 square feet of public space and 200 hotel rooms. Planned entertainment amenities include a state-of-the-art spa with outdoor pools; a 10-screen movie theater; six full-service restaurants; a fast-food court with six quick-serve outlets and a non-gaming arcade. It is anticipated that the casino will have 85,000 square feet of gaming with over 2,400 slot machines and 40 table games. The planned facility also includes a race and sports book, a poker room and parking for approximately 3,200 vehicles in a low-rise garage and on surface parking.

UNITED AUBURN INDIAN COMMUNITY

    On October 12, 1999, we announced that we had entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community the ("UAIC"). Subject to the receipt of certain governmental approvals and the designation of the land on which the casino will be built as land held in trust for the UAIC, we and the UAIC intend to develop a gaming and entertainment facility on 49 acres, approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. Voter approval of the proposed amendment to the California constitution

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to allow "Nevada-style" Native American gaming was received in March 2000, however, there can be no assurances when or if the necessary government approvals for the acceptance of the land into trust, the management agreement and development of the project will be received. The scope and the timing of this project have yet to be determined.

LAND HELD FOR DEVELOPMENT

    We have leased, purchased or have options to purchase an additional 185 acres of land for development of three additional gaming sites in the Las Vegas Valley. The Rhodes Ranch site consists of two parcels totaling 83 acres, located at the intersection of Durango Road and the Southern Beltway/I-215 located in the southwest quadrant of Las Vegas. The Boulder/Tropicana site is a 68-acre site consisting of two parcels at the intersection of Boulder Highway and Tropicana Avenue in eastern Las Vegas. We are leasing (with an option to purchase) 34 acres of the site and have entered into an option to purchase the adjacent 34-acre parcel. We paid $30.2 million for the land mentioned above and will make combined lease and option payments of $1.6 million per year. We have no immediate plans to develop these sites.

    On April 19, 2000, we announced that we had secured a gaming site in North Las Vegas. The site is a 34-acre parcel near the intersection of Martin Luther King, Jr. Drive and Craig Road in North Las Vegas, Nevada. We have entered into a long-term ground lease with an option to purchase the property. The parcel is already entitled for gaming. As part of the transaction, we also placed a deed restriction prohibiting casino gaming on an 18-acre parcel, approximately 1.5 miles east of this site, that was previously entitled for gaming. We are currently evaluating the size, scope and timing of this project. In order to maintain its gaming entitlements, we would be required to complete the facility prior to the end of 2002.

COMPETITION

    The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. There is intense competition among companies in the gaming industry, many of which have significantly greater resources than we do. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in such states and on Indian reservations will provide strong competition to us and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. Indian gaming in California, as it currently exists, has had little, if any impact on our operations to date, although there are no assurances as to its future impact. Proposition 5, a California ballot initiative passed by voters in California on November 3, 1998, would have permitted Indian tribes who enter into agreements with the State of California to conduct certain gaming activities including horse race wagering, gaming devices (including slot machines), banked card games and lotteries. In August 1999, Proposition 5 was ruled unconstitutional by the California Supreme Court on the basis that the initiative would permit the operation of Nevada and New Jersey type casinos, which is prohibited by the California Constitution. Proposition 1A is an amendment to the California Constitution, passed by the voters of California on March 7, 2000, designed to modify the Constitution to authorize the Governor to negotiate compacts with federally recognized Indian tribes, subject to Legislative ratification, for the operation of slot machines, lottery games, and banking and percentage games (including 21) and lottery games on Indian lands. There are currently 57 California Indian tribes that have entered into agreements with the state of California. We are not certain how gaming on California Indian reservations will affect us; however, because visitors from California make up Nevada's largest visitor market, increased competition from Indian gaming may cause a decline in our revenues and may have a negative impact on our business.

    The Las Vegas Casino Properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. Such competition includes at least twelve hotel/

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casinos targeted primarily towards local residents and repeat visitors, as well as numerous non-hotel gaming facilities targeted towards local residents. We compete with other locals oriented hotel/casinos by focusing on repeat customers and attracting these customers through innovative marketing programs. Our value-oriented, high-quality approach is designed to generate repeat business. Additionally, the casino properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons. Currently, there are approximately 30 major gaming properties located on or near the Las Vegas Strip, twelve located in the downtown area and several located in other areas of Las Vegas. In addition, one new hotel/casino is under construction which will add approximately 200 rooms to the Las Vegas area. In August 2000, a new hotel/casino opened on the Las Vegas Strip and is expected to draw significant numbers of visitors. This new facility could have a positive effect on the Las Vegas Casino Properties through increased local employment and increased visitor traffic to Las Vegas. However, major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could also have a material adverse effect on the businesses of the Las Vegas Casino Properties. The additional capacity has had little, if any, impact on the Las Vegas Casino Properties' hotel occupancy or casino volume to date, although there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

    The Las Vegas Casino Properties face more direct competition from twelve hotel/casinos primarily targeted to the local and the repeat visitor markets and numerous non-hotel gaming facilities targeted towards local residents. Some of these competitors have completed expansions and existing competitors and new entrants into these markets are in the planning stages or under construction on other projects. Other gaming operators own undeveloped properties on which they could develop gaming facilities in the immediate vicinity of Texas Station. In July 1999, The Regent Las Vegas Hotel and Casino opened in northwest Las Vegas approximately five miles from Texas Station. The Regent competes indirectly with Texas Station because of its close proximity to Texas Station. Another new hotel/casino will be opening near the Regent in the second half of 2000 and will compete directly with Palace Station and Texas Station. Also, a smaller competitor on Boulder Highway opened in May 2000. Although we have competed strongly in these marketplaces, there can be no assurance that additional capacity will not have a negative impact on us.

    The Missouri Gaming Commission has been empowered to determine the number of gaming licenses supportable by the region's economic situation. As of December 31, 1999, 41 applications for gaming licenses had been filed with the State of Missouri, including ten applications to operate in the St. Louis marketplace. Nine licensees are currently licensed in Missouri, in St. Louis, Kansas City, St. Joseph and Caruthersville, Missouri. Station Casino
St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, in addition to Station Casino St. Charles, there are four competitors operating in the St. Louis market. In particular, Station Casino St. Charles directly competes with a facility located in Maryland Heights which opened in 1997. Such direct competition is due to the Maryland Heights facility's size, quality and close proximity. We have experienced a decline in revenues at Station Casino St. Charles since the opening of the Maryland Heights facility. We have taken steps that management believes will mitigate the effects of such competition and the decline in revenues has stabilized. However, in light of ever increasing competition, there can be no assurance as to the future performance of Station Casino St. Charles. Additionally, two of the four competitors operating in the St. Louis market are located in Illinois, which does not impose the $500 loss limit imposed in Missouri. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles, Boonville and other cities and counties along the Mississippi and Missouri Rivers. The Missouri Gaming Commission is currently considering applicants for a gaming license in the St. Louis area. It is not known at this time if a new license will be granted, or, if granted, when the licensee could open a new facility. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the

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competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on our business.


    On March 21, 1997, Davis Gaming was selected for investigation for licensure for a riverboat gaming operation which it intends to develop in Boonville, Missouri, a city in central Missouri near Jefferson City and Columbia. Davis Gaming recently sold its rights to build and operate the Boonville operation to the Isle of Capri. On April 3, 2000, the Boonville City Council approved the Isle of Capri riverboat gaming operation. In addition, Mark Twain Casino L.L.C. was selected for investigation for licensure for a riverboat gaming operation which it intends to develop in LaGrange, Missouri, a city in northeastern Missouri. Neither area is currently served by a Missouri gaming facility. The Isle of Capri project has proceeded and has received preliminary site and development approval from the Missouri Gaming Commission. On February 23, 2000, the Mark Twain Casino project received approval from the Missouri Gaming Commission to operate its proposed riverboat gaming operation in a continuously docked manner. Also, on July 27, 2000, the Missouri Gaming Commission awarded tentative approval for a gaming license to Isle of Capri to operate a gaming boat in Kimmswick, a community 30 miles south of St. Louis. It is not known at this time if the new license will be granted, or, if granted, when Isle of Capri could open a new facility. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on Station Casino St. Charles' business.


    Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. In addition to Station Casino Kansas City, there are three other gaming facilities currently operating in the Kansas City market. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph (which currently has one riverboat gaming operation), and other cities and counties along the Missouri River. Since the opening of Station Casino Kansas City, Sam's Town, the closest gaming development to Station Casino Kansas City, closed and Boyd Gaming, the owner of Sam's Town, sold most of Sam's Town's assets to Harrah's, the operator of Harrah's-North Kansas City, the next closest gaming operator in the area. In the most recent legislative session, the Kansas state senate considered a bill to allow games of chance at the Woodlands race track, which is approximately 15 miles from Station Casino Kansas City. Although this bill was not passed, there are no assurances it will not be proposed again in future legislative sessions. We are aware that a local Native American tribe which owns property in Kansas City is investigating whether it could open a gaming operation on the property. It is too early to determine whether this project will proceed. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City.

    Several companies are engaging in riverboat gaming in states neighboring Missouri. Illinois sites, including Alton, East St. Louis, and Metropolis, enjoy certain competitive advantages over Station Casino St. Charles because Illinois, unlike Missouri, does not impose limits on the size of losses and places fewer restrictions on the extension of credit to customers. In contrast, Missouri gaming law provides for a maximum loss of $500 per player on each cruise and prohibits the extension of credit (except credit cards and checks). Unlike Illinois gaming law, the Missouri gaming law places no limits on the number of gaming positions allowed at each site. As of December 31, 1999, Illinois had approved a total of ten licenses; however, only nine licensees are operating riverboat gaming facilities. While riverboats currently are the only licensed form of casino-style gaming in Illinois and the number of licenses is restricted to ten, possible future competition may arise if gaming is legalized in or around Chicago, which was specifically excluded from the legislation permitting gaming in Illinois.

    Our Missouri gaming operations also compete to a lesser extent with the riverboat and floating gaming facilities in Mississippi, Louisiana, Iowa and Indiana. Like Illinois, neither Mississippi nor Louisiana gaming legislation imposes limits on wagers or losses. Gaming laws in these states and in other areas may be amended in ways that would increase the competition to our Missouri gaming operations.

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    To a lesser extent, our operations compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.

EMPLOYEES

    As of June 30, 2000, we had approximately 10,500 employees. From time to time, certain of our employees are contacted by unions and we engage in discussions with such employees regarding establishment of collective bargaining agreements. In 1998, approximately 12 of our employees voted to be represented by a union. While we are from time to time faced with such movements by employees, we do not believe that such movements will have any broad-based impact on our employees; however there can be no assurances to that effect. Management believes that it has good relationships with its employees.

PROPERTIES

    Palace Station is located on approximately 39 acres located on the west side of Las Vegas, Nevada. We own 26 acres and lease the remaining 13 acres pursuant to five long-term ground leases with unaffiliated third parties. The property is subject to a lien to secure borrowings under the Amended Bank Facility.

    Boulder Station is located on approximately 46 acres located on the east side of Las Vegas, Nevada. We own 19 acres and lease the remaining 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America, N.A. (formerly "Bank of America NT&SA") and the beneficiary of which is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, our Chairman of the Board and Chief Executive Officer. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2008. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. We did not exercise our June 1998 option. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party. Our leasehold interest in the property and the acreage we own directly are subject to a lien to secure borrowings under the Amended Bank Facility.

    Texas Station is located on approximately 47 acres located in North Las Vegas, Nevada. We lease this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America, N.A., the beneficiary of which is Texas Gambling Hall & Hotel, Inc., an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $150,000 through June 2000. In
July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The monthly rental payments increased to $287,500 in July 2000. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. We did not exercise our May 2000 option. Pursuant to the ground lease, the lessor will have a right to put the land to us, exercisable no later than one year after the first to occur of (a) a change of control (as defined in the lease), or (b) delivery of written notice that such a

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change of control is anticipated, at a purchase price equal to fair market value as determined by negotiation. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party. Our leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility.

    Sunset Station is located on approximately 105 acres located in the Green Valley/Henderson area of Las Vegas, Nevada. We lease approximately 48 acres pursuant to a long-term ground lease with an unaffiliated third party. The lease was entered into in June 1994, and has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. In June 2001, we have an option to purchase this land for $23.8 million. Additionally, in June 2001, the lessor has an option to sell this land to us for $21.8 million. Of the remaining land, approximately 52 acres were purchased by us in September 1995, for approximately $11.0 million.

    Station Casino St. Charles is located on approximately 52 acres located immediately north of Interstate 70 on the edge of the Missouri River in St. Charles, Missouri. We own the entire 52 acres. Our ownership interest in the St. Charles property is subject to liens to secure borrowings under the Amended Bank Facility.


    Station Casino Kansas City is located on approximately 183 acres in Kansas City, Missouri. We entered into a joint venture with an unaffiliated third party to acquire the property. Station Casino Kansas City leases 171 acres of the site from the joint venture with current monthly payments of $93,636. Commencing April 1, 1998, and every anniversary thereafter, the rent shall be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. In connection with the joint venture agreement, we received an option providing for the right to acquire the joint venture partner's interest in this joint venture. We have the option to acquire this interest at any time after April 1, 2002 through April 1, 2011, for $11.7 million, however, commencing April 1, 1998, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. We paid $2.6 million for this option. Our leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility, and under certain circumstances the Amended Bank Facility permits the lenders to force the exercise of such option. Our interest in the joint venture and our option to acquire the remaining joint venture interest constitute assets that will be sold if Station Casino Kansas City is sold pursuant to the purchase agreement executed on October 17, 2000.


    We have acquired or leased several parcels of land in various jurisdictions as part of our development activities. As of June 30, 2000, the land held for development included land which cost us $55.4 million and was acquired for potential gaming projects in jurisdictions where gaming has been approved.

LITIGATION

    SCI and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of the following matters and litigation inherently involves costs, some of which may be significant.

POULOS/AHEARN CASE

    On April 26, 1994, a suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et al., as class representative, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including us. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et al., as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker

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and electronic slot machines, including us and most of the other major hotel/casino companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action, and have been transferred to the United States District Court for the District of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et. al, as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors, and casino operators of video poker and electronic slot machines, including us. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by defendants. On
April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an Amended Complaint was filed, naming William H. Poulos, et. al, as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an amended complaint. Defendants filed motions to dismiss the Amended Complaint. In December 1996, the Court consolidated the Poulos/Ahearn, the Schreier, and a third case not involving us and ordered all pending motions be deemed withdrawn without prejudice, including Defendants' Motions to Dismiss the Amended Complaints. The plaintiffs filed a Consolidated Amended Complaint on February 13, 1997. On or about December 19, 1997, the Court issued formal opinions granting in part and denying in part the defendants' motion to dismiss. In so doing, the Court ordered plaintiffs to file an amended complaint in accordance with the Court's orders in January of 1998. Accordingly, plaintiffs amended their complaint and filed it with the United Stated District Court for the District of Nevada in February 1998. We and all other defendants continue to deny the allegations contained in the amended complaint filed on behalf of plaintiffs. The plaintiffs are seeking compensatory, special, consequential, incidental, and punitive damages in unspecified amounts. The defendants have committed to vigorously defend all claims and allegations contained in the consolidated action. The parties have fully briefed the issues regarding class certification, which are currently pending before the court. We do not expect that the lawsuits will have a material adverse effect on our financial position or results of operations.

STEPHEN B. SMALL CASE

    A class action lawsuit was filed by plaintiff Stephen B. Small, et al., as class representative, on November 28, 1997, in the United States District Court for the Western District of Missouri, naming four gaming operators in Kansas City, Missouri, including Kansas City Station Corporation. The lawsuit alleged that the defendants are conducting gaming operations that are not located on the Missouri River, in violation of certain state and federal statutes. The plaintiff also sought compensatory, special, consequential, and incidental damages in unspecified amounts. On September 1, 1998, the United States District Court granted Kansas City Station Corporation's motion to dismiss the lawsuit. On February 16, 1999, the plaintiff served the defendants with a notice of appeal of the federal court dismissal. On February 15, 2000, the United States Court of Appeals for the Eighth Circuit affirmed the United States District Court's dismissal of the federal lawsuit. On October 30, 1998, the plaintiff filed a similar lawsuit in the Circuit Court of Cole County, Missouri. The lawsuit alleged that the operators were conducting illegal games of chance prior to December 3, 1998, the effective date of a Constitutional amendment passed by Missouri voters on November 3, 1998, legalizing gaming facilities within 1,000 feet of the main channel of the Mississippi and Missouri Rivers. On February 9, 1999, the Cole County Circuit Court granted Kansas City Station Corporation's motion to dismiss the lawsuit. On February 19, 1999, the plaintiff served the defendants with a notice of appeal of the state court dismissal. Management believes that the plaintiff's claims are without merit and does not expect that the lawsuit will have a material adverse effect on our financial position or results of operations.

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                            REGULATION AND LICENSING

NEVADA GAMING REGULATIONS

    The ownership and operation of casino gaming facilities, the operation of gaming device routes and the manufacture and distribution of gaming devices in Nevada are subject to: (i) the Nevada Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Nevada Act"); and
(ii) various local ordinances and regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), the City of Las Vegas, the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"), the City of North Las Vegas, the City of Henderson and certain other local regulatory agencies. The Nevada Commission, the Nevada Board, the City of Las Vegas, the Clark County Board, the City of North Las Vegas, the City of Henderson, and certain other local regulatory agencies are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal controls and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on our gaming operations.


    Our direct and indirect subsidiaries that conduct gaming operations in Nevada are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. SGSI is licensed as a distributor and as an operator of a slot machine route. Palace Station Hotel & Casino, Inc. ("PSHC"), Boulder
Station, Inc. ("BSI"), Texas Station, Inc. ("TSI"), Sunset Station, Inc. ("SSI"), Tropicana Station, Inc. ("TRSI"), and Santa Fe Station, Inc. ("SFSI") have received licenses to conduct nonrestricted gaming operations. Town Center Amusements, Inc ("TCAI") has been licensed to conduct nonrestricted gaming operations at Barley's Casino & Brewing Company ("Barley's Casino"), a micro brewery and casino located in Southeast Las Vegas. Our ownership in TCAI is held through an intermediary company known as Green Valley Station, Inc. ("GVSI") which is licensed as a member and Manager of TCAI. We are registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of PSHC, BSI, TSI, SSI, TRSI, GVSI, and SGSI. We are also licensed as a manufacturer and distributor. PSHC, BSI, TSI, SSI, TRSI, GVSI, SFSI, and SGSI are each a corporate gaming licensee and TCAI is a limited liability company licensee (individually a "Gaming Subsidiary" and collectively the "Gaming Subsidiaries") under the terms of the Nevada Act. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and the Nevada Board and furnish any other information which the Nevada Commission or the Nevada Board may require. No person may become a stockholder or holder of an interest of, or receive any percentage of profits from the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and the Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses (individually, a "Gaming License" and collectively, the "Gaming Licenses") required in order to engage in gaming activities in Nevada.


    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation, such as Station Casinos or the Gaming

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Subsidiaries, which hold a license, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in gaming activities of the Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue to have a relationship with us or the Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or the Gaming Subsidiaries to terminate the employment of any person who refuses to file the appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

    We and the Gaming Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us and the Gaming Subsidiaries must be reported to or approved by the Nevada Commission and/or the Nevada Board.

    If it were determined that the Nevada Act was violated by a Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Palace Station, Boulder Station, Texas Station, Sunset Station, Wild Wild West and Barley's Casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the Gaming Licenses of the Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any Gaming License would) materially adversely affect our gaming operations.

    Any beneficial owner of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have their suitability as a beneficial owner of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Commission's regulations, which acquires beneficial ownership of more than 10%, but not more than 15% of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting

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securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or the Gaming Subsidiaries, we (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or
(iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on us.

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    We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On
May 27, 1999, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two year approval period. The Shelf Approval also applies to any affiliated company wholly-owned by us which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Gaming Subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations evidenced by a security issued by, us or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval also includes approval to place restrictions upon the transfer of, and to enter into agreements not to encumber the equity securities of the Gaming Subsidiaries (collectively, "Stock Restrictions"). The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Exchange offer will constitute a public offering (as defined in the Nevada Act) and will be made pursuant to the Shelf Approval. Any Stock Restrictions in respect of the Exchange Notes are covered by the Shelf Approval. However, any Stock Restrictions in respect of the Notes are not covered by the Shelf Approval and will require the prior approval of the Nevada Commission in order to be effective. We will file an application for such approval.

    Changes in the control of us through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates;
(ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a

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percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a license as an operator of a slot route, or manufacturer's or distributor's license also pay certain fees and taxes to the state of Nevada.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of unsuitability or whom a court in the state of Nevada has found guilty of cheating. The loss or restriction of our gaming licenses in Nevada would have a material adverse effect on our business and could require us to cease gaming operations in Nevada.

NEVADA LIQUOR REGULATIONS

    The sale of alcoholic beverages at Palace Station is subject to licensing, control and regulation by the City of Las Vegas. The sale of alcoholic beverages at Boulder Station and Wild Wild West is subject to licensing control and regulation by the Clark County Board. Texas Station is subject to licensing control and regulation of the City of North Las Vegas. Sunset Station and Barley's Casino are subject to the licensing control and regulation of the City of Henderson and the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Gaming Subsidiaries.

MISSOURI GAMING REGULATIONS

    Gaming was originally authorized in the State of Missouri and the City of St. Charles on November 3, 1992, by referendum, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos. On September 20, 1993, we filed our initial application with the Missouri Gaming Commission for either a dockside or a cruising gaming license in St. Charles, Missouri, which license was issued on May 27, 1994, thereby making us one of the first two entrants in the Missouri riverboat gaming market.

    Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including our operations and those of our subsidiaries.

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    On January 25, 1994, as a result of a cause of action brought by anti-gaming interests, the Missouri Supreme Court held that games of chance, including certain games authorized under the Missouri Gaming Law such as bingo and keno, constitute "lotteries" and were therefore prohibited under the Missouri Constitution. A statewide election on April 5, 1994, failed to adopt a constitutional amendment that would have exempted excursion boats and floating facilities from such constitutional prohibition on lotteries. Therefore, in May 1994, we commenced operations only with those games which involve some element of skill ("limited gaming"), such as poker and blackjack, that would be constitutionally permissible. The authorization of both games of skill and games of chance ("full-scale gaming") occurred on November 8, 1994 with passage by Missouri voters of a constitutional amendment virtually identical to the measure which was defeated on April 5, 1994. Full-scale gaming became effective on December 9, 1994, and by the end of December 1994, we were conducting full-scale gaming on both its excursion and dockside casinos in St. Charles, Missouri.

    On January 16, 1997, the Missouri Gaming Commission granted Kansas City Station Corporation two (2) Class A licenses to own and operate the River King and River Queen floating gaming facilities.

    On November 25, 1997, the Supreme Court ruled, in a case brought by anti-gaming interests involving certain operators who compete with Station Casino St. Charles in Maryland Heights, Missouri, that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri and Mississippi rivers. On November 3, 1998, the citizens of the State of Missouri approved a Constitutional amendment which was proposed by initiative petition, that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the Constitution was certified on November 23, 1998.

    Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. By virtue of its gaming license in Missouri, we, any subsidiaries we have or we may form and certain of our officers and employees are subject to the Missouri Gaming Law and the regulations of the Missouri Gaming Commission.

    As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit Personal Disclosure Forms which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things,
(a) investigations into an applicant's character, financial responsibility and experience qualifications and (b) that applicants furnish (i) an affirmative action plan for the hiring and training of minorities and women and (ii) an economic development or impact report. License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter.

    Any gaming licensee that is the holder of the Class A license must notify the commission of its intention or the intention of any entity affiliated with it to consummate any transaction that involves or relates to the gaming licensee and has a dollar value equal to or greater than one million dollars ($1,000,000.00); provided that such notice may be given no later than seven days following such consummation. All notices required under 11 C.S.R. 45-10.040 must be addressed to the director of the commission and must clearly contain the following language in bold type and all capital letters on the top of the first page: "CORPORATE SECURITIES AND FINANCE NOTICE REQUIRED UNDER 11 C.S.R. 45-10.040"; provided that the commission may waive this language requirement for notices

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that it deems in its discretion to be effective hereunder that were received prior to the effective date of 11 C.S.R. 44-10.040(9).

    Any such notices shall be filed with the Missouri Gaming Commission along with the Corporate Securities and Finance Transaction information sheets provided in the regulation. In addition, a Corporate Securities and Finance Compliance Affidavit must be filed. No holder of the Class A license may enter into a contract relating to its licensed activities for consideration in excess of fair market value.

    The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations which may be promulgated thereunder, including, without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times an operator's highest daily amount of gross receipts from wagering on the gambling games conducted during the preceding twelve months. No gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the Missouri Gaming Commission. An ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity may not be pledged or hypothecated in any way to, or otherwise be subject to any type of security interest held by, any entity or person other than a regulated bank or saving and loan association without prior approval of the Missouri Gaming Commission. Missouri Gaming Commission regulations prohibit a licensee from consummating any of the following transactions without at least
60 days' prior notice to the Missouri Gaming Commission, and during such period, the Missouri Gaming Commission may disapprove the transaction or require the transaction be delayed pending further investigation; (i) any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity; and
(ii) any pledge or hypothecation or grant of any type of security interest in an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity to a regulated bank or saving and loan association; provided that no ownership interest may be transferred in any way pursuant to any pledge, hypothecation or security interest without separate notice to the Missouri Gaming Commission at least thirty days prior to such transfer, which restriction must be specifically included in the grant of pledge, hypothecation or security interest.

    Missouri Gaming Commission regulations require a licensee to notify the Missouri Gaming Commission of its intention to consummate any of the following transactions at least fifteen days prior to such consummation, and the Missouri Gaming Commission may reopen the licensing hearing prior to or following the consummation date to consider the effect of the transaction on the licensee's suitability; (i) any issuance of ownership interest in a publicly held gaming licensee or a publicly held holding company, if such issuance would involve, directly or indirectly, an amount of ownership interest equaling five percent or greater of the ownership interest in the gaming licensee or holding company after the issuance is complete; (ii) any private incurrence of debt equal to or exceeding one million dollars by a gaming licensee or holding company that is affiliated with the holder of a license; (iii) any public issuance of debt by a gaming licensee or holding company that is affiliated with the holder of a license; and (iv) any significant related party transaction as defined in the regulations. The Missouri Gaming Commission has notified us that it has waived the fifteen day notice requirement with respect to the offering of the Notes.

    The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the Commission and pay the

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associated auditing fees. Other areas of operation which are subject to regulation under Missouri rules are the size, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri rules also require that all of an operator's purchases of chips, tokens, dice, playing cards and electronic gaming devices must be acquired from suppliers licensed by the Missouri Gaming Commission. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion and requires licensees to maintain scheduled excursions with boarding and disembarking times regardless of whether the riverboat cruises. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All nine licensees currently operating riverboat gaming operations in Missouri are authorized to conduct all or a portion of their operations on a dockside basis. By applying for a license, an applicant agrees that if granted a license, the applicant irrevocably consents and agrees that subsequent changes in Missouri law or in the Missouri Gaming Commission's rules may diminish the value of the applicant's license to any extent possible.

    A holder of any license shall be subject to imposition of penalties, suspension or revocation of such license, or if the person is an applicant for licensure, the denial of the application, for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the state of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the state of Missouri unless the licensee proves by clear and convincing evidence that it is not guilty of such action. The commission shall take appropriate action against any licensee who violates the law or the rules and regulations of the commission. Many different acts or omissions may be grounds for such discipline.

    With respect to the availability of dockside gaming, which may be more profitable than excursion gaming, the Missouri Gaming Commission is empowered to determine on a site-by-site basis where such gaming is appropriate and shall be permitted. On December 27, 1994, Station Casino St. Charles was granted a dockside gaming license for its floating gaming facility by the Missouri Gaming Commission. On April 16, 1996, Station Casino St. Charles, subsequently received approval from the Missouri Gaming Commission to conduct its operations on its excursion gaming riverboat on a continuously docked basis. The U.S. Coast Guard has recommended to the Missouri Gaming Commission that all gaming vessels on the Missouri River be required to remain dockside because certain characteristics of the Missouri River, including turbulence, lack of emergency response infrastructure and potential congestion, create substantially elevated risks for the operation of large capacity passenger vessels. Dockside gaming in Missouri may differ from dockside gaming in other states, such as Mississippi, because the Missouri Gaming Commission has the ability to require "simulated cruising." The simulated cruises are required to be a minimum of two hours and a maximum of four hours. Dockside gaming in Missouri may not be as profitable as dockside gaming in other states because of the admission fee paid for each patron that enters the excursion gambling boat.

    The Missouri Gaming Commission will determine a number, location and type of excursion gambling boat allowed each licensee. The determination is to be based on the best interest of the State of Missouri. The commission may issue a Class A license if it determines on the basis of all the facts before it that the applicant meets the criteria contained in Chapter 313, RSMo. In making the required determinations the commission may consider various factors and indicators with respect to the integrity of the applicant and any personnel employed by the applicant who have duties and responsibilities for the operation of gaming including: any criminal record of any individual, involvement in litigation over business practices by the applicant or individuals or entities employed by the applicant, involvement in proceedings in which unfair labor practices, discrimination, or regulation of gambling was an issue, and failure to satisfy any judgments, orders or decrees or any court and other relevant information as set forth in the regulation.

    On or prior to ninety (90) days before each of the first and second anniversary of its license, and each two years after that, each Class A licensee must file for license renewal on forms provided by the commission. It is the policy of the commission to require that all riverboats and gaming conducted on riverboats be operated in a manner suitable to protect the public health, safety, morals, good order, and general welfare of Missouri. Responsibility for the employment and maintenance of suitable methods of operation rests with the holder of a operator's license and willful or persistent use or toleration of methods of operation deemed unsuitable will constitute grounds for disciplinary action up to and including license revocation.

    It is an unsuitable method of operation for any holder of a Class A license, registered company or applicant for licensing or registration to pay a finder's fee without the prior approval of the commission. An Application for Approval of Payment of a Finder's Fee must make a full disclosure of all material facts relating thereto. The commission may disapprove any such application if the person to whom the finder's fee is proposed to be paid does not demonstrate that he or she is suitable to hold a state gaming license. The term "finder's fee" means any compensation in money in excess of the sum of ten thousand dollars ($10,000.00), or real or personal property valued in excess of the sum of ten thousand dollars ($10,000.00) which is paid, transferred, or agreed to be paid or transferred to any person in consideration for the arranging or negotiation of an extension of credit to a holder of a Class A license, a registered company, or applicant for licensing or registration if the proceeds of the extension of credit are intended to be used for any of the following purposes: to acquire an interest in the gaming establishment or registered company; or to finance the gaming operations of a licensed gaming establishment. The term "finder's fee" does not include: compensation to the person who extends the credit; the normal and customary payments to employees of the person to whom the credit is extended if the arranging or negotiation of credit is part of their normal duties; normal customary payments for bona fide professional services rendered by lawyers, accountants, engineers and appraisers; and the underwriting discounts paid to a member of NASD, Inc.

    Since late 1999, offices of the United States Attorney in Missouri and the Missouri Gaming Commission have been conducting investigations regarding the actions of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented our company in Missouri. The investigation relates to, among other things, Lazaroff's receipt of bonus payments from us between 1994 and 1996. We have received requests for information from these agencies and have cooperated fully with those requests. In June 2000, Lazaroff pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included us, by mischaracterizing non-client expenses and charging his clients for them and (3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission.

    Our board of directors has established a special committee to monitor the ongoing Lazaroff investigations and related matters in Missouri. The special committee consists of Richard J. Heckmann and Lowell H. Lebermann, each of whom is an independent outside member of our board of directors.

    In July 2000, Frank J. Fertitta III and Glenn C. Christenson received subpoenas to testify before a federal grand jury in the western district of Missouri in connection with the Lazaroff investigation. The date for testifying pursuant to the subpoenas was postponed and no date for the testimony is presently scheduled.

    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri. The hearing was held purportedly in connection with the Missouri Gaming Commission's ongoing investigation of Lazaroff. Seven of eight of our company's employees who received subpoenas to testify at the hearing declined to appear. We asserted that the Missouri Gaming Commission lacks the authority to require our employees to appear at such a public hearing, and that such a hearing fails to afford our company and our employees fundamental due process rights. In response to our company's position and our employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by our two Missouri subsidiaries, as well as the Missouri gaming licenses held by Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson and Richard J. Haskins. We have initiated the hearing process concerning the Preliminary Orders for Disciplinary Action. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. We currently have pending applications for renewal of our licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that we have not yet presented sufficient evidence to meet our burden for suitability that our licenses should be renewed. The resolutions provide us an opportunity to request a hearing to present evidence of suitability for renewal of our Missouri licenses. The date for the hearing has not yet been set.



    Based on our own internal review, we are unaware of any improprieties on our part. However, due to the uncertainty inherent in any investigation, we cannot predict the ultimate outcome of these investigations. If the aforementioned investigations were to implicate us or our senior executives in any wrongdoing, this could lead to further proceedings against us or our executives, which could result in fines and other penalties being imposed on us or them, restrict our and their ability to hold gaming licenses or otherwise materially adversely affect our business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to our suitability to hold gaming licenses likely would have a material adverse effect on our business, financial condition and results of operations.


MISSOURI GAMING COMMISSION LIQUOR CONTROL

    The Missouri Gaming Commission regulates the issuance of excursion liquor licenses for the purposes of Missouri gambling boats. The commission has the authority to discipline for cause the excursion liquor licensee (the Class A licensee) for any violation of Missouri law or these rules. Licensees at all times are responsible for the conduct of their business and at all times are directly responsible for any act or conduct of any employee on the premises that is in violation of the Missouri gaming law or the rules of the Missouri Gaming Commission. Only Class A licensees shall be eligible for a liquor license issued by the Missouri Gaming Commission. An excursion liquor licensee means any Class A applicant or licensee who has been issued an excursion liquor license which authorizes the Class A applicant or licensee to serve, offer for sale, or sell intoxicating liquor aboard any excursion gambling boat or facility immediately adjacent to and continuous with the excursion gambling boat which is owned and operated by the Class A applicant or licensee. An excursion liquor license is granted for a one year term by the commission and is renewable annually. Missouri Gaming Commission liquor control regulations also include prohibitions on certain intoxicating liquor promotions and a ban on fees accepted for advertising products.

GENERAL GAMING REGULATIONS IN OTHER JURISDICTIONS

    If we become involved in gaming operations in any other jurisdictions, such gaming operations will subject us and certain of our officers, directors, key employees, stockholders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). We and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which we seek to become involved in gaming operations. These requirements vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. In general, the procedures for gaming licensing, approval and finding of suitability require us and each Regulated Person to submit detailed personal history information and financial information to demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by law and regulation in each jurisdiction, followed by a thorough investigation by such Regulatory Authorities. In general, we and each Regulated Person must pay the costs of such investigation. An application for any gaming license, approval or finding of suitability may be denied for any cause that the Regulatory Authorities deem reasonable. Once obtained, licenses and approvals may be subject to periodic renewal and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit or restrict a license, approval or finding of suitability for any cause they deem reasonable. Fines for violations may be levied against the holder of a license or approval and in certain jurisdictions, gaming operation revenues can be forfeited to the state under certain circumstances. There can be no assurance that we will obtain all of the necessary licenses, approvals and findings of suitability or that our officers, directors, key employees, other affiliates and certain other stockholders will satisfy the suitability requirements in one or more jurisdictions, or that such licenses, approvals and findings of suitability, if obtained, will not be revoked, limited, suspended or not renewed in the future.

    Failure by us to obtain, or the loss or suspension of, any necessary licenses, approval or findings of suitability would prevent us from conducting gaming operations in such jurisdiction and possibly in other jurisdictions. We may be required to submit detailed financial and operating reports to Regulatory Authorities.

    The laws, regulations and procedures pertaining to gaming are subject to the interpretation of the Regulatory Authorities and may be amended. Any changes in such laws, regulations, or their interpretations could have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors, executive officers and certain key management personnel of SCI and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the SCI board of directors until their successors are duly chosen and qualified.


NAME                                          AGE                       POSITION
----                                        --------                    --------
Frank J. Fertitta III(*)..................     38      Chairman of the Board, Chief Executive
                                                         Officer and Director
Lorenzo J. Fertitta(*)....................     31      President and Director
Glenn C. Christenson......................     51      Executive Vice President, Chief Financial
                                                         Officer, Chief Administrative Officer,
                                                         Treasurer and Director
Scott M Nielson...........................     42      Executive Vice President, General Counsel
                                                       and Secretary
Blake L. Sartini(*).......................     41      Executive Vice President, Chief Operating
                                                         Officer and Director
William W. Warner.........................     36      Vice President of Finance
R. Hal Dean...............................     84      Director
Richard J. Heckmann.......................     56      Director
Lowell H. Lebermann, Jr...................     61      Director
Delise F. Sartini(*)......................     41      Director


------------------------

(*) Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F.
    Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

    FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of SCI since February 1993, Chief Executive Officer since July 1992 and President since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of SCI in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. In 1992, he co-founded Station Casino St. Charles and has served as Chairman of the Board of Directors of that company since that time.

    LORENZO J. FERTITTA. Mr. Fertitta has served as a director of SCI since 1991 and as President of Station Casinos, Inc. since August 2000. He served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from
June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. From 1991 to 1993, he served as Vice President of SCI.
Mr. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 to July 2000.

    GLENN C. CHRISTENSON. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of SCI since February 1994. From 1989 to 1993, he served as Vice President of SCI. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of SCI since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee. He currently serves on the Executive Committee and Board of Directors of the Boulder Dam Area Boy Scouts Council.

    SCOTT M NIELSON. Mr. Nielson was appointed Executive Vice President of SCI in June 1994. In 1991 he was appointed General Counsel and in 1992 he was appointed Secretary of SCI. From 1991 through June 1994, he served as Vice President of SCI. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Schreck Morris), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

    BLAKE L. SARTINI. Mr. Sartini was appointed Chief Operating Officer in March 1997 and has served as Executive Vice President of SCI since
February 1994. From February 1994 to March 1997 he also served as President-Nevada Operations for SCI. From 1991 to 1993, he served as Vice President of Gaming Operations for SCI. He has served as a director of SCI since 1993 and has over 17 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at Station and served as President of Southwest Gaming Services, Inc., a subsidiary of SCI, until November 1995. In 1992, he co-founded Station Casino St. Charles and serves as a director.

    WILLIAM W. WARNER. Mr. Warner has served as Vice President of Finance of SCI since January 1996 and from August 1993 to January 1996 he served as Director of Finance. Prior to his employment by SCI, Mr. Warner served as controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of Arthur Andersen LLP, most recently as an Audit Manager. Mr. Warner is a member of the management group that has entered into an agreement to purchase our company's Missouri properties.

    R. HAL DEAN. Mr. Dean has served as a director of SCI since June 1993 and is chairman of the Human Resources Committee and a member of the Audit Committee. Mr. Dean retired in 1982 from the Ralston Purina Company, having served 44 years in various capacities including Chairman of the Board (1968-1982) and Chief Executive Officer (1964-1982). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985), LaBarge, Inc., St. Louis, Missouri (1984-1998) and Chevron Corp., San Francisco, California (1985-1989).

    RICHARD J. HECKMANN. Mr. Heckmann was appointed a director of SCI in April 1999 and serves as a member of its Human Resources and Audit Committees. He is also a member of the special committee established to monitor the Lazaroff investigations and related matters in Missouri. Mr. Heckmann founded US Filter in July 1990 and currently serves as its Chairman of the Board and Chief Executive Officer. Mr. Heckmann is a founding shareholder of Callaway Golf Company and is a member of the Board of Directors of K-2, Inc. and United Rentals, Inc.

    LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of SCI since October 1993 and is chairman of the Audit Committee and a member of the Human Resources Committee. He is also a member of the special committee established to monitor the Lazaroff investigations and related matters in Missouri. He is also a director of Valero Energy Corporation, San Antonio, serving as a member of the executive committee and a director of Myriad Development, Inc. He is a former director of Franklin Federal Bancorp, Austin (acquired by Norwest), and founding member of the Board of Directors of the Texas Workers' Compensation Fund. He is president and CEO of Centex
Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971-1977.

    DELISE F. SARTINI. Ms. Sartini was appointed a director of SCI in August 1995. She has served as Vice President of Community Affairs at Palace Station in excess of nine years. Ms. Sartini was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

                         PRINCIPAL STOCKHOLDERS OF SCI

    The following table sets forth, as of May 31, 2000, certain information regarding the shares of SCI Common Stock beneficially owned by each stockholder who is known by SCI to beneficially own in excess of 5% of the outstanding shares of SCI Common Stock (solely based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

                                                              BENEFICIAL OWNERSHIP
                                                                    OF SHARES
                                                              ---------------------
                                                                           PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                    NUMBER(3)    OF CLASS
------------------------------------------                    ----------   --------
Frank J. Fertitta III.......................................   6,609,177     15.6
Blake L. Sartini(4).........................................   4,836,727     11.8
Lorenzo J. Fertitta.........................................   4,270,494     10.6
Delise F. Sartini(4)........................................   4,081,568     10.1
Par Capital Management, Inc.(5).............................   2,238,400      5.6
Glenn C. Christenson(6).....................................     436,169      1.1
Scott M Nielson(7)..........................................     328,376        *
William W. Warner...........................................      10,417        *
R. Hal Dean.................................................      41,000        *
Lowell H. Lebermann, Jr.....................................      31,000        *
Richard J. Heckmann.........................................      30,000        *
Executive Officers and Directors as a Group (10 persons)....  16,668,763     38.0

------------------------

*   Less than one percent

(1) Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 2,095,026; Blake L. Sartini 665,562; Lorenzo J. Fertitta 119,000; Delise F. Sartini 14,627; Glenn C. Christenson 328,712; Scott M Nielson 249,222; William W. Warner 10,000; R. Hal Dean 30,000; Lowell H. Lebermann, Jr. 30,000 and Richard J. Heckmann 15,000. Of the total number of shares reported in this table, 417 shares beneficially owned by William W. Warner are held by SCI's 401(k) Plan.

(2) The address of each of the beneficial owners named in this table other than Par Capital Management, Inc. is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(3) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(4) Reflects beneficial ownership shared by Blake L. and Delise F. Sartini. Blake L. and Delise F. Sartini do not, however, share beneficial ownership of the vested options reflected in note (1), restricted stock granted to Blake L. Sartini and shares of stock owned by family trusts of which Delise
    F. Sartini is trustee and thus have different total ownership figures.

(5) The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts, 02111. The SEC filing date is February 10, 2000 for Par Capital Management, Inc.

(6) Includes 57,457 shares owned by Glenn C. Christenson who shares with his wife voting and investment power.

(7) Includes 38,954 shares owned by Scott M Nielson who shares with his wife voting and investment power and 200 shares in which his wife has sole voting and investment power.

             DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK

AMENDED BANK FACILITY

    In August 1999, we amended our existing bank credit facility (the "Revolving Facility") and entered into a new secured term loan facility (the "Term Loan") (collectively, "the Amended Bank Facility"). The Amended Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino St. Charles and Station Casino Kansas City (the "Borrowers"). The proceeds from the Term Loan were used to repay our existing $75.0 million secured term loan facility and to reduce outstanding borrowings under our Revolving Facility. We recorded an extraordinary charge of $0.3 million (net of applicable tax benefit) to reflect the write-off of the unamortized loan costs on the refinanced $75.0 million secured term loan facility. See discussion below regarding the termination of the Term Loan.

    In March 2000, we exercised our right to increase the Revolving Facility by $50.0 million. The Revolving Facility provides for borrowings up to an aggregate principal amount of $380.8 million at June 30, 2000. The Revolving Facility matures on September 30, 2003. The availability under the Revolving Facility will reduce by $14.0 million on each of March 31, 2001 and June 30, 2001; by $17.5 million on each fiscal quarter end until and including September 30, 2002; by $30.6 million on each fiscal quarter end until and including June 30, 2003; and by $173.4 million on September 30, 2003. Borrowings under the Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the Revolving Facility), as selected by us. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly based on our combined consolidated ratio of debt to EBITDA (each, as defined in the Revolving Facility). As of June 30, 2000, the Borrowers' margin above the Eurodollar Rate on borrowings under the Revolving Facility was 1.50%. The maximum margin for Eurodollar Rate borrowings is 2.75%. The maximum margin for Alternate Base Rate borrowings is 1.50%. As of June 30, 2000, the fee for the unfunded portion of the Revolving Facility was 35 basis points.

    The Revolving Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.50 to 1.00 for each fiscal quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of
1.50 to 1.00 for each fiscal quarter, limitations on indebtedness, limitations on asset dispositions, limitations on investments, limitations on prepayments of indebtedness and rent and limitations on capital expenditures. As of June 30, 2000, the Borrowers combined funded debt to Adjusted EBITDA ratio was 1.38 to
1.00 and their combined fixed charge coverage ratio for the preceding four quarters ended June 30, 2000 was 2.84 to 1.00. A tranche of the Revolving Facility contains a minimum tangible net worth requirement for Palace Station and certain restrictions on distributions of cash from Palace Station to us. As of June 30, 2000, Palace Station's tangible net worth exceeded the requirement by approximately $9.8 million. These covenants limit Palace Station's ability to make payments to us, a significant source of anticipated cash for us.

    In addition, the Revolving Facility has financial and other covenants relating to us. These include a tangible net worth covenant and a covenant limiting the consolidated funded debt to Adjusted EBITDA ratio to no more than
4.75 to 1.00 on June 30, 2000 and reducing quarterly to 4.00 to 1.00 on September 30, 2001. Other covenants limit prepayments of indebtedness or rent (including, subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitation on dividends, limitations on indebtedness, limitations on investments and limitations on capital expenditures. The Revolving Facility also prohibits us from holding excess cash and cash equivalents. As of June 30, 2000, our consolidated funded debt to Adjusted EBITDA ratio was 3.46 to 1.00. We have pledged the stock of all of our subsidiaries except Kansas City Station Corporation and St. Charles Riverfront Station, Inc. and have agreed to pledge the stock of the latter two subsidiaries upon regulatory approval (which is expected to be obtained).

SENIOR SUBORDINATED NOTES

    We had $542.6 million, net of unamortized discount of $5.3 million, of senior subordinated notes outstanding as of June 30, 2000, $198.0 million of these notes bear interest, payable semi-annually, at a rate of 10 1/8% per year, $150.0 million of these notes bear interest, payable semi-annually, at a rate of 9 3/4% per year and $199.9 million of these notes bear interest, payable semi-annually, at a rate of 8 7/8% per year (collectively the "Existing Senior Subordinated Notes and the Notes"). The indentures governing the Existing Senior Subordinated Notes and the Notes (the "Indentures") contain certain customary financial and other covenants which limit our ability to incur additional debt and to pay dividends. At June 30, 2000, SCI's Consolidated Coverage Ratio (as defined) was 1.66 to 1.00. The Indentures provide that we may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio is at least 2.00 to 1.00. Additionally, the covenant limits our ability to incur additional indebtedness for borrowings under the Amended Bank Facility to an amount not to exceed the greater of $200 million or
1.5 times Operating Cash Flow (as defined) for the four most recent quarters, plus $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Indentures significantly restrict our ability to pay dividends on our capital stock. On August 10, 2000, we completed a consent solicitation with the holders of the Notes to exclude the write down of assets at Station Casino St. Charles in December 1999 from the definition of consolidated net income. As a result of the consent, the Consolidated Coverage Ratio would have been 3.00 to 1.00 as of June 30, 2000 on a pro forma basis. The Indentures also give the holders of the Existing Senior Subordinated Notes and the Notes the right to require us to purchase the Existing Senior Subordinated Notes and the Notes at 101% of the principal amount of the Existing Senior Subordinated Notes and the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures).

    In July 2000, we completed an offering of $375.0 million of senior subordinated notes due in July 2010, that have equal priority with the other senior subordinated notes. The $375.0 million senior subordinated notes have a coupon rate of 9 7/8% and were priced to yield 9.94% to maturity. The discount on the $375.0 million senior subordinated notes will be recorded as a reduction to long-term debt. Proceeds from the sale of the $375.0 million senior subordinated notes were used to repay all amounts outstanding under our Term Loan Agreement dated August 25, 1999 and terminate the Term Loan Agreement. The remaining proceeds were used to reduce amounts outstanding under our Revolving Facility.

COMMON STOCK

    On May 23, 2000, we announced a 3-for-2 stock split. The record date for the stock split was June 30, 2000 and the distribution date was July 17, 2000. Cash was paid for any fractional shares. All share data has been adjusted retroactively in the accompanying financial statements for the 3-for-2 stock split.

    Adjusted for the stock split, SCI is authorized to issue up to 135,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), 63,756,743 shares of which were issued and 3,268,110 shares were held in treasury as of June 30, 2000. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares other than pursuant to the Rights Plan described below. Subject to any preferences that may be granted to the holders of SCI's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of SCI, is entitled to share ratably in all of our assets remaining after payment of liabilities.

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
RIGHTS PLAN

    On October 6, 1997, SCI declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from SCI one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the board of directors of SCI prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock.

    The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that SCI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of SCI more difficult and may discourage such an acquisition.

PREFERRED STOCK

    SCI is authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). As of June 14, 1999, adjusted for the stock split, we redeemed all 2,070,000 shares of our $3.50 Convertible Preferred Stock in exchange for 10,112,448 shares of SCI Common Stock. The board of directors of SCI, without further action by the holders of Common Stock, may issue shares of SCI Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the board of directors of SCI, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of SCI or other corporate action.

TREASURY STOCK

    SCI is authorized to repurchase up to approximately 9.5 million shares of Common Stock. As of July 31, 2000, we had purchased 3.5 million shares at a cost of $41.5 million.

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PUT OPTIONS

    During the quarter ended March 31, 2000, we sold put options adjusted for the stock split, on 2.2 million shares of SCI Common Stock. We have the option to settle in cash or shares of SCI Common Stock. On April 27, 2000, options on
1.1 million shares expired unexercised. The proceeds from the sale of the put options of $2.3 million have been recorded in additional paid-in capital. As of June 30, 2000, our potential obligation of $13.5 million to buy back
1.1 million shares of SCI Common Stock has been charged to additional paid-in capital and reflected as temporary equity on the condensed consolidated balance sheet. On July 27, 2000, the remaining options on 1.1 million shares were rolled into another put option for 1.1 million shares for which we received
$1.5 million. This put option was terminated on August 4, 2000 at a cost of $1.8 million.

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                               THE EXCHANGE OFFER

    We sold the Old Notes on July 7, 2000 (the "Closing Date") to the initial purchasers in a private offering. As a condition to the sale of the Old Notes, SCI and the initial purchasers entered into the Registration Rights Agreement on the Closing Date. The registration statement, of which this prospectus is part, is intended to satisfy certain of our obligations under the Registration Rights Agreement summarized below.

    Pursuant to the Registration Rights Agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for the New Notes. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or any noteholder notifies us within the specified time period that it:

    - is prohibited by law or SEC policy from participating in the exchange offer; or

    - that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

    - that it is a broker-dealer and owns Old Notes acquired directly from us or an affiliate of ours,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the noteholders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    The Registration Rights Agreement, dated as of July 7, 2000, provides that we will:


    - file an exchange offer registration statement with the SEC on or prior to September 5, 2000;



    - use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to November 4, 2000;


    - unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use our best efforts to issue on or prior to 30 business days (or longer if required by applicable law) after the date on which the exchange offer registration statement was declared effective by the SEC, New Notes in exchange for all Old Notes tendered prior thereto in the exchange offer and;


    - if obligated, to file a shelf registration statement, and use our best efforts to file a shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC as soon as practicable thereafter (and in any event by December 4, 2000; provided that such period shall be extended if necessary to provide us with 30 days notice of our filing obligation).


If:

    - we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, or

    - any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness the "Effectiveness Target Date;" or

    - we fail to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the exchange offer registration statement; or

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    - the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the transfer restricted securities during the periods specified in the Registration Rights Agreement;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each noteholder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount constituting transfer restricted securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.15 per week per $1,000 principal amount of Old Notes constituting transfer restricted securities. We will pay all accrued liquidated damages on each damages payment date (as defined in the Indenture) to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, liquidated damages will not accrue.

TRANSFER RESTRICTED SECURITIES

    For purposes of the foregoing, transfer restricted securities means each Old Note until:

    - the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the exchange offer;

    - following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

    - the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    - the date on which such Old Note may be distributed to the public pursuant to Rule 144 or another applicable resale exemption under the Securities Act.

TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the Old Notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this prospectus, $375.0 million aggregate principal amount of the Old Notes is outstanding and no New Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about November 1, 2000, to all noteholders known to us. Our obligation to accept the Old Notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "--Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Noteholders may tender some or all of their Old Notes pursuant to the exchange offer. See "--Consequences of Failure to Exchange." However, the Old Notes may be tendered only in integral multiples of $1,000.


    The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act. Therefore, the New Notes will not bear legends restricting their transfer.

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
    Noteholders do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

    We shall be deemed to have accepted validly tendered Old Notes when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering noteholders for the purpose of receiving the New Notes.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of Old Notes without expense to the noteholder of the Old Note, as promptly as practicable after the expiration date of the exchange offer.

    Noteholders whose Old Notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indenture. Following completion of the exchange offer, the noteholders will continue to be subject to the existing restrictions upon transfer of the Old Notes and we will have no further obligation to those noteholders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, Old Notes could be adversely affected. See "Risk Factors--Restrictions Upon Transfer of and Limited Trading Market for Old Notes."

    Noteholders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term expiration date shall mean 5:00 p.m., New York City time on November 30, 2000, unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended.


    In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered noteholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

    We reserve the right at our sole discretion:

    - to delay accepting any Old Notes;

    - to extend the exchange offer;

    - to terminate the exchange offer and not accept the Old Notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

    - to amend the terms of the exchange offer in any manner.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the noteholders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all noteholders, and we will extend the

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exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to noteholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

    We shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Interest accrues on the New Notes at the rate of 9 7/8% per annum and will be payable in cash semiannually in arrears on each January 1 and July 1, commencing January 1, 2001. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the noteholders at such time.

PROCEDURES FOR TENDERING THE OLD NOTES

    When a beneficial owner of Old Notes tenders them to us as set forth below and we accept the Old Notes, we and the beneficial owner of the Old Notes will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

    Except as set forth below, if you wish to tender the Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

    - the exchange agent must receive certificates for such Old Notes along with the letter of transmittal;

    - the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

    - the noteholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO US.

    Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered:

    - by a registered noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

    - for the account of an eligible institution (as defined below).

    In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act

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
(collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than the person signing the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered noteholder with the signature thereon guaranteed by an Eligible Institution.

    If the letter of transmittal is signed by a person or persons other than the registered noteholder or noteholders, the Old Notes must either be endorsed by the registered noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the Old Notes must be signed exactly as the name or names of the registered noteholder or noteholders that appear on the Old Notes.

    If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any Old Notes or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

    By tendering, each noteholder will represent to us that, among other things:

    - the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not that person is the noteholder;

    - neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes;

    - if the noteholder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the noteholder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

    - neither the noteholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

    If the tendering noteholder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the noteholder will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY OR SCI DOES NOT CONSTITUTE
  DELIVERY TO THE EXCHANGE AGENT

    We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any noteholder who seeks to tender Old Notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the

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tenders of Old Notes for exchange must be cured within a reasonable period of time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF THE OLD NOTES FOR EXCHANGE; DELIVERY OF THE NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent.

    In all cases, issuance of the New Notes for the Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

    - certificates for such Old Notes or a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

    - a properly completed and duly executed letter of transmittal; and

    - all other required documents.

    If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the Old Notes are submitted for a greater principal amount than the noteholder desires to exchange, those unaccepted or non-exchanged Old Notes will be returned without expense to the tendering noteholder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged Old Notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the Old Notes at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the Old Notes by causing the Depository Trust Company to transfer such Old Notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a noteholder tendering Old Notes that are the subject of such timely confirmation of a book-entry transfer that such noteholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such noteholder.

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GUARANTEED DELIVERY PROCEDURES

    If a registered noteholder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such noteholder's Old Notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the noteholder and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

    - the certificates for all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    You may withdraw your tender of the Old Notes at any time prior to the expiration date of the exchange offer.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must:

    - specify the name of the person having tendered the Old Notes to be withdrawn;

    - identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

    - (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing noteholder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such noteholder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the noteholder thereof without cost to such noteholder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Depository Trust Company for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly

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withdrawn Old Notes by following one of the procedures described under
"Procedures for Tendering the Old Notes" above at any time on or prior to the expiration date of the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

    (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

    (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer; or

    (3) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

    (4) any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer.

    If we determine in good faith that any of the conditions are not met, we may:

    - refuse to accept any Old Notes and return all tendered Old Notes to exchanging noteholders;

    - extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of noteholders to withdraw such Old Notes (see "--Withdrawal Rights"); or

    - waive certain of such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all noteholders.

    Noteholders have certain rights and remedies against us under the Registration Rights Agreement, including liquidated damages of up to $0.15 per week per $1,000 principal amount of Old Notes, should we fail to consummate the exchange offer within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

    The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                       96
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EXCHANGE AGENT

    First Union National Bank has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

    By registered or certified mail, by overnight courier, or by hand:


    First Union National Bank
    Corporate Trust Administration
    123 South Broad Street
    Philadelphia, PA 19109-1199
    Attention: David Leondi
    Telephone: (215) 985-7585 [or 3448--direct dial]
    Facsimile: (215) 985-7290


    IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, IT WILL NOT BE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.


    The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $130,000 which includes fees and expenses of the exchange agent and Trustee and accounting and legal fees.


    We will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the tendering noteholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering noteholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering noteholder.

    We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) noteholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

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ACCOUNTING TREATMENT

    We will record the New Notes at the same carrying value as the Old Notes, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any noteholder may offer for resale, resell or otherwise transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes (unless the noteholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - the noteholder acquires the New Notes in the ordinary course of its business; and

    - the noteholder has no arrangement with any person to participate in the distribution of such Old Notes; and

    - each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    If any noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such noteholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the New Notes unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                                       98
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                            DESCRIPTION OF THE NOTES

    The Old Notes were issued and the New Notes will be issued under the Indenture, dated as of July 7, 2000, between SCI, as issuer, and First Union National Bank, as Trustee (the "Indenture"). The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act and hence not subject to certain restrictions, registration rights and related liquidated damages applicable to the Old Notes. The Old Notes and the New Notes are referred to collectively as the "Notes." The following summary includes a description of all material provisions of the Indenture. The summary of the Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. Capitalized terms used herein and not otherwise defined in this prospectus have the meanings ascribed to them in the Indenture. In this section entitled "Description of the Notes," all references to the "Company" refer to SCI and not to any subsidiaries of SCI.

GENERAL

    The New Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Notes will be unsecured general obligations of the Company, limited to $375.0 million aggregate principal amount, and will mature on July 1, 2010. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate certain current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

INTEREST ON THE NEW NOTES

    The New Notes will pay interest semiannually at a rate of 9 7/8% per annum from the date of original issuance of the Old Notes until maturity.

    Interest on the New Notes will accrue from the most recent interest payment date to which interest has been paid, or if no interest has been paid, from the date of original issuance of the Old Notes. Interest on the New Notes will be payable on January 1 and July 1 of each year, commencing January 1, 2001 to the person in whose name the New Note is registered (a "Noteholder") at the close of business on the preceding December 15 or June 15, as the case may be.

    Principal of and interest on the New Notes are payable at the offices of the Paying Agent for the New Notes, located at the principal corporate offices of the Trustee, PROVIDED that the payment of interest may be made at the Company's option by check mailed to a Noteholder's registered address. The New Notes are transferable at the offices of the Registrar for the New Notes, located at the principal corporate offices of the Trustee.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "AFFILIATE" of any specified person means any other person

    (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person,

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    (2) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation) or

    (3) of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    "AMORTIZATION EXPENSE" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

    "AVERAGE LIFE" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing

    (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by

    (2) the sum of all such principal payments.

    "BANK FACILITY" means the Third Amended and Restated Reducing Loan Agreement dated as of August 25, 1999, by and among PSHC, BSI, TSI, SSI, KCSC, SCRSI and Bank of Scotland, as co-agents, Societe Generale, as documentation agent, Bank of America N.A., as administrative agent and certain lenders named therein, and the Term Loan Agreement dated as of August 25, 1999, by and among PSHC, BSI, TSI, SSI, KCSC, SCRSI, Bank of America, N.A., as administrative agent, and certain lenders named therein, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

    "BSI" means Boulder Station, Inc.

    "CAPITAL LEASE OBLIGATIONS" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

    "CHANGE OF CONTROL" means an event or series of events by which

    (1) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries to any person, corporation, entity or group,

    (2) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have

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       "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person,"

    (3) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person,"

    (4) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office or

    (5) the Company shall, as a result of any transaction or series of transactions, cease to own all of the outstanding Capital Stock of, or all or substantially all of the assets of PSHC, BSI, SCRSI, SGSI and SWSI;

provided that no Change of Control shall be deemed to occur if the Company sells, in one transaction or a series of transactions, stock or assets of such Subsidiaries having an aggregate book value, determined in accordance with GAAP and net of related debt, which is less than 5% of the aggregate book value of the net assets of the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Noteholders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

    "CHANGE OF CONTROL TRIGGERING EVENT" is defined as the occurrence of both

    (1) a Change of Control and

    (2) a Rating Decline.

    "COMPLETION GUARANTEE AND KEEP-WELL AGREEMENT" means

    (1) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company,

    (2) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition

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       of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and

    (3) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (1) and (2) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

    "CONSOLIDATED COVERAGE RATIO" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including

    (1) interest expense attributable to Capital Lease Obligations,

    (2) amortization of debt discount,

    (3) capitalized interest,

    (4) cash and noncash interest payments,

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

    (6) net costs under Interest Rate Protection Agreements (including amortization of discount) and

    (7) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under clause (5) or (6) of the definition of Indebtedness.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

       (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (6) below);

    (2) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that

       (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in

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
           the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and

       (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

    (5) the cumulative effect of a change in accounting principles;

    (6) the net loss of any Unrestricted Subsidiary; and

    (7) extraordinary or nonrecurring gains or losses.

    "CONSOLIDATED NET WORTH" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as

    (1) the par or stated value of all outstanding Capital Stock plus

    (2) paid-in capital or capital surplus relating to such Capital Stock plus

    (3) any retained earnings or earned surplus, less

       (A) any accumulated deficit,

       (B) any amounts attributable to Redeemable Stock and

       (C) any amounts attributable to Exchangeable Stock.

    "DESIGNATED SENIOR INDEBTEDNESS" shall mean each issue of Senior Indebtedness that

    (1) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Bank Facility that all conditions precedent to any such drawing could be satisfied) and

    (2) has been designated as Designated Senior Indebtedness pursuant to an Officer's Certificate of the Company received by the Trustee.

    "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

    "EXISTING EQUITY HOLDERS" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Scott M Nielsen and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

    "EXISTING SENIOR SUBORDINATED NOTES" means the $198,000,000 10 1/8% Senior Subordinated Notes of the Company due 2006, the $150,000,000 9 3/4% Senior Subordinated Notes of the Company due 2007 and the $199,900,000 8 7/8% Senior Subordinated Notes of the Company due 2008.

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    "FF&E FINANCING" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

    "FORMER EQUITY HOLDER" means Frank J. Fertitta, Jr.

    "GAAP" means generally accepted accounting principles as in effect in the United States on the date that the Notes are issued.

    "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

    "GAMING LICENSE" of any person means every license, franchise or other authorization on the date of the Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of the Gaming Authorities and other applicable laws.

    "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

    "INDEBTEDNESS" of any person means, without duplication,

    (1) the principal of and premium (if any) in respect of

       (A) indebtedness of such person for money borrowed and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

    (2) all Capital Lease Obligations of such person;

    (3) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

    (5) all obligations of the type referred to in clauses (1) through (4) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and

    (6) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

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    "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

    "INVESTMENT GRADE" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

    "KCSC" means Kansas City Station Corporation.

    "LEGAL REQUIREMENTS" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET PROCEEDS" means, with respect to any issuance, sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' fees, placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $15 million, the determination of fair market value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal of similar types of transactions.

    "OPERATING CASH FLOW" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary

    (1) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or

    (2) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Notes or incurred pursuant to clauses (3), (6), (7) and (8) (subject to proviso (c) below) of the Indenture covenant described under "Limitation on Indebtedness," in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of

    (3) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus

    (4) unpaid accrued interest on such Indebtedness plus

    (5) premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that

       (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Noteholders than those contained in such repaid or amended Indebtedness,

       (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the Trustee or Paying Agent an amount of the proceeds of such Permitted Refinancing indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the Notes on the stated redemption date and

       (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (8) of the covenant described under "Limitation on Indebtedness" shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

    "PSHC" means Palace Station Hotel & Casino, Inc.

    "QUALIFIED GUARANTEE" means a guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of any entity provided that

    (1) unless such Indebtedness was incurred by a Native American tribe or any agency or instrumentality thereof, the Company and its Restricted Subsidiaries own in the aggregate at least 35% but no more than 50% of the outstanding Voting Stock of such entity at the time of the incurrence, creation or assumption of the guarantee,

    (2) the primary purpose for which such Indebtedness was incurred was to finance the development, construction or acquisition of a gaming facility,

    (3) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company prior to the date of the guarantee as if the guarantee were required to have been satisfied on the first day of such period, would have been greater than 2.5 to 1.00,

    (4) none of the Existing Equity Holders, other than Glenn C. Christenson or Scott M Nielsen if such person is no longer employed by the Company in any capacity, or any of their Related Persons, other than the Company and its Restricted Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of such Indebtedness or a direct or indirect holder of any Capital Stock of such entity, other than through their respective ownership interests in the Company,

    (5) at the time of the incurrence, creation or assumption of the guarantee, the rating of the Notes by each Rating Agency is at least equal to the rating of the Notes on the date of the Indenture and

    (6) if such Indebtedness is incurred by a Native American tribe or any agency or instrumentality thereof, including any tribal authority, for so long as such guarantee is outstanding such tribe and the Company or one of its Restricted Subsidiaries will have in effect a written agreement which has been approved by all required Governmental Authorities pursuant to which the Company or one of its Restricted Subsidiaries will manage such tribe's gaming activities at the facility or facilities with respect to which the Indebtedness was incurred to develop, construct or acquire in exchange for customary fees and reimbursements.

    "QUALIFIED NON-RECOURSE DEBT" means Indebtedness

    (1) as to which neither the Company nor any of its Restricted Subsidiaries

       (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

       (B) is directly or indirectly liable (as a guarantor or otherwise), or

       (C) constitutes the lender; and

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may

       (A) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility or

       (B) make a loan to an Unrestricted Subsidiary if such loan is permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments" at the time of the incurrence of such loan, and such actions referred to in the foregoing clauses (x) and
           (y) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

    "RATING AGENCIES" means

    (1) S&P and

    (2) Moody's or

    (3) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

    "RATING CATEGORY" means

    (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and

    (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

    (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (E.G., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "RATING DATE" means the date which is 90 days prior to the earlier of

    (1) a Change of Control or

    (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

    "RATING DECLINE" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies):

    (1) in the event the Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the Notes by both Rating Agencies shall be below Investment Grade, or

    (2) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock), is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the Notes.

    "RELATED PERSON" of any person means

    (1) (A) if such person is a corporation, any person who is a director, officer or employee (x) of such person, (y) of any subsidiary of such person or (z) of any Affiliate of such person or

       (B) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant, or

    (2) any Affiliate of any person included in clause (1) and any person who is a director, officer or employee of such Affiliate.

    "REQUIRED RATING" means ratings on the Notes of at least BBB- by S&P and Baa3 by Moody's.

    "RESTRICTED SUBSIDIARY" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Corporation and its successors.

    "SCRSI" means St. Charles Riverfront Station, Inc.

    "SENIOR INDEBTEDNESS" means

    (1) all obligations of the Company now or hereafter existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings) on, any Indebtedness (other than Capital Lease Obligations) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company,

    (2) Indebtedness of the Company represented by Capital Lease Obligations if the instrument creating or evidencing the same expressly provides that such Indebtedness shall be senior in right of payment to the Notes and

    (3) Indebtedness of the Company with respect to Interest Rate Protection Agreements.

    Notwithstanding the foregoing, Senior Indebtedness shall not include

    (1) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes,

    (2) in the case of each Note, the other Notes,

    (3) the Existing Senior Subordinated Notes,

    (4) Indebtedness of the Company to, or guaranteed on behalf of, an Affiliate of the Company (other than a Restricted Subsidiary),

    (5) Indebtedness to trade creditors incurred or assumed in the ordinary course of business in connection with obtaining goods, materials or services,

    (6) Indebtedness represented by Exchangeable Stock or Redeemable Stock,

    (7) any liability for federal, state, local or other taxes owed or owing by the Company,

    (8) Indebtedness incurred in violation of the Indenture provisions summarized below under "Limitation on Indebtedness" and

    (9) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

    "SGSI" means Southwest Gaming Services, Inc.

    "SSI" means Sunset Station, Inc.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred) which is subordinate or junior in right of payment to the Notes.

    "SUBSIDIARY" of a person means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

    "SUBSIDIARY" means any subsidiary of the Company.

    "SWSI" means Southwest Services, Inc.

    "TSI" means Texas Station, Inc.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary (other than PSHC, BSI, SCRSI, KCSC, TSI, SGSI and SWSI or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary):

    (1) has no Indebtedness other than Qualified Non-Recourse Debt;

    (2) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation

       (A) to subscribe for additional equity interests or

       (B) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

    (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that either

       (A) the Subsidiary to be so designated has total assets of $1,000 or less or

       (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments";

provided, further, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenants entitled "Limitation on Indebtedness" and "Limitation on Restricted Payments and Restricted Investments") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described below under the caption "Limitation on Restricted Payments and Restricted Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "Limitation on Indebtedness," the Company shall be in Default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if

    (1) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness," and

    (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

OPTIONAL REDEMPTION

    The Notes will not be redeemable prior to July 1, 2005. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Noteholder to be redeemed at the Noteholder's address of record, on any date on which the Notes are outstanding on or after July 1, 2005 and prior to maturity.

    The Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning July 1 of the years indicated below:

YEAR                                                          REDEMPTION PRICES
----                                                          -----------------
2005........................................................       103.703%
2006........................................................       102.469%
2007........................................................       101.234%
2008 and thereafter.........................................       100.000%

SELECTION FOR REDEMPTION

    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes or portions thereof that will be redeemed as provided in the Indenture on a pro rata basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

SUBORDINATION

    The Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Except with respect to limitations on the aggregate amount of consolidated Indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes.

    Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the Notes. In addition, all of the Company's operating assets are owned by Subsidiaries of the Company. Any claims of the Noteholders against the assets of Subsidiaries would effectively be subordinate to all existing and future indebtedness and other liabilities (including trade payables) of such Subsidiaries.

    Upon any payment or distribution of cash, securities or other property to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding, the payment of the principal of, interest on, or other distribution with respect to, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. In the event that

    (1) any Designated Senior Indebtedness is not paid when due or

    (2) any other default on Designated Senior Indebtedness occurs and in the case of this clause (2) the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, no direct or indirect payment may be made under the Notes unless, in either case,

       (A) such default has been cured or waived and any such acceleration has been rescinded or

       (B) such Designated Senior Indebtedness has been paid in full.

    In addition, during the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no direct or indirect payment may be made under the Notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of

    (1) the date the Trustee receives written notice of such default from a Representative with respect to, or the holders of a majority in principal amount of, any issue of Designated Senior Indebtedness or

    (2) if such event of default results from the acceleration of the Notes, the date of such acceleration.

    Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment upon or in respect of the Notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect as to the Company. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment pursuant to the Notes because of the restrictions described in this paragraph shall not be construed as preventing the occurrence of a Default and such restrictions shall not have any effect on the right to accelerate the maturity of the Notes.

    The provisions described in the two preceding paragraphs shall not prevent or delay

    (1) the Company from redeeming any Notes if required by any Gaming Authority as described under "Mandatory Disposition Pursuant to Gaming Laws" or from otherwise purchasing any Notes pursuant to any Legal Requirement relating to the gaming business of the Company or its Subsidiaries or

    (2) the receipt by the Noteholders of payments of principal and interest on the Notes, as described under "Satisfaction and Discharge of the Indenture," from the application of any money or United States Government Obligations held in trust by the Trustee.

    On an as adjusted basis at June 30, 2000, after giving effect to the Notes offering and the application of the net proceeds therefrom and the Company would have had approximately $25.2 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by the Company's subsidiaries, $547.9 million of senior subordinated indebtedness that ranked equally with the Notes and the Company's subsidiaries would have had outstanding $87.5 million of other liabilities. The

Company has no indebtedness outstanding to which the Notes are senior, and the Company has no plans to issue any such indebtedness. See "Description of Certain Indebtedness and Capital Stock."

CHANGE OF CONTROL AND RATING DECLINE

    Upon the occurrence of a Change of Control Triggering Event, each Noteholder shall have the right to require that the Company repurchase all or any part of such Noteholder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Noteholder with a copy to the Trustee stating:

    (1) that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to repurchase all or any part of such Noteholder's Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof;

    (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and

    (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date").

Noteholders electing to have Notes repurchased will be required to surrender the Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three Business Days prior to the Repurchase Date. Noteholders will be entitled to withdraw their election if the Paying Agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the Notes which were delivered for repurchase by the Noteholder and a statement that such holder is withdrawing such holder's election to have such Notes repurchased.

    The source of funds for any repurchase of Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase Notes upon a Change of Control Triggering Event would be limited by the Amended Bank Facility and may be limited by the terms of other then-existing Senior Indebtedness. See "Description of Certain Indebtedness and Capital Stock--Amended Bank Facility." There can be no assurance that the Company will be able to fund the repurchase of Notes upon a Change of Control Triggering Event within the limitations imposed by the Amended Bank Facility and by the terms of other then-existing Senior Indebtedness. The Indenture requires the Company, if any consent under the Amended Bank Facility is necessary to permit the repurchase of Notes as described in the preceding paragraph, to (1) repay in full all Indebtedness under the Amended Bank Facility or offer to repay in full all Indebtedness under the Amended Bank Facility or
(2) obtain the requisite consent under the Bank Facility. Although the failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase Notes upon a Change of Control Triggering Event, the terms described above in "Subordination" may prevent payment of the purchase price due following a Change of Control Triggering Event (whether at the Repurchase Date or upon acceleration of the Notes). There can be no assurance that the Company will be able, as required by the Indenture, to repay the Amended Bank Facility or obtain any consent under the Amended Bank Facility necessary to permit the repurchase of the Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Noteholder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an

Event of Default (as a remedy for which Noteholders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

    The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase Notes.

    The existence of a Noteholder's right to require the Company to repurchase such Noteholder's Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

LIMITATION ON INDEBTEDNESS

    Unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for

    (1) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

    (2) FF&E Financing incurred by the Company or its Restricted Subsidiaries,

    (3) the Notes,

    (4) all Existing Senior Subordinated Notes,

    (5) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount,

    (6) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to

       (A) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period and,

       (B) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period,

    (7) Permitted Refinancing Indebtedness,

    (8) Indebtedness incurred under the Bank Facility not to exceed the greater of

       (A) $200 million or

       (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (8) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities,

    (9) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph,

    (10) Indebtedness to the Company or a wholly-owned Restricted Subsidiary, or

    (11) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; PROVIDED, HOWEVER, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (11) of the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. The Company may reclassify such Indebtedness from time to time in its sole discretion.

LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company or any wholly-owned Restricted Subsidiary that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS

    Unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

    (1) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, any Capital Stock of the Company or of any Restricted Subsidiary, other than, in the case of the Company, through the issuance (as a dividend or stock split thereon or in exchange therefor) solely of the Company's own Capital Stock (excluding Exchangeable Stock or Redeemable Stock) and, in the case of a Restricted Subsidiary, with respect to shares of its Capital Stock that are owned solely by the Company or a wholly-owned Restricted Subsidiary,

    (2) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Subordinated Indebtedness, or

    (3) incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, any Affiliate or Related Person of the Company or a Restricted Subsidiary, other than the Company or a Restricted Subsidiary

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    (such payments or any other actions described in clauses (1) and (2) above, a "Restricted Payment," and in clause (3) above, a "Restricted Investment") unless

       (A) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing and

       (B) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment (the value of which, if in a form other than cash, shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), the aggregate amount, of all Restricted Payments and Restricted Investments declared or made after June 2, 1993, shall not exceed the sum of, without duplication,

           (1) 50% of the cumulative Consolidated Net Income of the Company (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) accrued after June 2, 1993, plus

           (2) an amount equal to the Net Proceeds received by the Company from the issuance and sale (other than to a Subsidiary) after June 2, 1993 of Capital Stock (excluding Exchangeable Stock, Redeemable Stock and Capital Stock issued in exchange for previously outstanding shares of Capital Stock if such exchange did not constitute a Restricted Payment) plus

           (3) $15,000,000 plus

           (4) an amount equal to 50% of any dividends received by and 100% of any Restricted Investments which are returned or repaid to (in each case, to the extent not included in Consolidated Net Income of the Company), the Company or a wholly-owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company;

PROVIDED, HOWEVER, that Net Proceeds received from the sale of the stock of PSHC, BSI, TSI, SSI, KCSC, SCRSI, SGSI or SWSI, or any successor or assignee thereof, by the Company shall not be included in clause (2) above, and PROVIDED, FURTHER, that the foregoing provisions will not prevent the following Restricted Payments or Restricted Investments:

       (A) payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the foregoing provisions;

       (B) Restricted Investments, which together with all other Restricted Investments since June 2, 1993, do not exceed $20,000,000 in the aggregate, provided that after giving effect to each such Restricted Investment (as if it had occurred on the first day of such period) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of the latest Restricted Investment, shall be greater than 2.00 to 1.00;

       (C) the redemption or repurchase of any Capital Stock or Indebtedness of the Company or any of its Restricted Subsidiaries solely to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of the Company, to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations; and

       (D) so long as no Default or Event of Default has occurred and is continuing, the incurrence, creation, assumption or suffering to exist of any Qualified Guarantee, provided that, with respect to this clause (d), the amounts available to make Restricted Payments or

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           Restricted Investments pursuant to clause (2) above shall be reduced only by the amount that becomes due on the Indebtedness that is guaranteed in accordance with the terms of such Indebtedness and that is paid by the Company or any of its Restricted Subsidiaries, and, if and for so long as an event of default occurs and is continuing with respect to such Indebtedness, by the entire aggregate principal amount of such Indebtedness then outstanding.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED that in no event shall the business currently operated by PSHC, BSI, SCRSI, KCSC, SGSI or SWSI be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the date of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $1,000,000, with any Affiliate or Related Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless

    (1) the terms of such business, transaction or series of related transactions are

       (A) set forth in writing and

       (B) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person and

    (2) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (1)(B) above, which determination shall be conclusive and

    (3) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted

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       Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    Unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than

       (A) any such encumbrance or restriction imposed by any Gaming Authority,

       (B) any encumbrance or restriction existing on the date of the Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of

           (1) $200 million or

           (2) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred,

       (C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date,

       (D) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary, and

       (E) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in clause (b), (c) or (e) of this paragraph, PROVIDED, however, that any such encumbrance or restriction is no less favorable to the Noteholders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and PROVIDED FURTHER, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of (x) $200 million or
           (y) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued. See "Description of Certain Indebtedness and Capital Stock--Amended Bank Facility."

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PROVISION OF FINANCIAL INFORMATION

    The Company will file with the Trustee and provide Noteholders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the Trustee, and provide to Noteholders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the Trustee, and provide to the Noteholders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless:

    (1) either

       (A) the Company shall be the continuing corporation or

       (B) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed;

    (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;

    (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause (6) of the Indenture covenant described under "Limitation on Indebtedness;" and

    (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

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RESTRICTION ON LAYERING DEBT

    The Company will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the Notes.

EVENTS OF DEFAULT

    An "Event of Default" is deemed to occur if:

    (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, whether or not such payment is prohibited by the provisions described under "Subordination;"

    (2) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon optional redemption of the Notes by the Company, upon exercise by the Noteholder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Subordination;"

    (3) the Company fails to observe, perform or comply with any of the provisions described under "Consolidation, Merger and Sale of Assets;"

    (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the Notes or the Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of Default from the Trustee or the holders of at least 25% in principal amount of the Notes;

    (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds $10,000,000 or its foreign currency equivalent;

    (6) any encumbrance or restriction of the type described under "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" becomes applicable to any Restricted Subsidiary;

    (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur;

    (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance) and are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or

    (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Noteholders).

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    If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes, by notice to the Company and the Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of any Note.

    The Company will file annually with the Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any Defaults of which the signers may have knowledge.

WAIVER AND MODIFICATION OF THE INDENTURE

    The Company and the Trustee may amend the Indenture or the Notes without the consent of any Noteholders to:

    (1) cure any ambiguity, defect or inconsistency;

    (2) comply with the provision of the Indenture relating to mergers and consolidations of the Company;

    (3) provide for uncertificated Notes in addition to certificated Notes;

    (4) make any change that does not adversely affect the rights of any Noteholder; or

    (5) comply with the Trust Indenture Act.

    The Company and the Trustee may amend any provisions of the Indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding. The holders of a majority in principal amount of the outstanding Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the Indenture, except for amendments which do not require the consent of any Noteholder under the Indenture.

    However, without the consent of each Noteholder affected, no amendment or waiver of any provision of the Indenture may:

    (1) reduce the amount of Notes whose holders must consent to an amendment or waiver;

    (2) reduce the rate or change the time of payment of interest on any Notes;

    (3) reduce the principal or change the fixed maturity of any Notes or alter the redemption provisions with respect thereto;

    (4) make any Notes payable in money other than that stated in the Notes;

    (5) make any change in provisions of the Indenture relating to waivers of compliance with, or past defaults of, the Indenture or the Notes, or the right of Noteholders to receive payments of principal, premium or interest; or

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    (6) waive a default in payment of the principal of, or interest on, any
       Notes.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged upon payment or redemption of all the Notes issued thereunder. In addition, upon deposit with the Trustee of money or noncallable United States Government Obligations sufficient for full payment of such Notes and delivery to the Trustee of a satisfactory Opinion of Counsel regarding federal income tax consequences to the Noteholders, all obligations under the Indenture, other than with respect to compensation and indemnity of the Trustee and certain other obligations, will be discharged.

CONCERNING THE TRUSTEE

    First Union National Bank is the Trustee under the Indenture. First Union National Bank is also the trustee under the indentures for the Existing Senior Subordinated Notes.

    The Indenture contains certain limitations on the right of the Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders, unless they shall have offered to the Trustee satisfactory indemnity.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    If a record or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority,

    (1) such owner shall, upon request of the Company, dispose of such owner's Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or

    (2) the Company may, at its option, redeem such owner's Notes at the lesser of

       (A) the principal amount thereof or

       (B) the price at which the Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority. See "Regulation and Licensing."

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one Global Note (the "New Global Note"). The New Global Note will be deposited on the date of the closing of the exchange of the Old Notes for the New Notes (the "Closing Date") with, or on behalf of, The

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Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

    New Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the New Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the New Global Note representing the principal amount of New Notes being transferred.

DEPOSITORY PROCEDURES

    The Depository has advised the Company that the Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants.

    The Company expects that pursuant to procedures established by the
Depository:

    (1) upon deposit of the New Global Note, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the New Global Note; and

    (2) ownership of the New Notes evidenced by the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own.

    Consequently, the ability to transfer New Notes evidenced by the New Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any New Notes evidenced by the New Global Note. Beneficial owners of New Notes evidenced by the New Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the New Notes.

    Payments in respect of the principal of, premium, if any, and interest on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit

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the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If:

    (1) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days; or

    (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its New Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related New Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the New Notes represented by the New Global Note (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences resulting from the exchange offer and from the ownership of the New Notes. It deals only with New Notes held as capital assets and not with special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a New Note in connection with an arrangement that completely or partially hedges the New Notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

    NOTEHOLDERS TENDERING THEIR OLD NOTES OR PROSPECTIVE PURCHASERS OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL INCOME OR FRANCHISE TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS AND ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

    The exchange of New Notes for the Old Notes pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a noteholder will be treated as a continuation of the Old Notes in the hands of such noteholder. As a result, there will be no United States federal income tax consequences to noteholders exchanging the Old Notes for the New Notes pursuant to the exchange offer. The noteholder must continue to include stated interest in income as if the exchange had not occurred. The adjusted basis and holding period of the New Notes for any noteholder will be the same as the adjusted basis and holding period of the Old Notes. Similarly, there would be no United States federal income tax consequences to a holder of Old Notes that does not participate in the exchange offer.

UNITED STATES HOLDERS

    For purposes of this discussion, a "United States Holder" means:

    (1) a citizen or resident of the United States;

    (2) partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States;

    (3) an estate, the income of which is subject to United States federal income tax regardless of its source;

    (4) a trust, if either:

       (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

       (B) the trust was in existence on August 20, 1996 and elected to be treated as a United States person at all times thereafter;

    (5) any other person that is subject to United States federal income tax on interest income derived from a Note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States; or

    (6) certain former citizens of the United States whose income and gain on the New Notes will be subject to U.S. income tax.

PAYMENTS OF INTEREST

    Payments of stated interest on a New Note will constitute "qualified stated interest" (as defined below under "Original Issue Discount") and will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the noteholder's method of accounting for tax purposes.

    Under certain circumstances, notes may be treated as issued with original issue discount. We believe the notes will not be issued with original issue discount because they satisfy a statutory de minimis exception. If the notes are issued with original issue discount, United States Holders will have to include original issue discount in income before the receipt of cash attributable to such income.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments of principal and interest on a New Note and the proceeds of the sale of a New Note before Maturity within the United States to, and to the accrual of original issue discount on a New Note with respect to, non-corporate United States Holders. A 31% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

UNITED STATES ALIEN HOLDERS

    As used herein, a "United States Alien" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

PAYMENTS TO UNITED STATES ALIENS

    Under current United States federal income and estate tax law:

    (1) payments of principal and interest on a New Note by SCI or any paying agent to a noteholder that is a United States Alien will not be subject to withholding of United States federal income tax, provided that, such interest is not effectively connected with the conduct of a trade or business within the United States by such United States Alien and the noteholder:

       (A) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of SCI;

       (B) is not a controlled foreign corporation related to SCI through stock ownership; and

       (C) provides a statement, under penalties of perjury (such as Form W-8), to SCI that the holder is a United States Alien and provides its name and address;

    (2) a noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, unless:

       (A) the gain is effectively connected with the conduct of a trade or business within the United States by the United States Alien; or

       (B) in the case of a United States Alien who is a nonresident alien individual and holds the New Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; and

    (3) a New Note will not be subject to United States federal estate tax as a result of the death of a noteholder who is not a citizen or resident of the United States at the time of death, provided that:

       (A) such noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of SCI; and

       (B) at the time of such noteholder's death, payments of interest on such Note would not have been effectively connected with the conduct by such noteholder of a trade or business in the United States.

    United States information reporting requirements and backup withholding tax will not apply to payments on a New Note made outside the United States by SCI or any paying agent (acting in its capacity as such) to a noteholder that is a United States Alien provided that a statement described in (1)(c) above has been received and neither SCI nor its paying agent has actual knowledge that the payee is not a United States Alien.

    Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker:

    (1) is a United States Alien;

    (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States; and

    (3) is not a controlled foreign corporation as to the United States.

(a person described in (1), (2) and (3) above being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    New regulations governing backup withholding and information reporting are generally scheduled to become effective for payments made after December 31, 1999. Rules under these regulations will have essentially the same substantive effect, but will unify current certification procedures and forms.

                              PLAN OF DISTRIBUTION

    This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the exchange offer that receives the New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. We have agreed that for a period of one year after the date when the registration statement becomes effective, we will use our best efforts to make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal.

    This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers and sales related to market-making transactions in the New Notes. The initial purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the New Notes and may discontinue their market-making activities at any time without notice, at their sole discretion.

                                 LEGAL MATTERS

    Certain legal matters with regard to the validity of the Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California and Schreck Morris, Las Vegas, Nevada.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999, for the nine months ended December 31, 1998 and for the year ended March 31, 1998, included in this offering memorandum, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Condensed Consolidated Balance Sheets (unaudited) as of June
  30, 2000 and December 31, 1999............................     F-2

Condensed Consolidated Statements of Operations (unaudited)
  for the Six months ended June 30, 2000 and 1999...........     F-3

Condensed Consolidated Statements of Cash Flows (unaudited)
  for the Six months ended June 30, 2000 and 1999...........     F-4

Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................     F-5

Report of Independent Public Accountants....................    F-12

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................    F-13

Consolidated Statements of Operations for the year ended
  December 31, 1999, the nine months ended December 31, 1998
  and the year ended March 31, 1998.........................    F-14

Consolidated Statements of Stockholders' Equity for the year ended December 31, 1999, the nine months ended December
  31, 1998 and the year ended March 31, 1998................    F-15

Consolidated Statements of Cash Flows for the year ended
  December 31, 1999, the nine months ended December 31, 1998
  and the year ended March 31, 1998.........................    F-16

Notes to Consolidated Financial Statements..................    F-17

                             STATION CASINOS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                               JUNE 30,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   57,103    $   73,072
  Accounts and notes receivable, net........................      10,385        12,346
  Inventories...............................................       5,168         6,013
  Prepaid gaming taxes......................................      12,145        10,035
  Prepaid expenses..........................................       7,024         8,219
  Deferred income tax.......................................      10,119        10,519
                                                              ----------    ----------
    TOTAL CURRENT ASSETS....................................     101,944       120,204

  Property and equipment, net...............................   1,023,827     1,025,753
  Land held for development.................................      55,404        18,839
  Deferred income tax, net..................................      13,553        21,823
  Other assets, net.........................................      92,149        89,654
                                                              ----------    ----------
    TOTAL ASSETS............................................  $1,286,877    $1,276,273
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $   11,013    $    8,647
  Accounts payable..........................................      11,466        11,998
  Accrued payroll and related...............................      19,749        25,065
  Construction contracts payable............................         692           750
  Accrued interest payable..................................      13,145        12,341
  Accrued progressives......................................       9,099         8,877
  Accrued expenses and other current liabilities............      46,180        50,011
                                                              ----------    ----------
    TOTAL CURRENT LIABILITIES...............................     111,344       117,689
  Long-term debt, less current portion......................     925,576       933,833
  Other long-term liabilities, net..........................      10,840         7,950
                                                              ----------    ----------
    TOTAL LIABILITIES.......................................   1,047,760     1,059,472
                                                              ----------    ----------

COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY............................................      13,537            --
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01; authorized 135,000,000
    shares;
    63,756,743 and 63,683,999 shares issued.................         425           424
  Treasury stock, 3,268,110 and 1,167,494 shares, at cost...     (37,900)      (11,862)
  Additional paid-in capital................................     272,949       282,294
  Deferred compensation--restricted stock...................      (7,048)       (7,432)
  Accumulated deficit.......................................      (2,846)      (45,907)
  Accumulated other comprehensive income....................          --          (716)
                                                              ----------    ----------
    TOTAL STOCKHOLDERS' EQUITY..............................     225,580       216,801
                                                              ----------    ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $1,286,877    $1,276,273
                                                              ==========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             STATION CASINOS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                2000           1999
                                                              --------       --------
OPERATING REVENUES:
  Casino....................................................  $407,926       $376,848
  Food and beverage.........................................    70,052         71,426
  Room......................................................    23,139         21,143
  Other.....................................................    32,302         30,087
                                                              --------       --------
    Gross revenues..........................................   533,419        499,504
  Promotional allowances....................................   (34,248)       (34,202)
                                                              --------       --------
    Net revenues............................................   499,171        465,302
                                                              --------       --------
OPERATING COSTS AND EXPENSES:
  Casino....................................................   185,517        176,803
  Food and beverage.........................................    41,802         45,074
  Room......................................................     7,990          7,867
  Other.....................................................    17,688         14,806
  Selling, general and administrative.......................    86,342         96,939
  Corporate expense.........................................    14,186         10,469
  Depreciation and amortization.............................    32,266         36,016
                                                              --------       --------
                                                               385,791        387,974
                                                              --------       --------
OPERATING INCOME............................................   113,380         77,328
                                                              --------       --------
OTHER INCOME (EXPENSE):
  Interest expense, net.....................................   (44,726)       (42,385)
  Merger settlement, net of related legal costs.............        --         12,824
  Other.....................................................      (563)          (245)
                                                              --------       --------
                                                               (45,289)       (29,806)
                                                              --------       --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........    68,091         47,522
Income tax provision........................................   (25,030)       (17,814)
                                                              --------       --------
INCOME BEFORE EXTRAORDINARY ITEM............................    43,061         29,708
Extraordinary item--loss on early retirement of debt, net of
  applicable income tax benefit.............................        --        (10,350)
                                                              --------       --------
NET INCOME..................................................    43,061         19,358
Preferred stock dividends...................................        --         (1,811)
                                                              --------       --------
NET INCOME APPLICABLE TO COMMON STOCK.......................  $ 43,061       $ 17,547
                                                              ========       ========
BASIC AND DILUTED EARNINGS PER COMMON SHARE:
  Earnings applicable to common stock, before extraordinary
    item:
    Basic...................................................  $   0.71       $   0.51
    Diluted.................................................  $   0.68       $   0.46
  Earnings applicable to common stock:
    Basic...................................................  $   0.71       $   0.32
    Diluted.................................................  $   0.68       $   0.30
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
    Basic...................................................    60,765         54,332
    Diluted.................................................    63,552         64,227

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             STATION CASINOS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000       1999
                                                              --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 43,061   $  19,358
                                                              --------   ---------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    32,266      36,016
  Amortization of debt discount and issuance costs..........     1,304       1,371
  Loss on early retirement of debt..........................        --      15,923
  Changes in assets and liabilities:
    Decrease in accounts and notes receivable, net..........     1,961       7,960
    Increase in inventories and prepaid expenses............      (434)     (4,009)
    Decrease in deferred income tax.........................     8,670       2,312
    Decrease in accounts payable............................      (532)     (4,829)
    (Decrease) increase in accrued expenses and other
      liabilities...........................................    (5,231)     23,756
  Other, net................................................    (1,326)     (1,858)
                                                              --------   ---------
      Total adjustments.....................................    36,678      76,642
                                                              --------   ---------
      Net cash provided by operating activities.............    79,739      96,000
                                                              --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (31,540)    (32,768)
  Proceeds from sale of property and equipment..............     3,503       3,183
  Land held for development.................................   (36,051)         --
  Decrease in construction contracts payable................       (58)     (3,789)
  Other, net................................................    (3,261)     (4,331)
                                                              --------   ---------
      Net cash used in investing activities.................   (67,407)    (37,705)
                                                              --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments under bank facility, net.........................      (300)    (54,000)
  Principal payments on notes payable.......................    (5,870)     (9,757)
  Defeasance of 9 5/8% senior subordinated notes............        --    (201,670)
  Purchase of treasury stock................................   (26,038)         --
  Sale of put options.......................................     2,348          --
  Dividends paid on preferred stock.........................        --      (1,811)
  Exercise of stock options.................................       501         480
  Other, net................................................     1,058        (497)
                                                              --------   ---------
      Net cash used in financing activities.................   (28,301)   (267,255)
                                                              --------   ---------
CASH AND CASH EQUIVALENTS:
  Decrease in cash and cash equivalents.....................   (15,969)   (208,960)
  Balance, beginning of period..............................    73,072     261,423
                                                              --------   ---------
  Balance, end of period....................................  $ 57,103   $  52,463
                                                              ========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest, net of amounts capitalized........  $ 42,709   $  43,128
  Cash paid for income taxes................................  $  9,250   $   4,602
  Property and equipment purchase financed by debt..........  $     --   $      35
  Preferred stock converted to common stock and additional
    paid-in capital.........................................  $     --   $ 100,131

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             STATION CASINOS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming and entertainment enterprise that currently owns and operates four major hotel/casino properties and two smaller casino properties in Las Vegas, Nevada, and gaming and entertainment complexes in St. Charles and Kansas City, Missouri. The Company also owns and provides slot route management services in southern Nevada.

    The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Palace Station
Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), Southwest Gaming Services, Inc. ("SGSI"), and Tropicana Station, Inc., the operator of the Wild Wild West Gambling Hall & Hotel ("Wild Wild West"). The Company also owns a 50% interest in Town Center Amusements, Inc., d.b.a. Barley's Casino & Brewing Company ("Barley's"). All significant intercompany accounts and transactions have been eliminated.

    The accompanying condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three and six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    Certain amounts in the three and six months ended June 30, 1999 condensed consolidated financial statements have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on the previously reported net income.

                             STATION CASINOS, INC.

                                  (UNAUDITED)

2. LONG-TERM DEBT

    Long-term debt consists of the following (amounts in thousands):

                                                               JUNE 30,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
Amended and restated reducing revolving credit facility,
  $380.8 million limit at June 30, 2000, due September 30,
  2003, interest at a margin above the bank's prime rate or
  the Eurodollar Rate (8.24% at June 30, 2000)..............   $178,000      $177,300
Secured term loan facility, $199.0 million limit at June 30,
  2000, due December 31, 2005, interest at 2.50% above the
  Eurodollar Rate (9.29% at June 30, 2000)..................    199,000       200,000
8 7/8% senior subordinated notes, interest payable
  semi-annually, principal due December 1, 2008.............    199,900       199,900
9 3/4% senior subordinated notes, interest payable
  semi-annually, principal due April 15, 2007, net of
  unamortized discount of $4.4 million at June 30, 2000.....    145,548       145,326
10 1/8% senior subordinated notes, interest payable
  semi-annually, principal due March 15, 2006, net of
  unamortized discount of $0.9 million at June 30, 2000.....    197,144       197,087
Other long-term debt, collateralized by various assets,
  including slot machines, furniture and equipment, and
  land, monthly installments including interest ranging from
  8.50% to 9.02% at June 30, 2000...........................     16,997        22,867
                                                               --------      --------
  Total long-term debt......................................    936,589       942,480
Current portion of long-term debt...........................    (11,013)       (8,647)
                                                               --------      --------
  Total long-term debt, less current portion................   $925,576      $933,833
                                                               ========      ========

    In August 1999, the Company amended its existing bank credit facility (the "Revolving Facility") and entered into a new secured term loan facility (the "Term Loan") (collectively, "the Amended Bank Facility"). The Amended Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino St. Charles and Station Casino Kansas City (the "Borrowers"). The proceeds from the Term Loan were used to repay the Company's existing $75.0 million secured term loan facility and to reduce outstanding borrowings under the Company's Revolving Facility. The Company recorded an extraordinary charge of $0.3 million (net of applicable tax benefit) to reflect the write-off of the unamortized loan costs on the refinanced $75.0 million secured term loan facility. See discussion below regarding the termination of the Term Loan.

    In March 2000, the Company exercised its right to increase the Revolving Facility by $50.0 million. The Revolving Facility provides for borrowings up to an aggregate principal amount of $380.8 million at June 30, 2000. The Revolving Facility matures on September 30, 2003. The availability under the Revolving Facility will reduce by $14.0 million on each of March 31, 2001 and June 30, 2001; by $17.5 million on each fiscal quarter end until and including
September 30, 2002; by $30.6 million on each fiscal quarter end until and including June 30, 2003; and by $173.4 million on September 30, 2003. Borrowings under the Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the Revolving Facility), as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly

                             STATION CASINOS, INC.

                                  (UNAUDITED)

2. LONG-TERM DEBT (CONTINUED)
based on the Company's combined consolidated ratio of debt to EBITDA (each, as defined in the Revolving Facility). As of June 30, 2000, the Borrowers' margin above the Eurodollar Rate on borrowings under the Revolving Facility was 1.50%. The maximum margin for Eurodollar Rate borrowings is 2.75%. The maximum margin for Alternate Base Rate borrowings is 1.50%. As of June 30, 2000, the fee for the unfunded portion of the Revolving Facility was 35 basis points.

    The Revolving Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.50 to 1.00 for each fiscal quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of
1.50 to 1.00 for each fiscal quarter, limitations on indebtedness, limitations on asset dispositions, limitations on investments, limitations on prepayments of indebtedness and rent and limitations on capital expenditures. As of June 30, 2000, the Borrowers combined funded debt to Adjusted EBITDA ratio was 1.38 to
1.00 and their combined fixed charge coverage ratio for the preceding four quarters ended June 30, 2000 was 2.84 to 1.00. A tranche of the Revolving Facility contains a minimum tangible net worth requirement for Palace Station and certain restrictions on distributions of cash from Palace Station to the Company. As of June 30, 2000, Palace Station's tangible net worth exceeded the requirement by approximately $9.8 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

    In addition, the Revolving Facility has financial and other covenants relating to the Company. These include a tangible net worth covenant and a covenant limiting the consolidated funded debt to Adjusted EBITDA ratio to no more than 4.75 to 1.00 on June 30, 2000 and reducing quarterly to 4.00 to 1.00 on September 30, 2001. Other covenants limit prepayments of indebtedness or rent (including, subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitation on dividends, limitations on indebtedness, limitations on investments and limitations on capital expenditures. The Revolving Facility also prohibits the Company from holding excess cash and cash equivalents. As of June 30, 2000, the Company's consolidated funded debt to Adjusted EBITDA ratio was 3.46 to 1.00. The Company has pledged the stock of all of its subsidiaries except Kansas City Station Corporation and St. Charles Riverfront Station, Inc. and has agreed to pledge the stock of the latter two subsidiaries upon regulatory approval (which is expected to be obtained).

    In December 1998, the Company completed an offering of $199.9 million of senior subordinated notes due in December 2008 that have equal priority with the Company's other senior subordinated notes. The $199.9 million senior subordinated notes bear interest payable semi-annually, at a rate of 8 7/8% per year (the "8 7/8% Notes"). At December 31, 1998, the Company had deposited the net proceeds from the sale of the 8 7/8% Notes and a portion of the funds borrowed under the Amended Bank Facility in a separate trust account with the trustee under the indenture relating to the 9 5/8% senior subordinated notes (the "9 5/8% Notes") to redeem and to pay accrued interest and redemption premiums related to the 9 5/8% Notes on the redemption date. The redemption occurred on January 4, 1999. The Company recorded an extraordinary charge of $10.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the 9 5/8% Notes.

    In July 2000, the Company completed an offering of $375.0 million of senior subordinated notes due in July 2010, that have equal priority with the other senior subordinated notes. The $375.0 million

                             STATION CASINOS, INC.

                                  (UNAUDITED)

2. LONG-TERM DEBT (CONTINUED)
senior subordinated notes have a coupon rate of 9 7/8% and were priced to yield 9.94% to maturity. The discount on the $375.0 million senior subordinated notes will be recorded as a reduction to long-term debt. Proceeds from the sale of the $375.0 million senior subordinated notes were used to repay all amounts outstanding under our Term Loan Agreement dated August 25, 1999 and terminate the Term Loan Agreement. The remaining proceeds were used to reduce amounts outstanding under our Revolving Facility.

3. EQUITY

    On May 23, 2000, the Company announced a 3-for-2 stock split. The record date for the stock split was June 30, 2000 and the distribution date was July 17, 2000. Cash was paid for any fractional shares. All share data has been adjusted retroactively in the accompanying condensed consolidated financial statements for the 3-for-2 stock split.

    Adjusted for the stock split, the Company is authorized to repurchase up to approximately 9.5 million shares of its Common Stock. As of June 30, 2000, the Company had purchased 3.3 million shares at a cost of $37.9 million.

    During the quarter ended March 31, 2000, the Company sold put options, adjusted for the stock split, on 2.2 million shares of its Common Stock. On April 27, 2000, options on 1.1 million shares expired unexercised. The Company has the option to settle in cash or shares of Common Stock. The proceeds from the sale of the put options of $2.3 million have been recorded in additional paid-in capital. As of June 30, 2000, the Company's potential obligation of $13.5 million to buy back the remaining 1.1 million shares of its Common Stock has been charged to additional paid-in capital and reflected as temporary equity on the condensed consolidated balance sheet. On July 27, 2000, the remaining options on 1.1 million shares were rolled into another option for 1.1 million shares for which the Company received $1.5 million. This put option was terminated on August 4, 2000 at a cost of $1.8 million.

    In July 2000, the Company entered into an equity forward contract that allows for shares of the Company's Common Stock to be purchased by a financial institution and held on the Company's behalf. This contract expires in January 2001 and can be settled in either net shares or cash. As of August 11, 2000, 3.2 million shares have been purchased under the contract for $44.2 million.

4. OTHER MATTERS

SANTA FE HOTEL & CASINO


    On October 2, 2000, the Company consummated the purchase of substantially all of the assets of the Santa Fe Hotel & Casino (the "Santa Fe") for an aggregate purchase price of $205.0 million and renamed the property "Santa Fe Station." In connection with the purchase of the Santa Fe, the Company also acquired an option to purchase a 21-acre parcel of real estate that is adjacent to the Santa Fe. The Santa Fe is located at the intersection of Interstate 95 and Rancho Road, approximately five miles northwest of Texas Station. Situated on 38 acres, the Santa Fe currently offers approximately 85,000 square feet of casino space featuring 1,675 gaming devices and 27 table games, 200 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, a 60-lane bowling center, a regulation-sized ice skating arena, and 10,000 square feet of meeting and banquet facilities.

                             STATION CASINOS, INC.

                                  (UNAUDITED)

4. OTHER MATTERS (CONTINUED)
GREEN VALLEY PROJECT

    A 50/50 joint venture between the Company and GCR Gaming, LLC has commenced construction of a new resort/casino in Henderson, Nevada. Construction is expected to be completed in the fourth quarter of 2001. The estimated construction cost of this project is approximately $300 million. The project is expected to be funded with total equity contributions from the partners of approximately $80 million and third party financing for the remainder. If third party financing cannot be obtained or is insufficient to fund the construction costs, the Company and GCR Gaming, LLC would be obligated to contribute amounts necessary to finance the construction and opening of the project.

UNITED AUBURN INDIAN COMMUNITY

    On October 12, 1999, the Company announced that it has entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Subject to the receipt of certain governmental approvals, as well as voter approval of a proposed amendment to the California constitution, the Company and the UAIC intend to develop a gaming and entertainment facility on 49 acres, approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. Voter approval of the proposed amendment to the California constitution was received in March 2000, however, there can be no assurances when or if the necessary government approvals will be received. The scope and the timing of this project have yet to be determined.

LAND HELD FOR DEVELOPMENT

    The Company has leased, purchased or has options to purchase an additional 185 acres of land for development of three additional gaming sites in the Las Vegas Valley. The Rhodes Ranch site consists of two parcels totaling 83 acres, located at the intersection of Durango Road and the Southern Beltway/I-215 located in the southwest quadrant of Las Vegas. The Boulder/Tropicana site is a 68-acre site consisting of two parcels at the intersection of Boulder Highway and Tropicana Avenue in eastern Las Vegas. The Company is leasing (with an option to purchase) 34 acres of the site and has entered into an option to purchase the adjacent 34-acre parcel. The Company paid $30.2 million for the land mentioned above and will make combined lease and option payments of $1.6 million per year. The Company has no immediate plans to develop these sites.

    On April 19, 2000, the Company announced that it had secured a gaming site in North Las Vegas. The site is a 34-acre parcel near the intersection of Martin Luther King Jr. Drive and Craig Road in North Las Vegas, Nevada. The Company has entered into a long-term ground lease with an option to purchase the property. The parcel is already entitled for gaming. As part of the transaction, the Company also placed a deed restriction prohibiting casino gaming on an 18-acre parcel, approximately 1.5 miles east of this site, that was previously entitled for gaming. The Company is currently evaluating the size, scope and timing of this project. In order to maintain its gaming entitlements, the Company would be required to complete the facility prior to the end of 2002.

5. SUBSEQUENT EVENTS

FIESTA CASINO HOTEL

    On July 20, 2000, the Company announced that it had entered into an asset purchase agreement with Fiesta Hotel Corporation ("Fiesta"), a subsidiary of Joe
G. Maloof & Company, Inc. ("Maloof")

                             STATION CASINOS, INC.

                                  (UNAUDITED)

5. SUBSEQUENT EVENTS (CONTINUED)
for the purchase of substantially all of the assets of the Fiesta Casino Hotel for a purchase price of $185.0 million, which includes a non-compete agreement with Maloof, Fiesta Hotel Corporation, and certain members of the Maloof family. The non-compete agreement extends for a 25-mile radius from the Fiesta and excludes the property owned by Maloof on Flamingo Road and Arville Street in Las Vegas, the Las Vegas Strip and downtown Las Vegas. The Fiesta Casino Hotel is located at the intersection of Lake Mead Boulevard and Rancho Road in North Las Vegas, near Texas Station. Situated on 25 acres, the Fiesta currently offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, bingo, and a race and sports book. Upon completion of the transaction, the property will retain the Fiesta name and theme. The acquisition is subject to the satisfaction of numerous conditions, including the receipt of all necessary gaming and non-gaming regulatory approvals and is expected to close by January 31, 2001.

PROPOSED SALE OF MISSOURI PROPERTIES


    On October 17, 2000, the Company entered into a definitive agreement to sell its Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that they had previously entered into to sell their Missouri properties to a management group led by John V. Finamore, president of their Midwest operations, and William W. Warner, their vice president of Finance. The purchase price for the Missouri assets is $475 million. The transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing and is expected to close late in the fourth quarter of 2000. The Company's licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. The Company currently has pending applications for renewal of its licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that the Company has not yet presented sufficient evidence to meet its burden for suitability that its licenses should be renewed. The resolutions provide the Company an opportunity to request a hearing to present evidence of suitability for renewal of its Missouri licenses. The date for the hearing has not yet been set. The sale of the Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation described below. If the sale of the Missouri properties is not consummated before their respective licenses expire, the Company may lose its licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on the Company.



    Concurrent with the agreement to sell its Missouri properties, on October 17, 2000, the Company and its wholly-owned subsidiary, Lake Mead Station, Inc. entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.

                             STATION CASINOS, INC.

                                  (UNAUDITED)

5. SUBSEQUENT EVENTS (CONTINUED)
LAZAROFF INVESTIGATION


    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri, in connection with its ongoing investigation of Michael Lazaroff, the Company's attorney who formerly represented the Company in Missouri. In June 2000, Lazaroff pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included the Company, by mischaracterizing non-client expenses and charging his clients for them and (3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission. Seven of the Company's employees who received subpoenas to testify at the hearing declined to appear. The Company asserted that the Missouri Gaming Commission lacked the authority to require Company employees to appear at such a public hearing, and that such a hearing failed to afford the Company and its employees fundamental due process rights. In response to the Company's position and the employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by the Company's two Missouri subsidiaries, as well as the Missouri gaming licenses held by four executives. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. The Company currently has pending applications for renewal of its licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that the Company has not yet presented sufficient evidence to meet its burden for suitability that its licenses should be renewed. The resolutions provide the Company an opportunity to request a hearing to present evidence of suitability for renewal of its Missouri licenses. The date for the hearing has not yet been set.



    Due to the uncertainty inherent in any investigation, the Company cannot predict the ultimate outcome of the investigations. If the aforementioned investigations, were to implicate the Company or the Company's employees in any wrongdoing, this could lead to further proceedings against the Company or the Company's employees, which could result in fines and other penalties being imposed on the Company and/or its employees, restrict the Company's ability to hold gaming licenses or otherwise materially adversely affect the Company's business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to the Company's suitability to hold gaming licenses, likely would have a material adverse affect on the Company's business, financial condition and results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Station Casinos, Inc.:

    We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, for the nine months ended December 31, 1998 and for the year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, for the nine months ended December 31, 1998 and for the year ended March 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP


Las Vegas, Nevada
January 24, 2000 (except for Note 12,
  as to which the date is
  October 25, 2000)

                             STATION CASINOS, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $   73,072     $   59,040
  Cash--restricted for payment of long-term debt--defeased
    January 4, 1999.........................................           --        202,383
  Accounts and notes receivable, net........................       12,346         18,372
  Inventories...............................................        6,013          5,466
  Prepaid gaming tax........................................       10,035          8,908
  Prepaid expenses..........................................        8,219          6,786
  Deferred income tax.......................................       10,519          4,981
                                                               ----------     ----------
      TOTAL CURRENT ASSETS..................................      120,204        305,936
Property and equipment, net.................................    1,025,753      1,147,890
Land held for development...................................       18,839         17,009
Deferred income tax, net....................................       21,823             --
Other assets, net...........................................       89,654         61,090
                                                               ----------     ----------
      TOTAL ASSETS..........................................   $1,276,273     $1,531,925
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........................   $    8,647     $   13,323
  Accounts payable..........................................       11,998         18,636
  Accrued payroll and related...............................       25,065         18,162
  Construction contracts payable............................          750         10,399
  Accrued interest payable..................................       12,341         15,306
  Accrued progressives......................................        8,877          7,438
  Accrued expenses and other current liabilities............       50,011         34,672
                                                               ----------     ----------
      TOTAL CURRENT LIABILITIES.............................      117,689        117,936
Long-term debt, less current portion........................      933,833        946,308
9 5/8% Senior subordinated notes--defeased January 4,
  1999......................................................           --        187,635
Other long-term liabilities, net............................        7,950         10,640
                                                               ----------     ----------
      TOTAL LIABILITIES.....................................    1,059,472      1,262,519
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01; authorized 5,000,000
    shares; 0 and 2,070,000 convertible preferred shares
    issued and outstanding..................................           --        103,500
  Common stock, par value $.01; authorized 135,000,000
    shares; 63,683,999 and 52,968,288 shares issued.........          424            353
  Treasury stock, 1,167,494 and 319,512 shares, at cost.....      (11,862)        (2,006)
  Additional paid-in capital................................      282,294        168,867
  Deferred compensation--restricted stock...................       (7,432)          (159)
  Accumulated deficit.......................................      (45,907)        (1,149)
  Accumulated other comprehensive income....................         (716)            --
                                                               ----------     ----------
      TOTAL STOCKHOLDERS' EQUITY............................      216,801        269,406
                                                               ----------     ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............   $1,276,273     $1,531,925
                                                               ==========     ==========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           FOR THE YEAR        FOR THE NINE       FOR THE YEAR
                                                               ENDED           MONTHS ENDED          ENDED
                                                         DECEMBER 31, 1999   DECEMBER 31, 1998   MARCH 31, 1998
                                                         -----------------   -----------------   --------------
                                                                               (SEE NOTE 1)
OPERATING REVENUES:
  Casino...............................................     $   764,089         $   509,149       $   600,847
  Food and beverage....................................         141,116             104,538           131,365
  Room.................................................          42,870              30,040            37,330
  Other................................................          62,286              47,663            53,494
                                                            -----------         -----------       -----------
    Gross revenues.....................................       1,010,361             691,390           823,036
  Promotional allowances...............................         (67,892)            (49,176)          (53,426)
                                                            -----------         -----------       -----------
    Net revenues.......................................         942,469             642,214           769,610
                                                            -----------         -----------       -----------

OPERATING COSTS AND EXPENSES:
  Casino...............................................         356,365             249,353           291,102
  Food and beverage....................................          88,898              66,121            89,928
  Room.................................................          15,860              11,515            13,461
  Other................................................          30,616              19,463            24,762
  Selling, general and administrative..................         190,753             136,649           173,270
  Corporate expense....................................          23,007              11,431            14,621
  Depreciation and amortization........................          70,664              52,975            67,414
  Impairment loss......................................         137,435              30,011                --
  Preopening expenses..................................              --                  --            10,866
                                                            -----------         -----------       -----------
                                                                913,598             577,518           685,424
                                                            -----------         -----------       -----------
OPERATING INCOME.......................................          28,871              64,696            84,186
                                                            -----------         -----------       -----------

OTHER INCOME (EXPENSE):
  Interest expense, net................................         (84,618)            (66,127)          (78,826)
  Interest expense--defeasance, net....................              --                (835)               --
  Abandoned acquisition costs..........................          (2,409)                 --                --
  Merger settlement, net of related legal costs........          12,824              (2,943)               --
  Write-off of costs to elect REIT status..............              --                  --            (2,914)
  Other................................................          (1,891)             (4,655)           (6,566)
                                                            -----------         -----------       -----------
                                                                (76,094)            (74,560)          (88,306)
                                                            -----------         -----------       -----------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM........         (47,223)             (9,864)           (4,120)
Income tax benefit.....................................          14,929                 871               966
                                                            -----------         -----------       -----------
LOSS BEFORE EXTRAORDINARY ITEM.........................         (32,294)             (8,993)           (3,154)
Extraordinary item--loss on early retirement of debt,
  net of applicable income tax benefit.................         (10,653)             (3,104)           (2,042)
                                                            -----------         -----------       -----------
NET LOSS...............................................         (42,947)            (12,097)           (5,196)
Preferred stock dividends..............................          (1,811)             (5,434)           (7,245)
                                                            -----------         -----------       -----------
NET LOSS APPLICABLE TO COMMON STOCK....................     $   (44,758)        $   (17,531)      $   (12,441)
                                                            ===========         ===========       ===========
Weighted average common shares outstanding.............      58,692,141          52,967,573        52,963,784
                                                            ===========         ===========       ===========
BASIC AND DILUTED LOSS PER COMMON SHARE:
Loss applicable to common stock, before extraordinary
  item.................................................     $     (0.58)        $     (0.27)      $     (0.19)
Extraordinary item.....................................     $     (0.18)        $     (0.06)      $     (0.04)
Loss applicable to common stock........................     $     (0.76)        $     (0.33)      $     (0.23)

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                            ADDITIONAL
                                          PREFERRED    COMMON    TREASURY    PAID-IN
                                            STOCK      STOCK      STOCK      CAPITAL
                                          ---------   --------   --------   ----------
Balances, March 31, 1997................  $103,500      $353     $    --     $167,397
Exercise of stock options...............        --        --          --           26
Cancellation of restricted stock........        --        --          --         (243)
Amortization of deferred compensation...        --        --          --           --
Preferred stock dividends...............        --        --          --           --
Net loss................................        --        --          --           --
                                          ---------     ----     --------    --------
Balances, March 31, 1998................   103,500       353          --      167,180
Exercise of stock options...............        --        --          --           36
Amortization of deferred compensation...        --        --          --           --
Preferred stock dividends...............        --        --          --           --
Purchase of treasury stock, at cost
  (320 shares)..........................        --        --      (2,006)          --
Other...................................        --        --          --        1,651
Net loss................................        --        --          --           --
                                          ---------     ----     --------    --------
Balances, December 31, 1998, (see
  Note 1)...............................   103,500       353      (2,006)     168,867
Exercise of stock options...............        --         1          --          827
Issuance of restricted stock............        --         3          --        7,510
Amortization of deferred compensation...        --        --          --           --
Preferred stock dividends...............        --        --          --           --
Preferred stock conversion..............  (103,500)       67          --      103,746
Purchase of treasury stock, at cost
  (848 shares)..........................        --        --      (9,856)          --
Other...................................        --        --          --        1,344
Asset held for sale market valuation
  adjustment............................        --        --          --           --
Net loss................................        --        --          --           --
                                          ---------     ----     --------    --------
Balances, December 31, 1999.............  $     --      $424     $(11,862)   $282,294
                                          =========     ====     ========    ========

                                            DEFERRED        RETAINED      ACCUMULATED
                                          COMPENSATION-     EARNINGS         OTHER           TOTAL
                                           RESTRICTED     (ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                              STOCK         DEFICIT)        INCOME          EQUITY
                                          -------------   ------------   -------------   -------------
Balances, March 31, 1997................     $(1,225)       $ 28,823         $  --         $298,848
Exercise of stock options...............          --              --            --               26
Cancellation of restricted stock........         243              --            --               --
Amortization of deferred compensation...         454              --            --              454
Preferred stock dividends...............          --          (7,245)           --           (7,245)
Net loss................................          --          (5,196)           --           (5,196)
                                             -------        --------         -----         --------
Balances, March 31, 1998................        (528)         16,382            --          286,887
Exercise of stock options...............          --              --            --               36
Amortization of deferred compensation...         369              --            --              369
Preferred stock dividends...............          --          (5,434)           --           (5,434)
Purchase of treasury stock, at cost
  (320 shares)..........................          --              --            --           (2,006)
Other...................................          --              --            --            1,651
Net loss................................          --         (12,097)           --          (12,097)
                                             -------        --------         -----         --------
Balances, December 31, 1998, (see
  Note 1)...............................        (159)         (1,149)           --          269,406
Exercise of stock options...............          --              --            --              828
Issuance of restricted stock............      (7,513)             --            --               --
Amortization of deferred compensation...         240              --            --              240
Preferred stock dividends...............          --          (1,811)           --           (1,811)
Preferred stock conversion..............          --              --            --              313
Purchase of treasury stock, at cost
  (848 shares)..........................          --              --            --           (9,856)
Other...................................          --              --            --            1,344
Asset held for sale market valuation
  adjustment............................          --              --          (716)            (716)
Net loss................................          --         (42,947)           --          (42,947)
                                             -------        --------         -----         --------
Balances, December 31, 1999.............     $(7,432)       $(45,907)        $(716)        $216,801
                                             =======        ========         =====         ========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                               FOR THE YEAR        FOR THE NINE       FOR THE YEAR
                                                                   ENDED           MONTHS ENDED          ENDED
                                                             DECEMBER 31, 1999   DECEMBER 31, 1998   MARCH 31, 1998
                                                             -----------------   -----------------   --------------
                                                                                   (SEE NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................      $ (42,947)          $(12,097)          $ (5,196)
                                                                 ---------           --------           --------
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization............................         70,664             52,975             67,414
  Amortization of debt discount and issuance costs.........          2,659              4,254              6,443
  Loss on early retirement of debt.........................         16,389              4,775              2,668
  Merger and related legal costs...........................             --              2,943                 --
  Impairment loss..........................................        137,435             30,011                 --
  Write-off of costs to elect REIT status..................             --                 --              2,914
  Preopening expenses......................................             --                 --             10,866
  (Decrease) increase in deferred income tax...............        (32,733)            (6,410)             2,854
  Changes in assets and liabilities:
      Decrease (increase) in accounts and notes receivable,
        net................................................          6,026             (5,598)            (4,845)
      Increase in inventories and prepaid expenses and
        other..............................................         (3,113)            (2,839)            (3,228)
      (Decrease) increase in accounts payable..............         (6,893)             2,138             (4,608)
      Increase in accrued expenses and other current
        liabilities........................................         25,170              9,531             23,160
  Other, net...............................................            401             (2,991)             6,513
                                                                 ---------           --------           --------
      Total adjustments....................................        216,005             88,789            110,151
                                                                 ---------           --------           --------
Net cash provided by operating activities..................        173,058             76,692            104,955
                                                                 ---------           --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................        (76,344)           (96,482)          (130,853)
  Proceeds from sale of property and equipment.............          5,025              5,998              4,925
  Assets held for sale.....................................        (37,468)                --                 --
  Decrease in construction contracts payable...............         (9,649)              (135)           (84,301)
  Preopening expenses......................................             --                 --             (8,551)
  Other, net...............................................        (13,217)            (3,152)              (627)
                                                                 ---------           --------           --------
  Net cash used in investing activities....................       (131,653)           (93,771)          (219,407)
                                                                 ---------           --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments) borrowings under bank facility, net...........         (1,700)            55,000             47,000
  Payments under the Sunset loan agreement.................             --                 --            (46,000)
  Proceeds from notes payable..............................             --                 --             16,239
  Principal payments on notes payable......................        (16,004)           (11,780)           (27,030)
  Proceeds from the issuance of senior subordinated
    notes..................................................             --            199,900            144,287
  Defeasance of 9 5/8% senior subordinated notes...........       (201,670)                --                 --
  Purchase of treasury stock...............................         (9,856)            (2,006)                --
  Dividends paid on preferred stock........................         (1,811)            (5,434)            (7,245)
  Exercise of stock options................................            828                 36                 26
  Debt issuance costs and other, net.......................            457             (7,372)            (5,189)
                                                                 ---------           --------           --------
  Net cash (used in) provided by financing activities......       (229,756)           228,344            122,088
                                                                 ---------           --------           --------
CASH AND CASH EQUIVALENTS:
  (Decrease) increase in cash and cash equivalents.........       (188,351)           211,265              7,636
  Balance, beginning of year...............................        261,423             50,158             42,522
                                                                 ---------           --------           --------
  Balance, end of year.....................................      $  73,072           $261,423           $ 50,158
                                                                 =========           ========           ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest, net of amounts capitalized.......      $  85,176           $ 65,275           $ 66,691
  Cash paid for income taxes, net..........................      $  15,202           $    519           $     92
  Property and equipment purchases financed by debt........      $      35           $  2,978           $  3,532
  Preferred stock converted to common stock and additional
    paid-in capital........................................      $ 100,131           $     --           $     --
  Market valuation adjustment for asset held for sale......      $     716           $     --           $     --

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

BASIS OF PRESENTATION AND ORGANIZATION

    Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming and entertainment enterprise that currently owns and operates four major hotel/casino properties and two smaller casino properties in Las Vegas, Nevada, and gaming and entertainment complexes in St. Charles and Kansas City, Missouri. The Company also owns and provides slot route management services in southern Nevada.

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Palace Station Hotel &
Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), Southwest Gaming
Services, Inc. ("SGSI") and Tropicana Station, Inc., the operator of the Wild Wild West Gambling Hall & Hotel ("Wild Wild West"), which opened in July 1998. The Company also owns a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company ("Barley's"). All significant intercompany accounts and transactions have been eliminated.

CHANGE IN FISCAL YEAR

    On November 6, 1998, the Company filed a Form 8-K announcing its change in fiscal year end from March 31 of each year to December 31 of each year. This change is effective for the nine month period ended December 31, 1998 (the "Transition Period 1998"). Selected consolidated financial data for the twelve months ended December 31, 1998 is presented below, for comparison purposes only (amounts in thousands, unaudited).

Net revenues................................................  $847,015
Operating income............................................    92,380
Loss before income taxes and extraordinary item.............   (10,092)
Income tax benefit..........................................       453
Extraordinary item, net of applicable income tax benefit....    (5,146)
Net loss....................................................   (14,785)
Net loss applicable to common stock.........................   (22,030)
Loss per common share applicable to common stock............     (0.42)

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

                             STATION CASINOS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

CAPITALIZATION OF INTEREST

    The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's weighted average cost of borrowed money. Interest capitalized for the fiscal year ended December 31, 1999 was approximately $0.4 million, for the Transition Period 1998 was approximately $1.2 million and for the fiscal year ended
March 31, 1998 was approximately $12.8 million.

DEBT ISSUANCE COSTS

    Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

PREOPENING EXPENSES

    During the construction of and prior to the opening of a facility, all operating expenses, including incremental salaries and wages directly related thereto, were capitalized as preopening expenses. The construction phase typically covers a period of 12 to 24 months. The majority of preopening costs are incurred in the three months prior to opening. The Company expensed preopening expenses immediately upon the opening of the related facility. During the fiscal year ended March 31, 1998, the Company incurred preopening expenses of $10.9 million, substantially related to the opening of Sunset Station. During the fiscal year ended December 31, 1999 and the Transition Period 1998, the Company had no preopening expenses. Effective January 1, 1999, Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", changed the manner in which the Company accounts for preopening expenses. Preopening expenses incurred after January 1, 1999 will be expensed as incurred.

REVENUES AND PROMOTIONAL ALLOWANCES

    In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of

                             STATION CASINOS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED) providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                                                                    FOR THE
                                                         FOR THE                     YEAR
                                                       YEAR ENDED     TRANSITION     ENDED
                                                      DECEMBER 31,      PERIOD     MARCH 31,
                                                          1999           1998        1998
                                                      -------------   ----------   ---------
Food and beverage...................................     $51,916        $38,816     $40,573
Room................................................       2,527          1,877       3,027
Other...............................................       3,106          1,932       2,828
                                                         -------        -------     -------
  Total.............................................     $57,549        $42,625     $46,428
                                                         =======        =======     =======

EARNINGS (LOSS) APPLICABLE TO COMMON STOCK

    In the fiscal year ended March 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement replaces previously reported earnings per share ("EPS") with basic EPS and diluted EPS. Basic EPS is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock options and convertible preferred stock. Diluted EPS is not presented separately because the exercise of stock options and the conversion of the convertible preferred stock does not have a dilutive effect on the per share amounts.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 130 as reflected in the accompanying consolidated financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates in only one segment.

RECLASSIFICATIONS

    Certain amounts in the Transition Period 1998 and the March 31, 1998 consolidated financial statements have been reclassified to conform to the December 31, 1999 presentation. These reclassifications had no effect on the Company's net loss.

                             STATION CASINOS, INC.

2. ACCOUNTS AND NOTES RECEIVABLE

    Components of accounts and notes receivable are as follows (amounts in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Casino....................................................  $ 7,496    $ 6,238
Hotel.....................................................    2,546      1,743
Insurance Proceeds (see Note 3)...........................       --      7,239
Other.....................................................    5,263      5,187
                                                            -------    -------
                                                             15,305     20,407
Allowance for doubtful accounts...........................   (2,959)    (2,035)
                                                            -------    -------
  Accounts and notes receivable, net......................  $12,346    $18,372
                                                            =======    =======

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of December 31, 1999 and 1998 (amounts in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                     ESTIMATED LIFE (YEARS)      1999         1998
                                     ----------------------   ----------   ----------
Land...............................                --         $   36,737   $   37,864
Land leases acquired...............             48-52              4,995        4,685
Buildings and leasehold
  improvements.....................             31-45            765,042      728,642
Boats and barges...................             20-45             67,009      100,086
Furniture, fixtures and
  equipment........................               3-7            284,167      251,681
Construction in progress...........                --            119,353      224,572
                                                              ----------   ----------
                                                               1,277,303    1,347,530
Accumulated depreciation and
  amortization.....................                             (251,550)    (199,640)
                                                              ----------   ----------
  Property and equipment, net......                           $1,025,753   $1,147,890
                                                              ==========   ==========

    At December 31, 1999 and 1998, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

CONSTRUCTION IN PROGRESS

    In the fall of 1996, the Company commenced an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a new retail and entertainment complex. Since December 31, 1997, construction on the Station Casino St. Charles expansion project has been halted. Included in construction in progress at December 31, 1999 is approximately $101.0 million related to the Station Casino St. Charles expansion project (see Asset Impairment discussion below).

                             STATION CASINOS, INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)
ASSET IMPAIRMENT

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company recorded an impairment loss of $137.4 million in the fiscal year ended
December 31, 1999 and $30.0 million in the Transition Period 1998 to adjust the carrying value of its fixed assets and land held for development to their estimated fair value. In the fiscal year ended December 31, 1999, approximately $125.2 million of the impairment loss was related to Station Casino St. Charles. In the fourth quarter of 1999, the Company made a decision to reconfigure the existing Station Casino St. Charles facility to a more efficient layout in response to the new open boarding rules promulgated by the Missouri Gaming Commission that began in September 1999 in the St. Louis market. All gaming operations will be moved to the existing barge by the end of the first quarter of 2000. The existing riverboat is expected to be sold after the reconfiguration is complete. In accordance with SFAS No. 121, the riverboat and miscellaneous other fixed assets were written down by approximately $15 million to their net realizable value.

    In addition, the Company performed an evaluation of the carrying values of the remaining assets in St. Charles and determined a $110 million write-down of the asset values was necessary. The write-down was deemed appropriate after a review of the property's asset valuations relative to the Company's near-term investment objectives. The balance of the impairment loss in the fiscal year ended December 31, 1999, resulted primarily from the Company's determination that it will sell a 40-acre parcel of land in Henderson, Nevada, that it recently acquired. Future development of the property will be limited to non-gaming purposes. The resulting write-down of the parcel was necessary to reflect the value of the land as a non-gaming site.

    In the Transition Period 1998, the impairment loss principally involves assets at the Station Casino St. Charles facility, including a riverboat formerly used in the Missouri operations, capitalized project costs associated with various parcels of land determined to have no value, and several parcels of land within close proximity to the St. Charles, Missouri site that were being held for future development. The fair value of the impaired assets was primarily determined through the market's interest in riverboats and barges, and on the comparable sales prices on parcels of land in the St. Charles area. The total amount of the impairment loss in the Transition Period 1998 related to this category of assets was approximately $23.4 million. In addition to the assets described above, the most significant portion of the remaining impairment loss in the Transition Period 1998 relates to several parcels of land in Nevada and Texas that the Company had acquired in the past for either defensive or expansion purposes. The value of these parcels was determined based on sales prices for comparable parcels of land on the market. The following two circumstances led to the Company's decision to write-down these assets to their fair market value: (1) the passage, in Nevada, of legislation which places significantly higher requirements on land to be zoned for gaming purposes, and
(2) the termination of the Plan of Merger with Crescent Real Estate Equities Company (see Note 11).

    Included in other assets, net on the accompanying consolidated balance sheet as of December 31, 1999, is $26.1 million related primarily to parcels of land. The Company is actively attempting to dispose of these non-strategic assets and expects to complete the sale of certain of these assets in the first half of calendar year 2000.

                             STATION CASINOS, INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)
PALACE STATION FIRE AND FLOOD

    On July 20, 1998, Palace Station suffered damage to its casino and hotel tower as a result of a thunderstorm in the Las Vegas Valley. In November 1998, repairs were completed to the casino and all of the rooms in the 21-story hotel tower became fully functional. Losses associated with the property damage and business interruption were covered under the Company's insurance policies. As of December 31, 1998, the Company had recorded $6.8 million in other revenues in the Consolidated Statements of Operations for the Transition Period 1998 related to the business interruption claim. During the quarter ended March 31, 1999, the Company received its final payment from its insurance company on these claims.

4. LAND HELD FOR DEVELOPMENT

    The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. The Company's decision on whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. Included in land held for development at December 31, 1999 and 1998 is approximately $18.8 million and $17.0 million, respectively, related to land which had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In June 1997, $5.0 million of certain expired option payments to lease or acquire land for future development, which had previously been capitalized, were expensed in other expense on the accompanying Consolidated Statements of Operations.

                             STATION CASINOS, INC.

5. LONG-TERM DEBT

    Long-term debt consists of the following (amounts in thousands):

                                                                1999        1998
                                                              --------   ----------
Amended and restated reducing revolving credit facility,
  $330.8 million limit at December 31, 1999, due
  September 30, 2003, interest at a margin above the bank's
  prime rate or the Eurodollar Rate (7.94% at December 31,
  1999).....................................................  $177,300   $  304,000
Secured term loan facility, $200.0 million limit at
  December 31, 1999, due December 31, 2005, interest at
  2.50% above the Eurodollar Rate (8.69% at December 31,
  1999).....................................................   200,000       75,000
8 7/8% senior subordinated notes, interest payable
  semi-annually, principal due December 1, 2008.............   199,900      199,900
9 3/4% senior subordinated notes, interest payable
  semi-annually, principal due April 15, 2007, net of
  unamortized discount of $4.7 million at December 31,
  1999......................................................   145,326      144,914
10 1/8% senior subordinated notes, interest payable
  semi-annually, principal due March 15, 2006, net of
  unamortized discount of $0.9 million at December 31,
  1999......................................................   197,087      196,981
Other long-term debt, collateralized by various assets,
  including slot machines, furniture and equipment, and
  land, monthly installments including interest ranging from
  7.83% to 9.00% at December 31, 1999.......................    22,867       38,836
                                                              --------   ----------
      Total long-term debt..................................   942,480      959,631
Current portion of long-term debt...........................    (8,647)     (13,323)
                                                              --------   ----------
      Total long-term debt, less current portion............   933,833      946,308
9 5/8% senior subordinated notes, net of unamortized
  discount of $5.4 million at December 31, 1998, defeased
  January 4, 1999...........................................        --      187,635
                                                              --------   ----------
      Total.................................................  $933,833   $1,133,943
                                                              ========   ==========

    In December 1998, the Company completed an offering of $199.9 million of senior subordinated notes due in December 2008, that have equal priority with the Company's other senior subordinated notes. The $199.9 million senior subordinated notes bear interest payable semi-annually, at a rate of 8 7/8% per year (the "8 7/8% Notes"). At December 31, 1998, the Company had deposited the net proceeds from the sale of the 8 7/8% Notes and a portion of the funds borrowed under the Amended Bank Facility in a separate trust account with the trustee under the indenture relating to the 9 5/8% senior subordinated notes (the "9 5/8% Notes") to redeem and to pay accrued interest and redemption premiums related to the 9 5/8% Notes on the redemption date. The redemption occurred on January 4, 1999. The Company recorded an extraordinary charge of $10.4 million (net of applicable tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the 9 5/8% Notes.

    In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that have equal priority with the other senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

                             STATION CASINOS, INC.

5. LONG-TERM DEBT (CONTINUED)
    In March 1996, the Company completed an offering of $198 million of senior subordinated notes due in March 2006, that have equal priority with the other senior subordinated notes. The $198 million senior subordinated notes have a coupon rate of 10 1/8% and were priced to yield 10.24% to maturity. The discount on the $198 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

    The indentures governing the Company's senior subordinated notes (the "Indentures") contain certain customary financial and other covenants which limit the Company and its subsidiaries' ability to incur additional debt and to pay dividends. At December 31, 1999, the Company's Consolidated Coverage Ratio (as defined in the Indentures) was 1.32 to 1.00. The Indentures provide that the Company may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio is at least 2.00 to 1.00. As a result, the covenant limits the Company's ability to incur additional indebtedness for borrowings under the Amended Bank Facility not to exceed the greater of $200 million or 1.5 times Operating Cash Flow (as defined) for the four most recent quarters, plus $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Indentures significantly restrict the Company's ability to pay dividends on its capital stock. The Indentures also give the holders of the Notes the right to require the Company to purchase the Notes at 101% of the principal amount of the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures) of the Company.

    In August 1999, the Company amended its existing bank credit facility (the "Revolving Facility") and entered into a new $200.0 million secured term loan facility (the "Term Loan") (collectively, "the Amended Bank Facility"). The Amended Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino St. Charles and Station Casino Kansas City (the "Borrowers"). The proceeds from the Term Loan were used to repay the Company's existing $75.0 million secured term loan facility and to reduce outstanding borrowings under the Company's Revolving Facility. The Company recorded an extraordinary charge of $0.3 million (net of applicable tax benefit) to reflect the write-off of the unamortized loan costs on the refinanced $75.0 million secured term loan facility. The Term Loan matures on December 31, 2005 and amortizes in installments of $0.5 million on each fiscal quarter end from March 31, 2000 until and including December 31, 2004 and of $47.5 million on each fiscal quarter end thereafter. The interest rate on the Term Loan is 2.50% above the Eurodollar Rate. The Term Loan contains financial covenants substantially identical to the covenants in the indentures governing the Company's senior subordinated notes.

    The Revolving Facility provides for borrowings up to an aggregate principal amount of $330.8 million at December 31, 1999. The Revolving Facility matures on September 30, 2003. The availability under the Revolving Facility will reduce by $14.0 million on March 31, 2001 and June 30, 2001; by $17.5 million on
September 30, 2001, December 31, 2001, March 31, 2002, June 30, 2002 and
September 30, 2002; and by $30.6 million on each fiscal quarter end thereafter. Borrowings under the Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the Revolving Facility), as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly based on the Company's combined consolidated ratio of debt to EBITDA (each, as defined in the Revolving Facility). As of December 31, 1999, the Borrower's margin above the Eurodollar Rate on borrowings under the Revolving Facility was 1.63%. The maximum margin for Eurodollar Rate borrowings is

                             STATION CASINOS, INC.

5. LONG-TERM DEBT (CONTINUED)
2.75%. The maximum margin for Alternate Base Rate borrowings is 1.50%. As of December 31, 1999, the fee for the unfunded portion of the Revolving Facility was 40 basis points.

    The Revolving Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.50 to 1.00 for each fiscal quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of
1.50 to 1.00 for each fiscal quarter, limitations on indebtedness, limitations on asset dispositions, limitations on investments, limitations on prepayments of indebtedness and rent and limitations on capital expenditures. As of December 31, 1999, the Borrowers combined funded debt to Adjusted EBITDA ratio was 1.52 to 1.00 and their combined fixed charge coverage ratio for the preceding four quarters ended December 31, 1999 was 2.55 to 1.00. A tranche of the Revolving Facility contains a minimum tangible net worth requirement for Palace Station and certain restrictions on distributions of cash from Palace Station to the Company. As of December 31, 1999, Palace Station's tangible net worth exceeded the requirement by approximately $9.3 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

    In addition, the Revolving Facility has financial and other covenants relating to the Company. These include a tangible net worth covenant and a covenant limiting the consolidated funded debt to Adjusted EBITDA ratio to no more than 5.00 to 1.00 on December 31, 1999 and reducing quarterly to 4.00 to
1.00 on September 30, 2001. Other covenants limit prepayments of indebtedness or rent (including, subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitation on dividends, limitations on indebtedness, limitations on investments and limitations on capital expenditures. The Revolving Facility also prohibits the Company from holding excess cash and cash equivalents. As of December 31, 1999, the Company's consolidated funded debt to Adjusted EBITDA ratio was 3.93 to 1.00. The Company has pledged the stock of all of its subsidiaries except Kansas City Station Corporation and St. Charles Riverfront Station, Inc. and has agreed to pledge the stock of the latter two subsidiaries upon regulatory approval (which is expected to be obtained).

    On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with a group of lenders, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of up to $40 million to be subleased to Sunset Station as part of the Sunset Station project (see Note 6).

    The Sunset Loan Agreement included a first mortgage term note in the amount of $110 million (the "Sunset Note") which was non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station and except that the Company had pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. As of March 31, 1998, the Sunset Note had been repaid. The early retirement resulted in an extraordinary loss of $2.0 million, net of the applicable income tax benefit.

    In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement. This agreement swapped the variable rate interest pursuant to the

                             STATION CASINOS, INC.

5. LONG-TERM DEBT (CONTINUED)
Sunset Note to a fixed rate of 9.58% (5.83% fixed plus the Sunset Note margin), on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expired in December 1998. The difference paid or received pursuant to the swap agreement was accrued as interest rates changed and recognized as an adjustment to interest expense on the Sunset Note. At the time of the early retirement of the Sunset Note, the Borrowers under the Bank Facility accepted the interest rate swap on substantially identical terms to those of the Sunset Note.

    The estimated fair value of the Company's long-term debt at December 31, 1999, was approximately $946.7 million, compared to its book value of approximately $942.5 million. The estimated fair value amounts were based on quoted market prices on or about December 31, 1999, for the Company's debt securities that are publicly traded. For the Amended Bank Facility, the fair value approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

    Scheduled maturities of long-term debt are as follows (amounts in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $  8,647
2001........................................................     9,920
2002........................................................     1,052
2003........................................................   188,210
2004........................................................     2,130
Thereafter..................................................   732,521
                                                              --------
  Total.....................................................  $942,480
                                                              ========

6. COMMITMENTS AND CONTINGENCIES

BOULDER STATION LEASE

    The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is KB Enterprises, an affiliated company owned by Frank
J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2008. In
July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of
(i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company did not exercise its June 1998 option. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility.

                             STATION CASINOS, INC.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
TEXAS STATION LEASE

    The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $150,000 through June 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of
(i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility.

SUNSET STATION LEASE

    In June 1994, the Company entered into a lease agreement for approximately 48 acres of land on which Sunset Station is located. The lease has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. In June 2001, the Company has an option to purchase this land for $23.8 million. Additionally, in June 2001, the lessor has an option to sell this land to the Company for $21.8 million.

STATION CASINO KANSAS CITY LEASE

    The Company has entered into a joint venture which owns the land on which Station Casino Kansas City is located. At December 31, 1999, $3.0 million related to this investment is included in other assets, net in the accompanying consolidated balance sheets.

    In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. Currently, the agreement requires monthly payments of $93,636. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. In connection with the joint venture agreement, the Company received an option providing for the right to acquire the joint venture partner's interest in this joint venture. The Company has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011, for $11.7 million, however, commencing April 1, 1998, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At December 31, 1999, $2.6 million paid by the Company in consideration for this option is included in other assets, net in the accompanying consolidated balance sheets. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility.

                             STATION CASINOS, INC.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
UNITED AUBURN INDIAN COMMUNITY

    On October 12, 1999, the Company announced that it has entered into a Development Services Agreement and a Management Agreement with the United Auburn Indian Community (the "UAIC"). Subject to the receipt of certain governmental approvals, as well as voter approval of a proposed amendment to the California constitution, the Company and the UAIC intends to develop a gaming and entertainment facility on 49 acres, approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento. The scope and the timing of this project has yet to be determined.

EQUIPMENT LEASE

    In connection with the Sunset Loan Agreement, the Company entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of up to $40 million, dated as of September 25, 1996, (the "Sunset Operating Lease") with First Security Trust Company of Nevada. A total of $35.7 million of this facility had been drawn. The Company incurred approximately $2.0 million of rent expense per quarter related to the Sunset Operating Lease. In October 1999, the Company exercised its option to purchase the equipment for approximately $27.0 million. The purchase price was funded with borrowings from the Company's Revolving Facility.

OPERATING LEASES

    The Company leases several parcels of land and equipment used in its operations at Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino Kansas City and Wild Wild West. Leases on various parcels ranging from 13 acres to 171 acres have terms expiring between March 2006 and July 2063. Future minimum lease payments required under these operating leases and other noncancelable operating leases are as follows (amounts in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $  9,663
2001........................................................    10,484
2002........................................................    11,376
2003........................................................    11,410
2004........................................................    11,332
Thereafter..................................................   437,023
                                                              --------
    Total...................................................  $491,288
                                                              ========

    Rent expense totaled approximately $14.6 million, $12.1 million and $12.6 million for the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31,1998, respectively. Rent of $0.3 million was capitalized in connection with the construction of Sunset Station for the fiscal year ended March 31, 1998.

                             STATION CASINOS, INC.

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of its preferred stock, $0.01 par value per share (the "Preferred Stock"). As of June 14, 1999, adjusted for the stock split, the Company redeemed all 2,070,000 shares of its $3.50 Convertible Preferred Stock in exchange for 10,112,448 shares of the Company's Common Stock. The Board of Directors, without further action by the holders of Common Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

TREASURY STOCK

    The Company is authorized to repurchase up to approximately 9.5 million shares of its Common Stock. As of December 31, 1999, the Company had purchased
1.2 million shares at a cost of $11.9 million.

RIGHTS PLAN

    On October 6, 1997, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock.

    The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are

                             STATION CASINOS, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition.

8. BENEFIT PLANS

STOCK COMPENSATION PROGRAM

    The Company has adopted a Stock Compensation Program (the "Program") which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of nonqualified stock options, (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock and (iv) a Nonemployee Director Stock Option Plan, providing for the grant of nonqualified stock options. Officers, key employees, directors (whether employee directors or nonemployee directors) and independent contractors or agents of the Company and its subsidiaries are eligible to participate in the program. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

    A maximum of 16,210,500 shares of common stock have been reserved for issuance under the Program. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, ranging from immediate to twenty percent a year for five years, to be determined at the time of grant. All options have an exercise period of ten years from the date of grant.

    The Program will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date. Summarized information for the Program is as follows:

                                    FOR THE YEAR ENDED     TRANSITION PERIOD      FOR THE YEAR ENDED
                                    DECEMBER 31, 1999             1998              MARCH 31, 1998
                                   --------------------   --------------------   ---------------------
                                               WEIGHTED               WEIGHTED                WEIGHTED
                                               AVERAGE                AVERAGE                 AVERAGE
                                               EXERCISE               EXERCISE                EXERCISE
                                    OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS      PRICE
                                   ---------   --------   ---------   --------   ----------   --------
Outstanding at beginning of the
  year...........................  9,004,995   $  8.29    7,601,178    $ 8.87     6,648,273    $10.15
    Granted......................  1,126,149   $ 14.37    1,557,459    $ 5.13     2,699,613    $ 5.00
    Exercised....................   (107,224)  $  7.72       (1,684)   $ 8.00        (6,018)   $ 8.16
    Canceled.....................   (115,427)  $  5.75     (151,958)   $ 5.27    (1,740,690)   $ 7.73
                                   ---------              ---------              ----------
Outstanding at end of the year...  9,908,493   $  9.01    9,004,995    $ 8.29     7,601,178    $ 8.57
                                   =========              =========              ==========
    Exercisable at end of year...  5,652,665   $ 10.09    2,927,391    $11.07     2,228,957    $11.52
                                   =========              =========              ==========
Options available for grant......  5,414,194                169,917               1,575,418
                                   =========              =========              ==========

                             STATION CASINOS, INC.

8. BENEFIT PLANS (CONTINUED)

    The following table summarizes information about the options outstanding at December 31, 1999:

                                                 OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                      ------------------------------------------   ----------------------------
                                                           WEIGHTED
                                           NUMBER           AVERAGE     WEIGHTED        NUMBER         WEIGHTED
                                         OUTSTANDING       REMAINING    AVERAGE       EXERCISABLE      AVERAGE
                                             AT           CONTRACTUAL   EXERCISE          AT           EXERCISE
RANGE OF EXERCISE PRICES              DECEMBER 31, 1999      LIFE        PRICE     DECEMBER 31, 1999    PRICE
------------------------              -----------------   -----------   --------   -----------------   --------
$ 3.29 - $ 3.59.....................        122,250            8.7       $ 3.57           20,250        $ 3.53
$ 5.00 - $ 7.33.....................      3,586,053            8.2       $ 5.11          649,683        $ 5.13
$ 7.75 - $11.54.....................      3,550,440            6.3       $ 9.47        3,210,482        $ 9.36
$12.00 - $16.50.....................      2,649,750            5.7       $13.91        1,772,250        $13.30
                                          ---------                                    ---------
                                          9,908,493            6.8       $ 9.01        5,652,665        $10.09
                                          =========                                    =========

    Restricted stock grants of 495,000 and 255,750 shares were issued during the fiscal years ended December 31, 1999 and March 31, 1995, respectively. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and is recorded as compensation expense in the accompanying consolidated statements of operations.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Program. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the Company's net loss applicable to common stock and basic loss per common share would have been as follows (amounts in thousands, except per share data):

                                                        FOR THE                    FOR THE
                                                       YEAR ENDED    TRANSITION   YEAR ENDED
                                                      DECEMBER 31,     PERIOD     MARCH 31,
                                                          1999          1998         1998
                                                      ------------   ----------   ----------
Net loss applicable to common stock:
  As reported.......................................    $(44,758)     $(17,531)    $(12,441)
  Proforma..........................................    $(48,526)     $(19,201)    $(14,455)
Basic and diluted loss per common share:
  As reported.......................................    $  (0.76)     $  (0.33)    $  (0.23)
  Proforma..........................................    $  (0.83)     $  (0.36)    $  (0.27)

                             STATION CASINOS, INC.

8. BENEFIT PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following assumptions:

                                                        FOR THE                    FOR THE
                                                       YEAR ENDED    TRANSITION   YEAR ENDED
                                                      DECEMBER 31,     PERIOD     MARCH 31,
                                                          1999          1998         1998
                                                      ------------   ----------   ----------
Expected dividend yield.............................         --            --           --
Expected stock price volatility.....................      50.00%        51.90%       46.20%
Risk-free interest rate.............................       5.90%         4.51%        6.03%
Expected average life of options (years)............       3.91          3.87         4.84
Expected fair value of options granted..............      $9.46         $3.34        $3.38

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

401(K) PLANS

    The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50 percent of the first four percent of each participating employee's compensation. Effective October 1, 1998, the employer contribution was increased from 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was approximately $2,103,000, $678,000 and $499,000 for the fiscal year ended December 31, 1999, the Transition Period 1998 and the fiscal year ended March 31, 1998, respectively.

9. EXECUTIVE COMPENSATION PLANS

    The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary, supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. In addition, the Company has adopted a Supplemental Executive Retirement Plan for its Chief Executive Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan.

                             STATION CASINOS, INC.

10. INCOME TAXES

    The Company files a consolidated federal income tax return. The benefit for income taxes for financial reporting purposes consists of the following (amounts in thousands):

                                                        FOR THE                    FOR THE
                                                       YEAR ENDED    TRANSITION   YEAR ENDED
                                                      DECEMBER 31,     PERIOD     MARCH 31,
                                                          1999          1998         1998
                                                      ------------   ----------   ----------
Income tax benefit from continuing operations.......     $14,929       $  871       $  966
Tax benefit from extraordinary loss on early
  retirement of debt................................       5,736        1,671          626
                                                         -------       ------       ------
  Total income taxes................................     $20,665       $2,542       $1,592
                                                         =======       ======       ======

    The benefit (provision) for income taxes attributable to the net loss consists of the following (amounts in thousands):

                                                        FOR THE                    FOR THE
                                                       YEAR ENDED    TRANSITION   YEAR ENDED
                                                      DECEMBER 31,     PERIOD     MARCH 31,
                                                          1999          1998         1998
                                                      ------------   ----------   ----------
Current.............................................    $(14,960)      $ 3,953     $ 18,083
Deferred............................................      35,625        (1,411)     (16,491)
                                                        --------       -------     --------
  Total income taxes................................    $ 20,665       $ 2,542     $  1,592
                                                        ========       =======     ========

    The income tax benefit differs from that computed at the federal statutory corporate tax rate as follows:

                                                        FOR THE                    FOR THE
                                                       YEAR ENDED    TRANSITION   YEAR ENDED
                                                      DECEMBER 31,     PERIOD     MARCH 31,
                                                          1999          1998         1998
                                                      ------------   ----------   ----------
Federal statutory rate..............................      35.0%          35.0%       35.0%
Lobbying and political..............................      (1.2)         (16.8)       (7.0)
Meals and entertainment.............................      (0.9)          (1.2)       (3.7)
Credits earned, net.................................       0.8            2.5         3.6
Other, net..........................................      (1.2)          (2.1)       (4.5)
                                                          ----          -----        ----
Effective tax rate..................................      32.5%          17.4%       23.4%
                                                          ====          =====        ====

                             STATION CASINOS, INC.

10. INCOME TAXES (CONTINUED)
    The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Deferred tax assets:
  Current:
    Accrued vacation, bonuses and group insurance...........  $  9,854   $  5,691
    Prepaid gaming taxes....................................    (2,880)    (1,910)
    Other...................................................     3,545      1,200
                                                              --------   --------
  Total current.............................................    10,519      4,981
                                                              --------   --------
  Long-term:
    Preopening and other costs, net of amortization.........     7,135     10,632
    FICA credits............................................     2,947      2,127
    State deferred taxes....................................     2,023      2,023
    Net operating loss......................................     2,690     14,208
    Alternative minimum tax credits.........................    27,725     18,891
                                                              --------   --------
  Total long-term...........................................    42,520     47,881
                                                              --------   --------
  Total deferred tax assets.................................    53,039     52,862
                                                              --------   --------
Deferred tax liabilities:
  Long-term:
    Temporary differences related to property and
      equipment.............................................   (19,963)   (52,149)
    Other...................................................      (734)    (1,104)
                                                              --------   --------
  Total deferred tax liabilities............................   (20,697)   (53,253)
                                                              --------   --------
  Net.......................................................  $ 32,342   $   (391)
                                                              ========   ========

    The Company currently has a net operating loss carryforward of $7.7 million which expires in 2018. The excess of the alternative minimum tax over the regular federal income tax is a tax credit which can be carried forward indefinitely to reduce future regular federal income tax liabilities. The Company did not record a valuation allowance at December 31, 1999 or 1998 relating to recorded tax benefits because all benefits are more likely than not to be realized.

11. LEGAL MATTERS

    On January 16, 1998, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). The Company wrote off
$2.9 million of costs incurred related to the Merger (which are included in other expense in the accompanying consolidated statements of operations for the Transition Period 1998). The Merger became subject to litigation between the two companies. On April 14, 1999, the Company announced that it had settled its lawsuits with Crescent arising out of the failed Merger. Under the terms of the settlement agreement, Crescent paid the Company $15 million, and the parties have released each other from all claims.

                             STATION CASINOS, INC.

11. LEGAL MATTERS (CONTINUED)
    In addition, the Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.


12. SUBSEQUENT EVENTS



PROPOSED SALE OF MISSOURI PROPERTIES



    On October 17, 2000, the Company entered into a definitive agreement to sell its Missouri properties, Station Casino St. Charles and Station Casino Kansas City, to Ameristar Casinos, Inc. and terminated the agreements that they had previously entered into to sell their Missouri properties to a management group led by John V. Finamore, president of their Midwest operations, and William W. Warner, their vice president of Finance. The purchase price for the Missouri assets is $475 million. The transaction is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing and is expected to close late in the fourth quarter of 2000. The Company's licenses to operate Station Casino St. Charles and Station Casino Kansas City were last renewed for a two year period beginning on December 27, 1998 and January 15, 1999, respectively. The Company currently has pending applications for renewal of their licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that the Company has not yet presented sufficient evidence to meet its burden for suitability that its licenses should be renewed. The resolutions provide the Company an opportunity to request a hearing to present evidence of suitability for renewal of its Missouri licenses. The date for the hearing has not yet been set. The sale of the Missouri properties could be adversely affected by the proceedings in Missouri related to the Lazaroff investigation described below. If the sale of the Missouri properties is not consummated before their respective licenses expire, the Company may lose its licenses and may be required to close the Missouri properties. Any delay in the sale of the Missouri properties could have a material adverse effect on the Company.



    Concurrent with the agreement to sell its Missouri properties, on October 17, 2000, the Company and its wholly-owned subsidiary, Lake Mead Station, Inc. entered into an asset purchase agreement with Ameristar Casinos, Inc. and a wholly-owned subsidiary of Ameristar, Ameristar Casino Las Vegas, Inc., to acquire the Reserve Hotel & Casino in Henderson, Nevada for aggregate cash consideration of $70.0 million. Consummation of the acquisition is contingent upon completion of the sale of the Missouri properties and the satisfactory completion of diligence on the property. Consummation of the acquisition is also subject to the satisfaction of certain conditions, including receipt of necessary approvals of the Nevada Gaming Commission.


LAZAROFF INVESTIGATION


    On August 30 and 31, 2000, the Missouri Gaming Commission held a two-day public hearing in Kansas City, Missouri, in connection with its ongoing investigation of Michael Lazaroff, the Company's attorney who formerly represented the Company in Missouri. In June 2000, Lazaroff pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included the Company, by mischaracterizing non-client expenses and charging his clients for them and (3) causing false statements to be made to

                             STATION CASINOS, INC.

12. SUBSEQUENT EVENTS (CONTINUED)


the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with all federal and state agencies, including the Missouri Gaming Commission. Seven of the Company's employees who received subpoenas to testify at the hearing declined to appear. The Company asserted that the Missouri Gaming Commission lacked the authority to require Company employees to appear at such a public hearing, and that such a hearing failed to afford the Company and its employees fundamental due process rights. In response to the Company's position and the employees' failure to appear at the August hearing, the Missouri Gaming Commission issued Preliminary Orders For Disciplinary Action seeking to revoke the Missouri gaming licenses held by the Company's two Missouri subsidiaries, as well as the Missouri gaming licenses held by four executives. On October 10, 2000, each of the seven employees that did not testify at the August hearing testified at a public hearing before the Missouri Gaming Commission. The Company currently has pending applications for renewal of its licenses to operate Station Casino St. Charles and Station Casino Kansas City. On October 25, 2000, the Missouri Gaming Commission held a public meeting at which it adopted resolutions stating that the Company has not yet presented sufficient evidence to meet its burden for suitability that its licenses should be renewed. The resolutions provided the Company an opportunity to request a hearing to present evidence of suitability for renewal of its Missouri licenses. The date for the hearing has not yet been set.



    Due to the uncertainty inherent in any investigation, the Company cannot predict the ultimate outcome of the investigations. If the aforementioned investigations, were to implicate the Company or the Company's employees in any wrongdoing, this could lead to further proceedings against the Company or the Company's employees, which could result in fines and other penalties being imposed on the Company and/or its employees, restrict the Company's ability to hold gaming licenses or otherwise materially adversely affect the Company's business, financial condition and results of operations. Moreover, an adverse outcome with respect to the proceedings related to the Preliminary Orders for Disciplinary Action issued by the Missouri Gaming Commission or an adverse determination by the Missouri Gaming Commission with respect to the Company's suitability to hold gaming licenses likely would have a material adverse affect on the Company's business, financial condition and results of operations.

                             STATION CASINOS, INC.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                            INCOME (LOSS)
                                                            BEFORE INCOME    NET INCOME        BASIC
                                                OPERATING     TAXES AND        (LOSS)         EARNINGS
                                       NET       INCOME     EXTRAORDINARY   APPLICABLE TO    (LOSS) PER
                                     REVENUES    (LOSS)         ITEM        COMMON STOCK    COMMON SHARE
                                     --------   ---------   -------------   -------------   ------------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1999
First quarter......................  $229,931   $ 35,776      $  12,997       $ (4,045)        $(0.08)
Second quarter.....................   235,371     41,552         34,525         21,592           0.39
Third quarter......................   237,531     42,235         20,976         13,143           0.21
Fourth quarter.....................   239,636    (90,692)      (115,721)       (75,448)         (1.20)
TRANSITION PERIOD 1998
First quarter......................  $206,250   $ 29,179      $   5,528       $  1,488         $ 0.03
Second quarter.....................   213,448     31,622          5,090          1,033           0.02
Third quarter......................   222,516      3,895        (20,482)       (20,052)         (0.38)
YEAR ENDED MARCH 31, 1998
First quarter......................  $173,516   $  8,178      $ (12,846)      $(10,101)        $(0.19)
Second quarter.....................   194,097     23,340          3,655            546           0.01
Third quarter......................   197,196     24,984          5,299          1,613           0.03
Fourth quarter.....................   204,801     27,684           (228)        (4,499)         (0.08)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS AND YOU MUST NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                            ------------------------

                                  $375,000,000

                             STATION CASINOS, INC.

                                     [LOGO]

                               Offer to Exchange
                   9 7/8% Senior Subordinated Notes due 2010

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                NOVEMBER 1, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

    The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against any indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under laws and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

    In addition, the Purchase Agreement provides for indemnification by the Initial Purchasers of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULE TABLES

(a) Exhibits:

    A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement

(c) None

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 30th day of October, 2000.


                                                       STATION CASINOS, INC.

                                                       By:  /s/ GLENN C. CHRISTENSON
                                                            -----------------------------------------
                                                            Name: Glenn C. Christenson
                                                            Title: Executive Vice President,
                                                                 Chief Financial Officer
                                                                 and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
             /s/               *               Chairman of the Board,
    ------------------------------------         and Chief Executive Officer         October 30, 2000
            Frank J. Fertitta III                (Principal Executive Officer)

                                               Executive Vice President, Chief
          /s/ GLENN C. CHRISTENSON*              Financial Officer, Chief
    ------------------------------------         Administrative Officer, Treasurer   October 30, 2000
            Glenn C. Christenson                 and Director (Principal Financial
                                                 and Accounting Officer)

             /s/               *
    ------------------------------------       Executive Vice President, Chief       October 30, 2000
              Blake L. Sartini                   Operating Officer and Director

             /s/               *
    ------------------------------------       President and Director                October 30, 2000
             Lorenzo J. Fertitta

             /s/               *
    ------------------------------------       Director                              October 30, 2000
              Delise F. Sartini

    ------------------------------------       Director
                 R. Hal Dean

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
    ------------------------------------       Director
          Lowell H. Lebermann, Jr.

    ------------------------------------       Director
             Richard J. Heckman

          /s/ GLENN C. CHRISTENSON
    ------------------------------------
          *By: Glenn C. Christenson
              Attorney-in-fact

        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) 1. Financial Statements (including related notes to Consolidated Financial Statements) filed in Part II of this report are listed below:

Condensed Consolidated Balance Sheets (unaudited) as of June 30, 2000 and December 31, 1999

Condensed Consolidated Statements of Operations (unaudited) for the Six months ended June 30, 2000 and 1999

Condensed Consolidated Statements of Cash Flows (unaudited) for the Six months ended June 30, 2000 and 1999

Notes to Condensed Consolidated Financial Statements (unaudited)

Report of Independent Public Accountants

Consolidated Balance Sheets as of December 31, 1999 and 1998

Consolidated Statements of Operations for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998

Consolidated Statements of Stockholders' Equity for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998

Consolidated Statements of Cash Flows for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998

Notes to Consolidated Financial Statements

(a) 2. None

(a) 3. Exhibits

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Reorganization dated as of February 1,
                        1993 among Frank J. Fertitta, Jr., as Trustee of the Frank
                        J. Fertitta and Victoria K. Fertitta Revocable Family Trust
                        dated June 17, 1989, Frank J. Fertitta III, Blake L.
                        Sartini, Delise F. Sartini and Lorenzo J. Fertitta.
                        (Incorporated herein by reference to Registration Statement
                        No. 33-59302)

         2.2 Agreement and Plan of Merger, dated as of January 16, 1998 among Crescent Real Estate Equities Company and Station
                        Casinos, Inc. (Incorporated herein by reference to the Company's Form 8-K dated January 27, 1998)

         2.3            Amendment No. 1 dated as of February 17, 1998 to Agreement and Plan of Merger (Incorporated herein by reference to the
                        Company's Form 10-K for the fiscal year ended March 31,
                        1998)

         2.4            Amendment No. 2 dated as of June 14, 1998, to Agreement and
                        Plan of Merger (Incorporated herein by reference to the
                        Company's Form 8K dated June 17, 1998)

         2.5            Purchase Agreement with Santa Fe Gaming Corp. and Santa Fe
                        Hotel, Inc. dated June 12, 2000. (Incorporated herein by
                        reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000)

         2.6            Amendment No. 1 dated as of July 28, 2000, to Purchase
                        Agreement with Santa Fe Gaming Corp. and Santa Fe Hotel,
                        Inc. (Incorporated by reference to the Company's Form 8-K dated October 2, 2000)

         2.7            Amendment No. 2 dated as of August 3, 2000, to Purchase
                        Agreement with Santa Fe Gaming Corp. and Santa Fe Hotel,
                        Inc. (Incorporated by reference to the Company's Form 8-K dated October 2, 2000)

         2.8            Purchase Agreement with Fiesta Hotel Corporation, Los
                        Pueblos, Inc. and Joe G. Maloof & Co., Inc. dated July 19,
                        2000

         2.9            Purchase Agreement with Ameristar Casino Kansas City, Inc.,
                        Ameristar Casinos, Inc. and Kansas City Station Corporation
                        dated October 17, 2000

         2.10           Purchase Agreement with Ameristar Casino St. Charles, Inc.,
                        Ameristar Casinos, Inc. and St. Charles Riverfront Station,
                        Inc. dated October 17, 2000

         2.11           Purchase Agreement with Ameristar Casino Las Vegas, Inc.,
                        Ameristar Casinos, Inc. and Lake Mead Station, Inc. dated
                        October 17, 2000

         3.1            Amended and Restated Articles of Incorporation of the
                        Registrant (Incorporated herein by reference to Registration
                        Statement No. 33-76156)

         3.2 Restated Bylaws of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156)

         4.1            Forms of Subordinated Notes of the Registrant (2000 Issue)
                        (included in Exhibit 4.6)

         4.2            Form of Subordinated Note of the Registrant (1998 Issue)
                        (included in Exhibit 4.7)

         4.3            Form of Subordinated Note of the Registrant (1997 Issue)
                        (Incorporated herein by reference to the Company's Form 8-K dated April 3, 1997)

         4.4            Form of Subordinated Note of the Registrant (1996 Issue).
                        (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

         4.5            Form of Subordinated Note of the Registrant (1994 Issue)
                        (Incorporated herein by reference to Registration Statement
                        No. 33-76156)

        *4.6 Indenture dated as of July 7, 2000 between the Registrant and First Union National Bank as Trustee

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         4.7            Indenture dated as of December 3, 1998 between the
                        Registrant and First Union National Bank as Trustee
                        (Incorporated herein by reference to the Company's
                        Registration Statement on S-4 dated January 27, 1999)

         4.8            Indenture dated as of April 3, 1997 between Registrant and
                        First Union National Bank as Trustee (Incorporated by reference to the Company's Form 8-K dated April 3, 1997)

         4.9            Indenture dated as of March 29, 1996 between the Registrant and First Union National Bank, as Trustee. (Incorporated
                        herein by reference to the Company's Form 8-K dated March
                        25, 1996)

         4.10 Indenture dated as of May 11, 1994 between the Registrant and First Union National Bank (f.k.a. First Fidelity Bank,
                        National Association) as Trustee. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1994)

         4.11           First Supplemental Indenture dated as of March 25, 1996
                        between Registrant and First Union National Bank, (f.k.a.
                        First Fidelity Bank, National Association), as Trustee with respect to the Indenture dated as of May 11, 1994.
                        (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

         4.12           Third Amended and Restated Reducing Revolving Loan Agreement
                        dated as of August 25, 1999 (Incorporated herein by
                        reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999)

         4.13           Amendment No. 1 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of September 24, 1999
                        (Incorporated herein by reference to the Company's Quarterly
                        Report on Form 10-Q for the period ended September 30, 1999)

         4.14           Amendment No. 2 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of January 25, 2000.
                        (Incorporated herein by reference to the Company's Annual
                        Report on Form 10-K for the period ended December 31, 1999)

         4.15           Facility Increase Global Document to Third Amended and
                        Restated Reducing Revolving Loan Agreement dated as of March
                        24, 2000 (Incorporated herein by reference to the Company's
                        Quarterly Report on Form 10-Q for the period ended March 31,
                        2000)

         4.16           Amendment No. 3 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of June 2, 2000.
                        (Incorporated herein by reference to the Company's Quarterly
                        Report on Form 10-Q for the period ended June 30, 2000)

         4.17           Amendment No. 4 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of June 28, 2000.
                        (Incorporated herein by reference to the Company's Quarterly
                        Report on Form 10-Q for the period ended June 30, 2000)

         4.18           Amendment No. 5 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of August 24, 2000

         4.19           Amendment No. 6 to Third Amended and Restated Reducing
                        Revolving Loan Agreement dated as of August 31, 2000

         4.20           Term Loan Agreement dated as of August 25, 1999.
                        (Incorporated herein by reference to the Company's Quarterly
                        Report on Form 10-Q for the period ended September 30, 1999)

         4.21           Amendment No. 1 to Term Loan Agreement dated as of September
                        24, 1999. (Incorporated herein by reference to the Company's
                        Quarterly Report on Form 10-Q for the period ended September
                        30, 1999)

         4.22           Certificate of Resolutions of Convertible Preferred Stock of
                        the Registrant. (Incorporated herein by reference to the
                        Company's Form 8-K dated March 25, 1996)

         4.23           Form of Convertible Preferred Stock of the Registrant.
                        (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         4.24           Rights Agreement dated October 6, 1997 between the Company and Continental Stock Transfer and Trust Company, as Rights
                        Agent. (Incorporated herein by reference to the Company's
                        Form 8-K dated October 9, 1997).

         4.25           Amendment to Rights Agreement, dated as of January 16, 1998, between Station Casinos, Inc. and Continental Stock Transfer
                        & Trust Company, as Rights Agent. (Incorporated herein by
                        reference to the Company's Form 8-K dated January 27, 1998).

         4.26           Amendment No. 2 to Rights Agreement, dated as of December 1,
                        1998, between Station Casinos, Inc. and Continental Stock
                        Transfer & Trust Company, as Rights Agent. (Incorporated
                        herein by reference to the Company's Form 8-K dated November
                        6, 1998).

         4.27           Certificate of Resolutions of $100 Redeemable Preferred
                        Stock. (Incorporated herein by reference to the Company's
                        Form 10-K for the fiscal year ended March 31, 1998)

         5.1*           Opinion of Milbank, Tweed, Hadley & McCloy LLP

        10.1            Lease dated as of December 17, 1974 between Teddy Rich
                        Enterprises and Townefood, Inc. (Incorporated herein by reference to Registration Statement No. 33-59302)

        10.2            Lease dated as of May 8, 1973 between Teddy Rich Enterprises and Mini-Price Motor Inn., including Addendum dated May 8,
                        1973; Lease Addendum dated June 10, 1974 amending lease
                        dated May 8, 1973 between Teddy Rich Enterprises and
                        Mini-Price Motor Inn, Inc. (Incorporated herein by reference to Registration Statement No. 33-59302).

        10.3            First Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and
                        Flamingo Associates, Inc. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                        period ended September 30, 1999)

        10.4            Second Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and
                        Flamingo Associates, Inc. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                        period ended September 30, 1999)

        10.5            Lease dated as of February 16, 1976 between Richfield
                        Development Co. and Mini-Price Motor Inn. (Incorporated
                        herein by reference to Registration Statement No. 33-59302)

        10.6            First Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and
                        Richfield Development Co. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                        period ended September 30, 1999)

        10.7            Second Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and
                        Richfield Development Co. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                        period ended September 30, 1999)

        10.8            Lease dated as of September 6, 1977 between Richard Tam and
                        Mini-Price Motor Inn Joint Venture (Parcel B1).
                        (Incorporated herein by reference to Registration Statement
                        No. 33-59302)

        10.9            Lease dated as of September 6, 1977 between Richard Tam and
                        Mini-Price Motor Inn Joint Venture (Parcel B2).
                        (Incorporated herein by reference to Registration Statement
                        No. 33-59302)

        10.10           First Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and Richard
                        Tam. (Incorporated herein by reference to the Company's
                        Quarterly Report on Form 10-Q for the period ended September
                        30, 1999)

        10.11           Second Amendment to Lease (With Option) dated as of April 1,
                        1999 between Palace Station Hotel & Casino, Inc. and Richard
                        Tam. (Incorporated herein by reference to the Company's
                        Quarterly Report on Form 10-Q for the period ended September
                        30, 1999)

        10.12           Executive Employment Agreement between Frank J. Fertitta III and the Registrant dated as of December 1, 1999.
                        (Incorporated herein by reference to the Company's Annual
                        Report on Form 10-K for the period ended December 31, 1999)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.13           Executive Employment Agreement between Glenn C. Christenson and the Registrant dated as of December 1, 1999.
                        (Incorporated herein by reference to the Company's Annual
                        Report on Form 10-K for the period ended December 31, 1999)

        10.14 Executive Employment Agreement between Scott M Nielson and the Registrant dated as of December 1, 1999. (Incorporated herein by reference to the Company's Annual Report on Form
                        10-K for the period ended December 31, 1999)

        10.15           Executive Employment Agreement between Blake L. Sartini and the Registrant dated as of December 1, 1999. (Incorporated herein by reference to the Company's Annual Report on Form
                        10-K for the period ended December 31, 1999)

        10.16           Executive Employment Agreement between William W. Warner and the Registrant dated as of December 1, 1999. (Incorporated herein by reference to the Company's Annual Report on Form
                        10-K for the period ended December 31, 1999)

        10.17           Executive Employment Agreement between Mark E. Brown and the
                        Registrant dated as of December 1, 1999. (Incorporated
                        herein by reference to the Company's Annual Report on Form
                        10-K for the period ended December 31, 1999)

        10.18 Executive Employment Agreement between Lorenzo J. Fertitta and the Registrant dated as of July 31, 2000

        10.19           Stock Compensation Program of the Registrant. (Incorporated
                        herein by reference to the Company's Quarterly Report on
                        Form 10-Q for the period ended June 30, 1993)

        10.20           Amendment dated as of August 22, 1995 to the Stock
                        Compensation Program. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995)

        10.21           Supplemental Executive Retirement Plan of the Registrant
                        dated as of November 30, 1994. (Incorporated herein by
                        reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

        10.22           Supplemental Management Retirement Plan of the Registrant
                        dated as of November 30, 1994. (Incorporated herein by
                        reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

        10.23           Long-Term Stay-On Performance Incentive Plan between the
                        Registrant and Joseph J. Canfora, Glenn C. Christenson,
                        Scott M Nielson and Blake L. Sartini. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

        10.24           Long-Term Stay-On Performance Incentive Plan between the
                        Registrant and William W. Warner. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1999)

        10.25           Long-Term Stay-On Performance Incentive Plan between the
                        Registrant and Mark E. Brown. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1999)

        10.26           Amended and Restated Deferred Compensation Plan of the
                        Registrant effective as of September 30, 1999. (Incorporated herein by reference to the Company's Annual Report on Form
                        10-K for the period ended December 31, 1999)

        10.27           Special Long-Term Disability Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

        10.28           Ground Lease between Boulder Station, Inc. and KB
                        Enterprises dated as of June 1, 1993. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.29           Option to Lease or Purchase dated as of June 1, 1993 between
                        Boulder Station, Inc. and KB Enterprises. (Incorporated
                        herein by reference to the Company's Quarterly Report on
                        Form 10-Q for the period ended June 30, 1993)

        10.30           Option to Acquire Interest Under Purchase Contract dated as of June 1, 1993 between Boulder Station, Inc. and KB
                        Enterprises. (Incorporated herein by reference to the
                        Company's Quarterly Report on Form 10-Q for the period ended
                        June 30, 1993)

        10.31           First Amendment to Ground Lease and Sublease, dated as of
                        June 30, 1995, by and between KB Enterprises, as landlord
                        and Boulder Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.32           Ground Lease between Registrant and Texas Gambling Hall &
                        Hotel, Inc. dated as of June 1, 1995. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.33           First Amendment to Ground Lease dated as of June 30, 1995
                        between Registrant and Texas Gambling Hall & Hotel, Inc.
                        (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.34           Assignment, Assumption and Consent Agreement (Ground Lease)
                        dated as of July 6, 1995 between Registrant and Texas
                        Station, Inc. (Incorporated herein by reference to the
                        Company's Form 8-K dated July 5, 1995)

        10.35           Sublease Agreement dated as of November 30, 1992 between the
                        City of St. Charles and St. Charles Riverfront Station, Inc.
                        (Incorporated herein by reference to Registrant Statement
                        No. 33-59302)

        10.36 Lease between Navillus Investment Co.; Jerome D. Mack as trustee of the Center Trust; Peter Trust Limited
                        Partnership; and Third Generation Limited Partnership and
                        Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended
                        March 31, 1994)

        10.37           Joint Venture Agreement dated as of September 25, 1993,
                        between First Holdings Company and the Registrant.
                        (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.38           Assignment and Assumption Agreement (Joint Venture
                        Agreement) dated as of March 25, 1996 between the Registrant and Kansas City Station Corporation (Incorporated herein by reference to the Company's Annual Report on Form 10-K for
                        the period ended March 31, 1996).

        10.39           Amendment to Joint Venture Agreement dated as of November
                        15, 1993, between First Holdings Company and the Registrant
                        (Incorporated herein by reference to the Company's Annual
                        Report on Form 10-K for the period ended March 31, 1996).

        10.40           Second Amendment to Joint Venture Agreement, dated as of
                        April 22, 1996, between First Holdings Company and Kansas
                        City Station Corporation. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                        period ended June 30, 1996)

        10.41           Development Agreement dated as of April 24, 1995, between
                        Kansas City Station Corporation and the Port Authority of
                        Kansas City. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.42           Lease Agreement, dated as of April 1, 1994 between
                        Station/First Joint Venture and Kansas City Station
                        Corporation. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

        10.43           First Amendment to Lease Agreement dated as of March 19,
                        1996 between Station/First Joint Venture and Kansas City
                        Station Corporation. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1996).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.44           Second Amendment to Lease Agreement, dated as of April 22,
                        1996, between Station/First Joint Venture and Kansas City
                        Station Corporation. (Incorporated herein by reference to
                        the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996)

        10.45           Form of Indemnification Agreement for Directors and
                        Executive Officers. (Incorporated herein by reference to Registration Statement No. 33-59302)

        10.46           Form of Indemnification Agreement between the Registrant and
                        Frank Fertitta, Jr. (Incorporated herein by reference to
                        Registration Statement No. 33-59302)

        10.47           Participation Agreement dated as of September 25, 1996 among the Registrant, as Lessee, and First Security Trust Company
                        of Nevada, as Lessor and Trustee, and the other Persons that are parties to such agreement. (Incorporated herein by
                        reference to the Company's Form 8-K dated October 29, 1996)

        10.48           Lease Agreement dated as of September 25, 1996 between First
                        Security Trust Company of Nevada as Trustee and Lessor and
                        the Registrant, as Lessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

        10.49 Sublease Agreement dated as of September 25, 1996 between the Registrant, as Sublessor and Sunset Station as Sublessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

        10.50           Sunset Station 1996 Trust Agreement dated as of September
                        25, 1996 between the Registrant, as Grantor, and First
                        Security Trust Company of Nevada, as Trustee. (Incorporated
                        herein by reference to the Company's Form 8-K dated October
                        29, 1996)

        10.51           Master Certificate Purchase Agreement dated October 22, 1999 among Sunset Station Leasing Company, LLC as Purchaser,
                        First Security Trust Company of Nevada as Trustee, each of the parties to the Participation Agreement, as Sellers,
                        Sunset Station, Inc., as Sublessee and the Registrant as
                        Lessee. (Incorporated herein by reference to the Company's
                        Quarterly Report on Form 10-Q for the period ended September
                        30, 1999)

        10.52           Consulting Agreement between Lorenzo Fertitta and the
                        Registrant dated February 1, 1999. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for
                        the Transition Period from April 1, 1998 to December 31,
                        1998)

        10.53           Operating Agreement dated March 10, 2000, among Green Valley
                        Ranch Gaming, LLC, GCR Gaming, LLC and GV Ranch Station,
                        Inc., a wholly owned subsidiary of the Registrant.
                        (Incorporated herein by reference to the Company's Annual
                        Report on Form 10-K for the period ended December 31, 1999)

        12.1*           Calculation of Ratio of Earnings to Fixed Charges

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
                        Exhibit 5.1)

        24.1*           Power of Attorney

        25.1* Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of First Union National
                        Bank, as Trustee

        99.1*           Form of Letter of Transmittal

        99.2*           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9

        99.3*           Form of Notice of Guaranteed Delivery


------------------------


*   Previously filed.